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This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to
Rule 424(b)(4)
Registration No. 333-136365

         SUBJECT TO COMPLETION, DATED JANUARY 23, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 16, 2007)

4,600,000 Shares

Common Stock

        The selling stockholder is offering all of the shares of common stock offered by this prospectus supplement. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

        Our common stock is quoted on the New York Stock Exchange under the symbol "DHT." The last reported sale price of our common stock on January 22, 2007 was $16.08 per share.

        Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 10 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The underwriter is offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about January     , 2007.

The date of this prospectus supplement is            , 2007

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities the selling stockholder may offer from time to time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of our common stock in this prospectus supplement differs from the description of our common stock in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

THE OFFERING

Issuer	Double Hull Tankers, Inc., a Marshall Islands company.
Common stock offered by the selling stockholder in this offering	4,600,000 shares
Common stock outstanding and to be outstanding after this offering	30,009,250 shares
Use of proceeds
The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock in this offering. We are registering the shares of our common stock offered hereby pursuant to a registration rights agreement with the selling stockholder.
NYSE Symbol	"DHT"
Risk Factors	See "Risk Factors" beginning on page 10 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

THE COMPANY

        Unless we specify otherwise, all references and data in this prospectus supplement to our "business," our "vessels" and our "fleet" refer to our fleet of seven vessels that we acquired simultaneously with the closing of our initial public offering, or "IPO," on October 18, 2005. Unless we specify otherwise, all references in this prospectus supplement to "we," "our," "us" and "our company" refer to Double Hull Tankers, Inc. and its subsidiaries. The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus supplement to "$" and "dollars" refer to U.S. dollars. See the "Glossary of Shipping Terms" included in the accompanying prospectus for definitions of certain terms that are commonly used in the tanker shipping industry.

Our Company

        We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or VLCCs, which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or dwt, and four Aframax tankers, which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,342,372 dwt and a weighted average age of 6.6 years as of September 30, 2006, compared with a weighted average age of 9.5 years for the world tanker fleet.

        We acquired the seven vessels in our fleet from subsidiaries of Overseas Shipholding Group, Inc., a Delaware corporation, or "OSG," on October 18, 2005 in exchange for cash and shares of our common stock, and we have chartered these vessels back to subsidiaries of OSG. OSG, one of the world's largest bulk-shipping companies, owns and operates a modern fleet of 91 vessels (including the seven vessels that comprise our fleet) that have a combined carrying capacity of 11.6 million dwt as of September 30, 2006. OSG's fleet consists of both internationally flagged and U.S. flagged vessels that transport crude oil, petroleum products and dry bulk commodities. OSG beneficially owned approximately 44.5% of our outstanding common stock as of January 22, 2007.

        Our strategy is to charter our vessels primarily pursuant to multi-year time charters to take advantage of the stable cash flow associated with long-term time charters. In addition, our time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool, and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

        Effective October 18, 2005, we time chartered our tankers to subsidiaries of OSG for terms of five to six and one-half years. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel, which we call the Broker Panel, will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

Recent Developments

        Based on information we have received from OSG regarding our vessels' earnings for the quarter ended December 31, 2006, our total revenue for the period was $21.9 million, consisting of

$17.9 million of base charter hire revenue and $4.0 million in additional hire under our profit sharing agreement with OSG.

Our Fleet

        We purchased three VLCCs and four Aframaxes from subsidiaries of OSG in connection with the IPO. Our VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool. Although our Aframaxes are also designed for global trading, they typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea.

        The following table presents certain information concerning the vessels in our fleet and their associated charters, each of which commenced on October 18, 2005:

Vessel	Type	Dwt	Year Built	Term of Initial Charter	Year 2 Basic Charter Rate(1)	Maximum Aggregate Charter Renewal Term
				(years)	($/day)	(years)
Overseas Ann	VLCC	309,327	2001	6 1/2	$37,400	8
Overseas Chris	VLCC	309,285	2001	6	$37,400	8
Regal Unity	VLCC	309,966	1997	5 1/2	$37,400	6
Overseas Cathy	Aframax	112,028	2004	6 1/4	$24,700	8
Overseas Sophie	Aframax	112,045	2003	5 1/4	$24,700	8
Rebecca	Aframax	94,873	1994	5	$18,700	5
Ania	Aframax	94,848	1994	5	$18,700	5

(1)
Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year. See "Business—Charter Arrangements" for a table detailing the basic hire rates by vessel class for the initial charter periods.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

  •
  A modern, high quality fleet.    As of September 30, 2006, our three VLCC and four Aframax vessels had a weighted average age of 6.6 years, compared with a weighted average age for the world tanker fleet of 9.5 years. All of our tankers are of double hull construction and were designed and built to OSG's specifications and, prior to the IPO, were only operated by OSG. We believe they are among the most efficient and safest tankers in the world. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our ships.

  •
  Participation in OSG's pooling arrangements.    We believe that we benefit from OSG's membership in the Tankers International Pool for VLCCs and the Aframax International Pool for Aframaxes, and we expect OSG's subsidiaries to continue to operate our vessels in these pools. We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

  •
  An experienced management team.    Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry. Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

        Our strategy is designed to generate stable cash flow through long-term fixed rate charters that provide us with the potential to earn additional revenue. The key elements of our strategy are:

  •
  Charter our fleet primarily under multi-year, fixed-rate time charters that provide for profit sharing.    We have time chartered all of our vessels to subsidiaries of OSG, one of the world's largest bulk-shipping companies, for periods of five to six and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. We believe that our long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates.

  •
  Substantially fix our operating costs under our ship management agreements.    Our tankers are managed by Tanker Management Ltd., a wholly owned indirect subsidiary of OSG that we refer to as Tanker Management, or our technical manager, pursuant to ship management agreements that became effective at the completion of our IPO. Under these agreements, which are coterminous with the charter for the applicable vessel, Tanker Management has assumed all responsibilities for the technical management of our vessels and for most of the operating costs (excluding insurance premiums and vessel taxes) in exchange for a fee that is fixed through October 2007. We believe these arrangements provide us with added certainty regarding the operating costs of our vessels.

  •
  Strategically expand our fleet.    We intend to grow our fleet through timely and selective acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share over time. Although our fleet initially consists of our three VLCCs and four Aframax tankers, we intend to consider potential acquisitions of tankers in smaller size classes as well. To facilitate our future acquisitions, we have entered into a credit facility that, subject to the satisfaction of conditions to drawdown, permits us to borrow on a committed basis up to $150 million to finance the purchase price of additional vessels that we may acquire in the future.

Our Time Charters

        We have time chartered our three VLCCs and our four Aframaxes to subsidiaries of OSG for periods of five to six and one-half years. The daily base time charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance and increases annually by amounts set forth in each charter. For a table detailing the basic hire rates for each vessel class during the initial period of each charter, see "Business—Charter Arrangements."

        In addition to the basic hire, the charterers and OSG International, Inc., or OIN, the charterers' parent, have agreed to pay us an additional payment, quarterly in arrears, which we refer to as additional hire. The additional hire payable, if any, in respect of a given quarter will be equal to 40% of the average revenue that our vessels earn or are deemed to earn for the charterers during that quarter (averaged on a rolling four quarter basis) in excess of the basic hire paid by the charterers to us during that quarter. Revenue is calculated on an aggregate fleetwide basis and depends on whether our vessels are operated in a pool:

  •
  if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager;

  •
  if a vessel is operated outside of a pool:

  •
  for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

  •
  for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers' panel for a series of routes commonly served by vessels of the same class.

        A pool constitutes a collection of similar vessels under various ownerships that are placed under one administrator, which we refer to as the pool manager. The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

        The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and seven other tanker companies participate. The Tankers International Pool consists of 46 VLCCs and V Pluses as of September 30, 2006, making it one of the world's largest VLCC fleets. The four Aframax tankers in our fleet currently participate in the Aframax International Pool, the world's second largest Aframax fleet, which, as of September 30, 2006, operates 36 Aframaxes and has six members, including OSG (which is one of the pool managers).

Technical Management of Our Fleet

        To provide us with added certainty with respect to the costs of operating our vessels, we have entered into ship management agreements with Tanker Management. Under the agreements, Tanker Management is responsible for the technical management and for most of the operating costs of the vessels, including crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles (subject to the limits set forth in the ship management agreements) and other vessel operating expenses, excluding insurance premiums. In exchange for these services, we pay Tanker Management a fixed daily fee, which we refer to as the technical management fee, for each vessel under management. The technical management fee for each vessel is payable monthly in advance based on the actual number of days in the month. The fee is fixed for the first two years of the agreement and will increase by 2.5% per year thereafter. The ship management agreements are cancelable by us for any reason at any time upon 90 days advance notice, but each charterer has the right to approve the replacement manager that we select. Tanker Management is not be able to cancel the agreement prior to the second anniversary except for cause. Following the second anniversary, termination by Tanker Management requires at least 90 days advance notice.

Dividend Policy

        We intend to pay quarterly dividends to the holders of our common stock in March, June, September and December of each year, in amounts substantially equal to the available cash from our operations during the previous quarter less cash expenses and any reserves established by our board of directors.

        Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons. Although we do not currently have any commitment in place to purchase any specific vessels, we intend to grow our fleet by acquiring additional vessels in the future in a manner that is expected to be accretive to earnings and dividends per share over time. We expect to fund all or a portion of future vessel acquisitions with borrowings under the $150 million vessel acquisition tranche of our credit facility. Upon acquiring an additional vessel or vessels, our board of directors may limit our dividends per share to the amount that we would have been able to pay if all or a portion of our acquisition related debt had been financed with equity as described in the section of the accompanying prospectus entitled "Dividend Policy."

        Based on the assumptions and the other matters set forth below and subject to the matters set forth under "Risk Factors," we estimate that the total amount of cash available for distribution with respect to the fourth quarter of 2006 and for full year 2007 will be $0.30 per share and $1.23 per share, respectively.

        The foregoing dividend estimates do not give effect to the payment of any additional hire that we may receive under the profit sharing arrangements that are included in our charter arrangements and are based on the following assumptions:

  •
  the basic hire is paid on our vessels and our vessels are on hire for 360 days per twelve month period;

  •
  we have no cash expenses or liabilities other than the technical management fee payable under our ship management agreements, insurance premiums, vessel taxes, our current directors' fees, the current salary and benefits of our executive officers, our other anticipated general and administrative expenses, interest payable on the $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, and payments of commitment fees and other financing costs under our credit facility;

  •
  we do not purchase any additional vessels;

  •
  we do not pay any income taxes or have to fund any required capital expenditures with respect to our vessels;

  •
  no cash reserves are established by our board of directors;

  •
  we are in compliance with the terms of our credit facility, which prohibits us from paying dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant; and

  •
  30,009,250 shares of our common stock are outstanding at the time we make a dividend payment and no additional stock offerings or other capital raising transactions are made by us.

        The timing and amount of dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and the provisions of Marshall Islands law affecting the payment of dividends and other factors. Other than (i) the technical management fees payable under our ship management agreements, which after two years are cancelable by Tanker Management upon 90 days notice, (ii) interest that is payable on the $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, (iii) commitment fees under our credit facility (for so long as we do not make any further borrowings under the vessel acquisition facility or the working capital facility), (iv) salary paid to our executive officers, which is fixed during the terms of their employment agreements, and (v) our directors' fees, none of our fees or expenses are fixed.

        We cannot assure you that our future dividends will in fact be equal to the amounts set forth above or elsewhere in the accompanying prospectus. The amount of future dividends set forth above represents only an estimate of future dividends based on our charters, ship management agreements, employment agreements, current directors' fees and an estimate of our other expenses and assumes that we do not make any vessel acquisitions. The amount of future dividends, if any, could be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, our ability to comply with the terms of our credit facility, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control. As a result, the amount of dividends actually paid, if any, may vary from the amounts currently estimated and such variations may be material. See the section of the accompanying prospectus captioned "Risk Factors" for a discussion of the risks associated with our ability to pay dividends.

        We believe that under current law, our dividend payments from earnings and profits constitute "qualified dividend income" and are generally subject to a 15% United States federal income tax rate with respect to United States non-corporate stockholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the sections of the accompanying prospectus entitled "Risk Factors—Risk Relating to our Company—Certain adverse U.S. federal income tax consequences could arise for U.S. holders" and "Tax Considerations" for additional information regarding possible adverse tax treatment of dividend payments and the section entitled "Dividend Policy" for additional information regarding dividend payments generally.

Our Credit Facility

        On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland that has a term of ten years, with no principal amortization for the first five years. The credit facility consists of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. The credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over our bank accounts. We are the borrower under the credit facility, and each of our vessel owning subsidiaries have guaranteed our obligations under the credit facility.

        We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven vessels that we acquired from OSG. Subject to the satisfaction of a number of conditions, we are permitted to borrow up to the full amount of the vessel acquisition facility and up to the full amount of the working capital facility for a period of five years from the closing of the credit facility. Commencing on the fifth anniversary of the closing of the credit facility, the term loan will become repayable in quarterly installments over a five year period and the committed amounts of the vessel acquisition facility and the working capital facility will be reduced quarterly over a five year period (with any excess borrowings becoming repayable at the time of reduction).

        Borrowings under the term loan and the working capital facility will bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition facility will bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005 pursuant to which we fixed the interest rate for five years on the full amount of our term loan at 5.60%. We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility (which we funded with a portion of the net proceeds from the IPO) and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

        Please see the section of the accompanying prospectus entitled "Our Credit Facility" for additional information regarding our credit facility.

UNDERWRITING

        The selling stockholder is offering the shares of our common stock described in this prospectus supplement through            , the underwriter. We and the selling stockholder have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 4,600,000 shares of common stock from the selling stockholder.

        The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

        The underwriter will purchase the shares of our common stock from the selling stockholder at a price of $                      per share, resulting in aggregate proceeds to us of $                      , before expenses.

        The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The difference between the price at which the underwriter purchases shares from us and the price at which the underwriter resells such shares, which may include a commission equivalent of up to $                      per share, may be deemed underwriting compensation.

        We, the selling stockholder and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, offer, sell, contract to sell or otherwise dispose of or hedge shares of our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. However, if:

  •
  during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, (x) we issue an earnings release, (y) we publicly announce material news or (z) a material event relating to us occurs; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

the 90-day period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which (x) we issue the earnings release, (y) we publicly announce the material news or (z) the material event relating to us occurs. At any time and without public notice, the underwriter may in its sole discretion, release all or some of the securities from these lock-up agreements.

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT."

        In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our common stock in excess of the number of shares to be purchased by underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the underwriter repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

        Under our registration rights agreement with the selling stockholder, the selling stockholder has agreed to pay all of our expenses incident to the offering and sale of the shares covered by this prospectus supplement.

        A prospectus in electronic format may be made available on the website maintained by the underwriter. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

        Other than the prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

        We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we or the selling stockholder are unable to provide this indemnification, we and the selling stockholder will contribute to payments the underwriters may be required to make in respect of those liabilities.

        From time to time, the underwriter and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive fees and commissions.

LEGAL MATTERS

        The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson PC. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

PROSPECTUS

4,600,000 Shares

Common Stock

        This prospectus relates to an aggregate of 4,600,000 shares of common stock of Double Hull Tankers, Inc. that the selling stockholder named in this prospectus may offer for sale from time to time. These shares were purchased by the selling stockholder on October 18, 2005 from us in a transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended.

        We will not receive any of the proceeds from the sale of any shares of our common stock by the selling stockholder, and we will not incur expenses in connection with the offering. The selling stockholder from time to time may offer and sell the shares held by it directly or through agents, underwriters or broker-dealers on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market, or in negotiated transactions. See "Plan of Distribution." To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT." The last reported sale price on January 12, 2007 was $15.48 per share.

        Investing in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2007.

DOUBLE HULL
TANKERS

The *Overseas Ann,* one of our VLCCs

The *Regal Unity,* one of our VLCCs

The *Overseas Sophie,* one of our Aframaxes

The *Rebecca,* one of our Aframaxes

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Before investing in our common stock you should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes for a more complete understanding of our business and this offering. Unless we specify otherwise, all references and data in this prospectus to our "business," our "vessels" and our "fleet" refer to our fleet of seven vessels that we acquired simultaneously with the closing of our initial public offering, or "IPO," on October 18, 2005. Unless we specify otherwise, all references in this prospectus to "we," "our," "us" and "our company" refer to Double Hull Tankers, Inc. and its subsidiaries. The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars. All references in this prospectus to "$" and "dollars" refer to U.S. dollars. See the "Glossary of Shipping Terms" included in this prospectus for definitions of certain terms used in this prospectus that are commonly used in the tanker shipping industry.

Our Company

        We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or VLCCs, which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or dwt, and four Aframax tankers, which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,342,372 dwt and a weighted average age of 6.6 years as of September 30, 2006, compared with a weighted average age of 9.5 years for the world tanker fleet.

        We acquired the seven vessels in our fleet from subsidiaries of Overseas Shipholding Group, Inc., a Delaware corporation, or "OSG," on October 18, 2005 in exchange for cash and shares of our common stock, and we have chartered these vessels back to subsidiaries of OSG. OSG, one of the world's largest bulk-shipping companies, owns and operates a modern fleet of 91 vessels (including the seven vessels that comprise our fleet) that have a combined carrying capacity of 11.6 million dwt as of September 30, 2006. OSG's fleet consists of both internationally flagged and U.S. flagged vessels that transport crude oil, petroleum products and dry bulk commodities. OSG beneficially owned approximately 44.5% of our outstanding common stock as of January 16, 2007.

        Our strategy is to charter our vessels primarily pursuant to multi-year time charters to take advantage of the stable cash flow associated with long-term time charters. In addition, our time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool, and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

        Effective October 18, 2005, we time chartered our tankers to subsidiaries of OSG for terms of five to six and one-half years. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel, which we call the Broker Panel, will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

Our Fleet

        We purchased three VLCCs and four Aframaxes from subsidiaries of OSG in connection with the IPO. Our VLCCs, due to their large size, principally operate on long-haul routes from the Middle East or West Africa to the Far East, Northern Europe, the Caribbean and the U.S. Gulf, trading through the Tankers International Pool. Although our Aframaxes are also designed for global trading, they typically trade through the Aframax International Pool in the Atlantic Basin on shorter-haul routes between Northern Europe, the Caribbean, the United States and the Mediterranean Sea.

        The following table presents certain information concerning the vessels in our fleet and their associated charters, each of which commenced on October 18, 2005:

Vessel	Type	Dwt	Year Built	Term of Initial Charter	Year 2 Basic Charter Rate(1)	Maximum Aggregate Charter Renewal Term
				(years)	($/day)	(years)
Overseas Ann	VLCC	309,327	2001	6 1/2	$37,400	8
Overseas Chris	VLCC	309,285	2001	6	$37,400	8
Regal Unity	VLCC	309,966	1997	5 1/2	$37,400	6
Overseas Cathy	Aframax	112,028	2004	6 1/4	$24,700	8
Overseas Sophie	Aframax	112,045	2003	5 3/4	$24,700	8
Rebecca	Aframax	94,873	1994	5	$18,700	5
Ania	Aframax	94,848	1994	5	$18,700	5

(1)
Amounts represent basic hire charter rates, which increase annually by amounts that vary by vessel class and year. See "Business—Charter Arrangements" for a table detailing the basic hire rates by vessel class for the initial charter periods.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

  •
  A modern, high quality fleet.    As of September 30, 2006, our three VLCC and four Aframax vessels had a weighted average age of 6.6 years, compared with a weighted average age for the world tanker fleet of 9.5 years. All of our tankers are of double hull construction and were designed and built to OSG's specifications and, prior to the IPO, were only operated by OSG. We believe they are among the most efficient and safest tankers in the world. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our ships.

  •
  Participation in OSG's pooling arrangements.    We believe that we benefit from OSG's membership in the Tankers International Pool for VLCCs and the Aframax International Pool for Aframaxes, and we expect OSG's subsidiaries to continue to operate our vessels in these pools. We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

  •
  An experienced management team.    Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry. Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

        Our strategy is designed to generate stable cash flow through long-term fixed rate charters that provide us with the potential to earn additional revenue. The key elements of our strategy are:

  •
  Charter our fleet primarily under multi-year, fixed-rate time charters that provide for profit sharing. We have time chartered all of our vessels to subsidiaries of OSG, one of the world's largest bulk-shipping companies, for periods of five to six and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. We believe that our long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates.

  •
  Substantially fix our operating costs under our ship management agreements. Our tankers are managed by Tanker Management Ltd., a wholly owned indirect subsidiary of OSG that we refer to as Tanker Management, or our technical manager, pursuant to ship management agreements that became effective at the completion of our IPO. Under these agreements, which are coterminous with the charter for the applicable vessel, Tanker Management has assumed all responsibilities for the technical management of our vessels and for most of the operating costs (excluding insurance premiums and vessel taxes) in exchange for a fee that is fixed through October 2007. We believe these arrangements provide us with added certainty regarding the operating costs of our vessels.

  •
  Strategically expand our fleet. We intend to grow our fleet through timely and selective acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share over time. Although our fleet initially consists of our three VLCCs and four Aframax tankers, we intend to consider potential acquisitions of tankers in smaller size classes as well. To facilitate our future acquisitions, we have entered into a credit facility that, subject to the satisfaction of conditions to drawdown, permits us to borrow on a committed basis up to $150 million to finance the purchase price of additional vessels that we may acquire in the future.

Our Time Charters

        We have time chartered our three VLCCs and our four Aframaxes to subsidiaries of OSG for periods of five to six and one-half years. The daily base time charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance and increases annually by amounts set forth in each charter. For a table detailing the basic hire rates for each vessel class during the initial period of each charter, see "Business—Charter Arrangements."

        In addition to the basic hire, the charterers and OSG International, Inc., or OIN, the charterers' parent, have agreed to pay us an additional payment, quarterly in arrears, which we refer to as additional hire. The additional hire payable, if any, in respect of a given quarter will be equal to 40% of the average revenue that our vessels earn or are deemed to earn for the charterers during that quarter (averaged on a rolling four quarter basis) in excess of the basic hire paid by the charterers to us during that quarter. Revenue is calculated on an aggregate fleetwide basis and depends on whether our vessels are operated in a pool:

  •
  if a vessel is operated in a pool, revenue earned by that vessel equals the share of actual pool net earnings allocated to the charterer, as determined by a formula administered by the pool manager;

  •
  if a vessel is operated outside of a pool:

  •
  for periods that the charterer subcontracts the vessel under a time charter, revenue earned by that vessel equals the time charter hire earned by the charterer, net of specified fees incurred by the charterer; and

  •
  for periods that the charterer does not subcontract the vessel in the time charter market, revenue deemed earned by that vessel is based on average spot market rates, which are rates for the immediate chartering of a vessel (usually for a single voyage), determined by a shipbrokers' panel for a series of routes commonly served by vessels of the same class.

        A pool constitutes a collection of similar vessels under various ownerships that are placed under one administrator, which we refer to as the pool manager. The pool manager markets the vessels as a single, cohesive fleet and collects, or pools, their net earnings prior to distributing them to the individual owners under a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pools offer their participants more opportunities to enter into multi-legged charters and contracts of affreightment, which can reduce non-earning days through scheduling efficiencies.

        The three VLCCs in our fleet currently participate in the Tankers International Pool, in which OSG and seven other tanker companies participate. The Tankers International Pool consists of 46 VLCCs and V Pluses as of September 30, 2006, making it one of the world's largest VLCC fleets. The four Aframax tankers in our fleet currently participate in the Aframax International Pool, the world's second largest Aframax fleet, which, as of September 30, 2006, operates 36 Aframaxes and has six members, including OSG (which is one of the pool managers).

Technical Management of Our Fleet

        To provide us with added certainty with respect to the costs of operating our vessels, we have entered into ship management agreements with Tanker Management. Under the agreements, Tanker Management is responsible for the technical management and for most of the operating costs of the vessels, including crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles (subject to the limits set forth in the ship management agreements) and other vessel operating expenses, excluding insurance premiums. In exchange for these services, we pay Tanker Management a fixed daily fee, which we refer to as the technical management fee, for each vessel under management. The technical management fee for each vessel is payable monthly in advance based on the actual number of days in the month. The fee is fixed for the first two years of the agreement and will increase by 2.5% per year thereafter. The ship management agreements are cancelable by us for any reason at any time upon 90 days advance notice, but each charterer has the right to approve the replacement manager that we select. Tanker Management is not be able to cancel the agreement prior to the second anniversary except for cause. Following the second anniversary, termination by Tanker Management requires at least 90 days advance notice.

Dividend Policy

        We intend to pay quarterly dividends to the holders of our common stock in March, June, September and December of each year, in amounts substantially equal to the available cash from our operations during the previous quarter less cash expenses and any reserves established by our board of directors.

        Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons. Although we do not currently have any commitment in place to purchase any specific vessels, we intend to grow our fleet by acquiring additional vessels in the future in a manner that is expected to be accretive to earnings and dividends per share over time. We expect to fund all or a portion of future vessel acquisitions with borrowings under the $150 million vessel acquisition tranche of our credit facility. Upon acquiring an additional vessel or vessels, our board of directors may limit our dividends per share to the amount that we would have been able to pay if all or a portion of our acquisition related debt had been financed with equity as described in the section of this prospectus entitled "Dividend Policy."

        Based on the assumptions and the other matters set forth below and subject to the matters set forth under "Risk Factors," we estimate that the total amount of cash available for distribution with respect to the fourth quarter of 2006 and for full year 2007 will be $0.30 per share and $1.23 per share, respectively.

        The foregoing dividend estimates do not give effect to the payment of any additional hire that we may receive under the profit sharing arrangements that are included in our charter arrangements and are based on the following assumptions:

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  the basic hire is paid on our vessels and our vessels are on hire for 360 days per twelve month period;

  •
  we have no cash expenses or liabilities other than the technical management fee payable under our ship management agreements, insurance premiums, vessel taxes, our current directors' fees, the current salary and benefits of our executive officers, our other anticipated general and administrative expenses, interest payable on the $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, and payments of commitment fees and other financing costs under our credit facility;

  •
  we do not purchase any additional vessels;

  •
  we do not pay any income taxes or have to fund any required capital expenditures with respect to our vessels;

  •
  no cash reserves are established by our board of directors;

  •
  we are in compliance with the terms of our credit facility, which prohibits us from paying dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant; and

  •
  30,009,250 shares of our common stock are outstanding at the time we make a dividend payment and no additional stock offerings or other capital raising transactions are made by us.

        The timing and amount of dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and the provisions of Marshall Islands law affecting the payment of dividends and other factors. Other than (i) the technical management fees payable under our ship management agreements, which after two years are cancelable by Tanker Management upon 90 days notice, (ii) interest that is payable on the $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, (iii) commitment fees under our credit facility (for so long as we do not make any further borrowings under the vessel acquisition facility or the working capital facility), (iv) salary paid to our executive officers, which is fixed during the terms of their employment agreements, and (v) our directors' fees, none of our fees or expenses are fixed.

        We cannot assure you that our future dividends will in fact be equal to the amounts set forth above or elsewhere in this prospectus. The amount of future dividends set forth above represents only an estimate of future dividends based on our charters, ship management agreements, employment agreements, current directors' fees and an estimate of our other expenses and assumes that we do not make any vessel acquisitions. The amount of future dividends, if any, could be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, our ability to comply with the terms of our credit facility, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control. As a result, the amount of dividends actually paid, if any, may vary from the amounts currently estimated and such variations may be material. See the section of this prospectus captioned "Risk Factors" for a discussion of the risks associated with our ability to pay dividends.

        We believe that under current law, our dividend payments from earnings and profits constitute "qualified dividend income" and are generally subject to a 15% United States federal income tax rate with respect to United States non-corporate stockholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States stockholder's tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the sections of this prospectus entitled "Risk Factors—Risk Relating to our Company—Certain adverse U.S. federal income tax consequences could arise for U.S. holders" and "Tax Considerations" for additional information regarding possible adverse tax treatment of dividend payments and the section entitled "Dividend Policy" for additional information regarding dividend payments generally.

Our Credit Facility

        On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland that has a term of ten years, with no principal amortization for the first five years. The credit facility consists of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. The credit facility is secured by mortgages on all of our vessels, assignments of earnings and insurances and pledges over our bank accounts. We are the borrower under the credit facility, and each of our vessel owning subsidiaries have guaranteed our obligations under the credit facility.

        We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven vessels that we acquired from OSG. Subject to the satisfaction of a number of conditions, we are permitted to borrow up to the full amount of the vessel acquisition facility and up to the full amount of the working capital facility for a period of five years from the closing of the credit facility. Commencing on the fifth anniversary of the closing of the credit facility, the term loan will become repayable in quarterly installments over a five year period and the committed amounts of the vessel acquisition facility and the working capital facility will be reduced quarterly over a five year period (with any excess borrowings becoming repayable at the time of reduction).

        Borrowings under the term loan and the working capital facility will bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition facility will bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005 pursuant to which we fixed the interest rate for five years on the full amount of our term loan at 5.60%. We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility (which we funded with a portion of the net proceeds from the IPO) and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

        Please see the section of this prospectus entitled "Our Credit Facility" for additional information regarding our credit facility.

THE OFFERING

Issuer	Double Hull Tankers, Inc., a Marshall Islands company.
Common stock offered by the selling stockholder in this offering	4,600,000 shares
Common stock outstanding	30,009,250 shares
Use of Proceeds
The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock in this offering. We are registering the shares of our common stock offered hereby pursuant to a registration rights agreement with the selling stockholder.
NYSE Symbol	"DHT"
Risk Factors	See "Risk Factors" beginning on page 10 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY COMBINED FINANCIAL AND OTHER DATA

        We present below our summary consolidated and combined financial and other data as of and for each of the periods indicated. The following summary combined financial and other data summarize our historical financial and other information for Double Hull Tankers, Inc. ("DHT") for the period from October 18, 2005 through December 31, 2005 and for our predecessor ("predecessor") for periods prior to October 18, 2005. We have derived the summary statement of operations data set forth below for the years ended December 31, 2003, 2004 and 2005 and the summary balance sheet data as of December 31, 2004 and 2005 from DHT's consolidated audited financial statements and from our predecessor combined carve-out financial statements included in this prospectus. The summary balance sheet data set forth below as of December 31, 2003 have been derived from our predecessor combined carve-out financial data not included in this prospectus. The summary combined financial and other data for the nine months ended September 30, 2005 and September 30, 2006 and as of September 30, 2006 have been derived from the unaudited financial statements of DHT and our predecessor included elsewhere in this prospectus and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of such financial information. This information should be read in conjunction with other information presented in this prospectus, including "Selected Combined Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical predecessor combined carve-out financial statements and the notes thereto included elsewhere in this prospectus.

			Year ended December 31, 2005		Nine months ended September 30,
	Year ended December 31,
			Predecessor Jan. 1-Oct. 17	Successor Oct. 18-Dec. 31	Predecessor 2005	Successor 2006
	2003	2004
	(in thousands, except per share data, fleet data and average daily time charter equivalent rates)
Statement of operations data:
Shipping revenues(1)	$66,192	$136,205	$84,134	$20,173	$79,572	$64,860
Income from vessel operations	35,364	95,335	48,708	12,274	47,607	36,500
Net income	29,431	86,690	43,641	9,469	42,540	26,718
Net income per share — basic and diluted	—	—	—	0.32	—	0.89
Balance sheet data (at end of period):
Total assets	376,193	388,518	—	364,062	359,493	352,470
Stockholders' equity	37,604	124,798	—	117,234	282,958	106,822
Cash flow data:
Net cash provided by operating activities(1)	41,272	84,248	83,039	15,893	71,277	40,555
Fleet data:
Number of tankers owned (at end of period)	6	7	7	7	7	7
Revenue days(2)	1,887	2,451	1,987	520	1,879	1,848
Average daily time charter equivalent rate(3):
VLCCs	41,786	77,422	53,392	50,300	54,044	47,200
Aframaxes	25,463	38,831	33,296	30,200	33,097	26,204

(1)
Amounts applicable to periods prior to 2006 have been reclassified to conform to the current presentation.

(2)
Revenue days consist of the aggregate number of calendar days in a period in which our vessels are owned by us less days on which a vessel is off hire. Off hire days are days a vessel is unable to perform the services for which it is required under a time charter. Off hire days include days spent undergoing repairs and drydockings, whether or not scheduled.

(3)
Average daily time charter equivalent rates, or TCE rates, are a standard industry measure of daily revenue performance. We calculate TCE rates by dividing our time charter equivalent revenues in a period by the number of revenue days in the period. Time charter equivalent revenues represent shipping revenues less voyage expenses. Voyage expenses consist of cost of bunkers (fuel), port and canal charges and brokerage commissions.

        We were incorporated in the Marshall Islands in April 2005. Our principal executive offices are located at 26 New Street, St. Helier, Jersey JE23RA, the Channel Islands. Our telephone number is +44 (0) 1534 639759.

Enforceability of Civil Liabilities

        Double Hull Tankers, Inc. is a Marshall Islands company and our principal executive offices are located outside the United States in Jersey, the Channel Islands. A majority of our directors and officers and certain of the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and certain of our experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Industry and Market Data

        Maritime Strategies International Ltd., or MSI, an independent consulting company, has provided us with statistical data regarding the tanker industry that we use in the discussion of the tanker industry contained in the section of this prospectus entitled "The International Tanker Industry." MSI has advised us that the statistical information contained herein is drawn from its database and a number of industry sources. MSI's methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all of the actual transactions occurring in the market. MSI's data compilation is subject to limited audit and validation procedures by MSI, and neither we nor any of our affiliates have independently verified this data. We believe that the information and data supplied by MSI is accurate in all material respects and we have relied upon such information for purposes of this prospectus. In addition, MSI has confirmed to us, and we believe that this information is a general, accurate description of the international tanker industry.

RISK FACTORS

        You should carefully consider the following information about risks, together with the other information contained in this prospectus before making an investment in our common stock. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares. If any of the circumstances or events described below actually arise or occur, our business, results of operations, financial condition and cash available for dividends could be materially adversely affected. In any such case, the market price of our common stock could decline, and you could lose all or part of your investment. The risks described below are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

Risks Relating to Our Company

We cannot assure you that we will pay any dividends.

        We intend to pay dividends on a quarterly basis in amounts determined by our board of directors. We expect our dividends will be substantially equal to the available cash from our operations during the previous quarter, less cash expenses and any reserves established by our board of directors. We expect that most of such expenses will initially be fixed and will consist primarily of technical management fees payable under our ship management agreements, directors' fees, salaries and benefits of our executive officers, payments of insurance premiums, vessel taxes, payments of interest on $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, payments of commitment fees and other financing costs under our credit facility, and other general and administrative expenses. For more information on our credit facility, please see "Our Credit Facility." There can be no assurance that we will not have other cash expenses or liabilities, including extraordinary expenses, which could include the costs of claims and related litigation expenses. There can be no assurance that the amounts currently anticipated for any of the items set forth above will not increase, that we will not have to fund any required capital expenditures for our vessels or that we will not be subject to other circumstances that reduce or eliminate the amount of cash that we have available for the payment of dividends. In addition, we may acquire additional vessels, which may not benefit from the same chartering and management arrangements that we have for our initial fleet of seven vessels. Although our board does not currently anticipate establishing any reserves, there can be no assurance that our board of directors will determine not to establish reserves or otherwise change our dividend policy.

        The amounts of future dividends set forth under "Prospectus Summary" and "Dividend Policy" represent only estimates of future dividends based on our charter contracts, ship management agreements, estimates of our other expenses and the other matters and assumptions set forth therein and assume that none of our expenses will increase during the periods presented in the table. The timing and amount of future dividends, if any, could be affected by various factors, including our earnings, financial condition and anticipated cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, including insurance premiums, a change in our dividend policy, increased borrowings, future issuances of securities or the other risks described in this section of the prospectus, many of which will be beyond our control. In addition, the declaration of dividends is subject at all times to the discretion of our board of directors. As a result, the amount of dividends actually paid may vary from the amounts currently estimated and such variations may be material. Also, these factors could result in a high degree of variability from period to period in the amount of cash that we have available for the payment of dividends.

Our ability to pay dividends is limited by our credit facility.

        We have entered into a $401 million secured credit facility with The Royal Bank of Scotland that consists of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. Our credit facility provides that we may not pay dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant. Please see the section of this prospectus entitled "Our Credit Facility". Our ability to declare and pay dividends will therefore depend on whether we are in compliance with our credit facility, the market value of our vessels and the value of our swap agreement. Because we are not required, and do not expect to make, any principal payments during the first five years of the credit facility, the difference between the market value of our vessels and the outstanding borrowings under our credit facility may decrease over time, as vessels generally decrease in value as they age. Therefore, our ability to comply with our financial ratio covenants and to make dividend payments under our credit facility may decrease as the facility approaches its fifth anniversary. In addition, following the fifth anniversary of the credit facility, we will be required to make principal repayments of approximately $6 million per quarter on the term loan until its final maturity in 2015, when a final payment of approximately $121 million will be due. We will also be required to begin making principal repayments of our indebtedness, if any, that may then be outstanding under the vessel acquisition facility and the working capital facility. Therefore, unless we are able to refinance borrowings under our credit facility with new indebtedness that has a later maturity date, following the fifth anniversary of the credit facility, the amount of cash that we will have available to pay as dividends in any period will be decreased by the amount of any principal repayments that we are required to make.

We cannot assure you that we will be able to borrow additional amounts under our credit facility, and restrictive covenants in our credit facility may impose financial and other restrictions on us.

        Our credit facility with The Royal Bank of Scotland includes a $150 million vessel acquisition facility and a $15 million working capital facility. We may borrow amounts under the acquisition facility from time to time in connection with future vessel acquisitions and, if necessary, borrow amounts under the working capital facility to fund our liquidity needs. Our ability to borrow amounts under these facilities will be subject to the execution of customary documentation, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Our ability to borrow amounts under the vessel acquisition facility will also be subject to, among other things, all of our borrowings under the credit facility not exceeding 65% of the charter-free market value of the vessels that secure our obligations under the credit facility, calculated as though we had completed the subject transaction. Our ability to borrow under the vessel acquisition facility, in each case, will be subject to the vessel's age, size and hull type meeting certain criteria and our lender's approval of the vessel acquisition. Our lender's approval of the vessel acquisition will be based on the lender's satisfaction of the vessel's ability to generate earnings that are sufficient to fund related principal payments as they become due and our ability to raise additional capital through equity issuances in amounts acceptable to our lender. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount of the vessel acquisition facility without obtaining a waiver or consent from the lender.

        The credit facility imposes additional operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  pay dividends if the charter-free market value of our vessels that secure our obligations under the credit facility is less than 135% of our borrowings under the credit facility plus the notional or actual cost of terminating any interest rates swaps to which we are a party, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant;

  •
  incur additional indebtedness, including through the issuance of guarantees;

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  change the management of our vessels without the prior consent of the lender;

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  permit liens on our assets;

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  sell our vessels;

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  merge or consolidate with, or transfer all or substantially all our assets to, another person;

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  enter into certain types of charters; and

  •
  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We cannot assure you that we will be able to refinance any indebtedness incurred under our credit facility.

        We cannot assure you that we will be able to refinance our indebtedness on terms that are acceptable to us or at all. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain new debt financing. In addition, our charters include provisions that will generally require us to use our best efforts to (i) negotiate security provisions with future lenders that would allow the charterers to continue their use of our vessels so long as they comply with their charters, regardless of any default by us under the loan agreement or the charters and (ii) arrange for future lenders to allow the charterers to purchase their loans and any related security at par if we default on our obligations under our charters or their loans. These provisions may make it more difficult for us to obtain acceptable financing in the future, increase the costs of any such financing to us or increase the time that it takes to refinance our indebtedness. If we are not able to refinance our indebtedness, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of our indebtedness. We cannot assure you that we will be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy our debt service obligations with our cash flow from operations, we may have to sell our assets. If we are unable to meet our debt obligations for any reason, our lenders could declare their debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

We are highly dependent on the charterers and OSG.

        All of our vessels are chartered to wholly owned subsidiaries of OSG, which we refer to collectively as the charterers. The charterers' payments to us under the charters are our sole source of revenue. OSG has guaranteed the payment of charter hire by the charterers. We are highly dependent on the performance by the charterers of their obligation under the charters. Any failure by the charterers or OSG, as the guarantor of charter hire payments, to perform their obligations would materially and adversely affect our business, financial position and cash available for the payment of dividends. Our stockholders do not have any direct recourse against the charterers or OSG.

We may have difficulty managing our planned growth.

        We intend to grow our fleet by acquiring additional vessels in the future. Our future growth will primarily depend on:

  •
  locating and acquiring suitable vessels;

  •
  identifying and consummating acquisitions or joint ventures;

  •
  adequately employing any acquired vessels;

  •
  managing our expansion; and

  •
  obtaining required financing on acceptable terms so that the acquisition is accretive to earnings and dividends per share.

        Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans, that we will be able to employ acquired vessels under charters or ship management agreements with similar or better terms than those we have obtained from OSG and its subsidiaries or that we will not incur significant expenses and losses in connection with our future growth.

Our dividend policy is subject to change at the discretion of our board of directors.

        We currently intend to distribute all of our available cash from our operations, less cash expenses, to our stockholders in the form of dividends. However, our dividend policy is subject to change at any time at the discretion of our board and our board may elect to change our dividend policy by establishing a reserve for, among other things, the repayment of our credit facility or to help fund the acquisition of a vessel. It is likely that our board would establish a reserve to repay indebtedness if, as the maturity of our credit facility approaches in 2015, it becomes clear that refinancing terms, or the terms of a vessel sale, are unacceptable or inadequate. If our board were to establish such a reserve, the amount of cash available for dividend payments would decrease by the amount of the reserve. In addition, our ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus, while a company is insolvent or if a company would be rendered insolvent by the payment of such a dividend. In addition, any dividend may be discontinued at the discretion of our board.

Agreements between us and OSG and its affiliates may be less favorable than agreements that we could obtain from unaffiliated third parties.

        The memoranda of agreement, the charters, the ship management agreements and the other contractual agreements we have with OSG and its affiliates were made in the context of an affiliated relationship and were negotiated in the overall context of the public offering of our shares, the purchase of our vessels and other related transactions. Because we were a wholly owned subsidiary of OSG prior to the completion of the IPO, the negotiation of the memoranda of agreement, the charters, the ship management agreements and our other contractual arrangements may have resulted in prices and other terms that are less favorable to us than terms we might have obtained in arm's length negotiations with unaffiliated third parties for similar services.

Our charters begin to expire in 2010 unless extended at the option of the charterers, and we may not be able to re-charter our vessels profitably.

        Four of our charters expire approximately six years after the date of delivery of the chartered vessel to us and three expire approximately five years following such date, unless in each case extended at the option of the applicable charterer for additional one-, two- or three-year periods. The charterers have the sole discretion to exercise those options. We cannot predict whether the charterers will exercise any of their extension options under one or more of the charters. The charterers will not owe any fiduciary or other duty to us or our stockholders in deciding whether to exercise the extension options, and the charterers' decisions may be contrary to our interests or those of our stockholders.

        We cannot predict at this time any of the factors that the charterers will consider in deciding whether to exercise any of their extension options under the charters. It is likely, however, that the charterers would consider a variety of factors, which may include the age and specifications of the chartered vessel, whether the vessel is surplus or suitable to the charterer's requirements and whether more competitive charter hire rates are available to the charterers in the open market at that time.

        If the charterers decide not to extend our current charters, we may not be able to re-charter our vessels with terms similar to the terms of our charters. We may also employ the vessels on the spot charter market, which is subject to greater rate volatility than the long-term time charter market in which we operate. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, the amounts that we have available, if any, to pay distributions to our stockholders may be significantly reduced or eliminated.

        If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the charter. The shipbrokers panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer. If a charterer were to renew a charter, the renewal charter rate could be lower than the charter rate in existence prior to the renewal. Furthermore, if our charters were to be renewed, we would not be able to take full advantage of more favorable spot market rates, should they exist at the time of renewal. As a result, the amounts that we have available, if any, to pay distributions to our stockholders could be significantly reduced.

Our vessels, which currently operate in pools, may cease operating in those pools.

        Our three VLCCs currently participate in the Tankers International Pool, which consists of OSG and seven other tanker companies, and our four Aframax tankers currently participate in the Aframax International Pool, which has six members, including OSG. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. The charterers currently operate our VLCCs in the Tankers International Pool and our Aframaxes in the Aframax International Pool. Under our charter arrangements, we are entitled to share in the revenues that the charterers realize from operating our vessels in these pools in excess of the basic hire paid to us. Pooling arrangements are intended to maximize tanker utilization. Although OSG has indicated that it intends to keep all of our vessels in the pooling arrangements they are currently in, we cannot assure you that OSG will continue to use pooling arrangements for our vessels or any of the vessels it manages. Also, if we were to acquire any additional vessels, we cannot assure you that they would operate in pools, particularly if those vessels were not chartered to OSG. Further, because OSG voluntarily participates in the pools, we cannot predict whether the pools our vessels participate in will continue to exist in the future. In addition, the EU is in the process of substantially reforming the way it regulates traditional agreements for maritime services from an antitrust perspective. These changes may impose new restrictions on the way the pools are operated or may prohibit such pooling arrangements altogether. If for any reason our vessels cease to participate in a pooling arrangement or the pooling arrangements are significantly restricted, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse affect on our results of operations and our ability to pay dividends.

If Tanker Management opts to terminate any or all of our management agreements upon 90 days notice beginning in October 2007, our operating expenses could materially increase.

        Under our ship management agreements, Tanker Management, a wholly owned subsidiary of OSG, is responsible for all of the technical and operational management of our vessels and receives a technical management fee for its services. Each ship management agreement with Tanker Management is coterminous with the charter for the same vessel, but is cancelable by Tanker Management for any reason upon 90 days notice following the second anniversary of the agreement. In addition, we may terminate the ship management agreements for any reason at any time upon 90 days advance notice. Each charterer has the right to approve any replacement manager that we select; however, the approval may not be unreasonably withheld. In addition, each charterer has the right to cause us to change the manager of its vessel under certain circumstances if it is dissatisfied with the manager's performance. In the event the ship management agreements are terminated in October 2007 by Tanker Management or sooner by us, we cannot assure you that we would be able to obtain similar fixed rate terms from another manager. In addition, if we terminate the ship management agreements, we may be required to pay drydocking expenses that have been incurred by Tanker Management, which could be substantial, to the extent those expenses have not been recouped through the drydock component of the technical management fee. If we incur greater expenses under replacement management agreements or due to the termination of our ship management agreements, the amounts that we have available, if any, to pay distributions to our stockholders could be significantly reduced or eliminated.

Because we are a newly formed company with a limited separate operating history, our historical financial and operating data may not be representative of our future results.

        We are a newly incorporated company with a limited individual operating history. Four of the vessels we purchased from OSG were delivered to OSG between 2001 and 2004, one was delivered in 1997 and the remaining two were delivered in 1994. The historical predecessor combined carve-out financial statements included in this prospectus have been prepared on a carve-out basis and reflect the historical business activities of OSG relating to our vessels. These predecessor financial statements do not reflect the results we would have obtained under our current fixed rate long-term charters, ship management agreements and our financing arrangements and in any event are not a meaningful representation of our future results of operations.

OSG's other business activities may create conflicts of interest.

        Under our charter arrangements with OSG, we are entitled to receive variable additional hire in amounts based on whether a vessel is part of a pooling arrangement, is subchartered by the charterer under a time charter or is used on the spot market. OSG currently operates, and we expect the charterers to continue to operate, our VLCCs in the Tankers International Pool and our Aframaxes in the Aframax International Pool. When operated in a pool, chartering decisions are made by the pool manager and vessel earnings are based on a formula designed to allocate the pool's earnings to vessel owners based on attributes of the vessels they contributed, rather than amounts actually earned by those vessels. For these reasons, it is unlikely that a conflict of interest will arise between us and OSG while our vessels are operated in a pool. However, if OSG withdraws from a pool or our vessels cease operating in a pool for any other reasons, chartering decisions will effectively be made by OSG.

Although our time charter arrangements expressly prohibit OSG from giving preferential treatment to any of the other vessels owned, managed by or under the control of OSG or its affiliates when subchartering any of our vessels, conflicts of interest may arise between us and OSG in the allocation of chartering opportunities that could reduce our additional hire, particularly if our vessels are subchartered by OSG in the time charter market outside of a pool.

We are leveraged and subject to restrictions in our financing agreements that impose constraints on our operating and financing flexibility.

        We have entered into a $401 million secured credit facility under which we initially borrowed approximately $236 million under a term loan to finance a portion of the cash purchase price for our vessels. In addition, we will have available to us under the same facility a $15 million working capital line of credit and a $150 million vessel acquisition line of credit. We are required to apply a substantial portion of our cash flow from operations to the payment of interest on borrowings under the facility. Our credit facility, which is secured by, among other things, mortgages over all of our vessels, assignments of earnings and insurances and pledges over our bank accounts, requires that we comply with various operating covenants and maintain certain financial ratios, including that the charter-free market value of our vessels that secure the credit facility be no less than 120% of our borrowings plus the actual or notional cost of terminating any swap agreements that we enter in order for us to satisfy collateral maintenance requirements and that the charter-free market value of our vessels that secure the credit facility be no less than 135% of our borrowings plus the actual or notional cost of terminating any swap agreement that we enter in order for us to pay dividends. We pay a floating rate of interest under our credit facility, although we fixed the interest rate for five years on our outstanding debt at a rate of 5.6% through a swap agreement effective as of October 18, 2005.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.

        We are a holding company, and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our vessels, and payments under our charters are made to our subsidiaries. As a result, our ability to pay dividends depends on the performance of our subsidiaries and their ability to distribute funds to us. Our ability or the ability of our subsidiaries to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we will not be able to pay dividends.

Certain adverse U.S. federal income tax consequences could arise for U.S. holders.

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. stockholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. holders who are individuals would not be eligible for the 15% tax rate on qualified dividends.

        Based on our operations and representations made by OSG and us, including representations that certain terms of the ship management agreements and the charters with OSG's subsidiaries are consistent with normal commercial practice, our tax counsel believes that it is more likely than not that we are not currently a PFIC. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, our tax counsel believes that it is more likely than not that our income from our time chartering activities does not constitute "passive income," and that the assets we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. In addition, our tax counsel's opinion is based on representations of OSG that have not been reviewed by the U.S. Internal Revenue Service, or IRS. Accordingly, no assurance can be given that the IRS or a court of law will accept our tax counsel's position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. stockholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Internal Revenue Code of 1986, as amended, or the Code, such stockholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the stockholder's holding period of our common stock. The 15% maximum tax rate for individuals would not be available for this calculation. See "Tax Considerations—United States Federal Income Taxation of Our Company" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. stockholders if we are treated as a PFIC.

        In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to U.S. individuals would not be eligible for the 15% tax rate. Although the term "comprehensive income tax system" is not defined in the proposed legislation, we believe this rule would apply to us, and therefore that dividends paid by us would not be eligible for the 15% tax rate, because we are incorporated in the Marshall Islands.

Our operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce our cash flow.

        Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder in August of 2003. Based on OSG's ownership and our review of applicable United States Securities and Exchange Commission, or SEC, documents, we believe that we do qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption in the future and thereby become subject to U.S. federal income tax on our U.S. source income. For example, if stockholders with a 5% or greater interest in our stock, including OSG or any of its affiliates, were to collectively own 50% or more of the outstanding shares of our stock on more than half the days during the taxable year, we might not be able to qualify for exemption under Code Section 883. As of January 16, 2007, OSG's affiliate, OSG International, Inc., or OIN, owned approximately 44.5% of our outstanding common stock. Accordingly, if one or more shareholders other than OSG and its affiliates (and other than investment companies registered under the Investment Company Act of 1940) own more than 5% of our common stock for more than half the days during the taxable year, we could lose the benefit of this tax exemption for such year. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status in the future.

        If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

We may be subject to taxation in the United Kingdom, which could have a material adverse affect on our results of operations.

        If we were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of our profits could be subject to UK corporate tax, which currently has a maximum rate of 30%. We intend to operate in a manner so that we do not have a permanent establishment in the United Kingdom and so that we are not resident in the United Kingdom, including by locating our principal place of business outside the United Kingdom, requiring our executive officers to be outside of the United Kingdom when making any material decision regarding our business or affairs and by holding all of our board meetings outside of the United Kingdom. However, because certain of our executive officers and directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that we are subject to UK corporate tax. If the UK taxing authorities made such a contention, we could incur substantial legal costs defending our position, and, if we were unsuccessful in our defense, our results of operations would be materially and adversely affected.

Risks Relating to Our Industry

Vessel values have recently been at or near historically high levels, and charter rates are volatile. Significant decreases in values or rates could adversely affect our financial condition and results of operations.

        The tanker industry historically has been highly cyclical and vessel values have recently reached historical peaks. If the tanker industry is depressed in the future when our charters expire or at a time when we may want to sell a vessel, our earnings and available cash flow may decrease. Our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market at that time. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products. Currently, vessel values are at or near historically high levels. There can be no assurance that vessel values will not decline from current levels or that charter rates will be sufficient to provide us with additional hire payments.

The highly cyclical nature of the tanker industry may lead to volatile changes in charter rates and vessel values, which may adversely affect our earnings.

        Factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of our vessels and result in significant fluctuations in the amount of additional hire we earn, which could result in significant fluctuations in our quarterly results. The factors that influence the demand for tanker capacity include:

  •
  demand for oil and oil products, which affect the need for tanker capacity;

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  global and regional economic and political conditions which among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;

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  changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for tanker capacity;

  •
  developments in international trade;

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  changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

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  environmental concerns and regulations;

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  weather; and

  •
  competition from alternative sources of energy.

        The factors that influence the supply of tanker capacity include:

  •
  the number of newbuilding deliveries;

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  the scrapping rate of older vessels;

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  the number of vessels that are out of service; and

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  environmental and maritime regulations.

An oversupply of new vessels may adversely affect charter rates and vessel values.

        If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. In addition, the newbuilding order book, which extends to 2011, equaled about 34% of the existing world tanker fleet as of October 2006, and we cannot assure you that the order book will not increase further in proportion to the existing fleet. The newbuilding order book is not fully booked for 2010. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of our vessels could be adversely affected.

The amount of additional hire that we receive under our charter arrangements, if any, will generally depend on prevailing spot market rates, which are volatile.

        Our initial fleet of seven vessels is operated under time charters with the charterers, and additional hire is paid to us pursuant to a charter framework agreement entered among us and OIN and each of our and its subsidiaries. We receive a fixed minimum daily basic charter rate and may receive additional hire under these charter arrangements. Additional hire, if any, is paid quarterly in arrears. The amount of additional hire is subject to variation depending on the charter hire received by the charterers through their pooling arrangements, or if a vessel is not operated in a pool, charter rates in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions. We cannot assure you that we will receive additional hire for any quarter.

Terrorist attacks and international hostilities can affect the tanker industry, which could adversely affect our business.

        Additional terrorist attacks like those in New York on September 11, 2001 and in London on July 7, 2005, the outbreak of war or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect our ability to re-charter our vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters. We conduct our operations internationally, and our business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities.

Our vessels call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our common stock.

        From time to time, vessels in our fleet call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, such as Syria and Iran. From July 1, 2005 through September 30, 2006, vessels in our fleet have, while operating in pools, made 4 calls to ports in Libya, 1 to ports in Syria and 7 to ports in Iran out of a total of 316 calls on worldwide ports. On June 30, 2006, Libya was removed from the U.S. government's list of state sponsors of terrorism and is not subject to sanctions or embargoes, while Syria and Iran continue to be subject to sanctions and embargoes imposed by the U.S. government and are identified by the U.S. government as state sponsors of terrorism. Although these sanctions and embargoes do not prevent our vessels from making calls to ports in these countries, potential investors could view such port calls negatively, which could adversely affect our reputation and the market for our common stock. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The value of our vessels, which are near historically high levels, may be depressed at a time and in the event that we sell a vessel.

        Tanker values have generally experienced high volatility and values are currently near historically high levels. Investors can expect the fair market value of our tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. In addition, although four of our seven tankers were built in 2001 or more recently, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels at the time of any vessel sale. If for any reason we sell a tanker at a time when tanker prices have fallen, the sale may be at less than the tanker's carrying amount on our financial statements, with the result that we would also incur a loss on the sale and a reduction in earnings and surplus, which could reduce our ability to pay dividends.

Vessel values may be depressed at a time when we are required to make a repayment under our credit facility, or when our credit facility matures, which could adversely affect our liquidity and our ability to refinance our credit facility.

        In the event of the sale or loss of a vessel, our credit facility requires us to prepay the facility in an amount proportionate to the market value of the sold or lost vessel compared with the total market value of all of our vessels before such sale or loss. If vessel values are depressed at such a time, our liquidity could be adversely affected as the amount that we are required to repay could be greater than the proceeds we receive from a sale. In addition, declining tanker values could adversely affect our ability to refinance our credit facility at its maturity in 2015, as the amount that a new lender would be willing to lend on the same terms may be less than the amount we owe under the expiring facility.

We operate in the highly competitive international tanker market which could affect our financial position if the charterers do not renew our charters.

        The operation of tankers and transportation of crude oil and petroleum products are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies, as well as independent tanker companies, some of whom have substantially larger fleets and substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. During the term of our charters, our exposure to this competition is limited because of the predominantly fixed rate nature of our charters. In the event that the charterers do not renew the charters when they expire (beginning in 2010) or terminate the charters for any reason, we will have to compete with other tanker owners, including major oil companies and independent tanker companies for charters. Due in part to the fragmented tanker market, competitors with greater resources may be able to offer better prices than us, which could result in our achieving lower revenues from our vessels.

Compliance with environmental laws or regulations may adversely affect our business.

        Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels' registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

        These requirements can affect the resale value or useful lives of our vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

        We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws. The United States Oil Pollution Act of 1990, or OPA, affects all vessel owners shipping oil or hazardous material to, from or within the United States. OPA allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters. OPA expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

        OPA provides for the scheduled phase-out of all non-double hull tankers that carry oil in bulk in U.S. waters. The International Maritime Organization, or IMO, and the European Union also have adopted separate phase-out schedules applicable to single-hull tankers operating in international and EU waters. These regulations will reduce the demand for single-hull tankers, force the remaining single-hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single-hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels. As a result, single-hull vessels are likely to be chartered less frequently and at lower rates. Although all of the tankers we acquired are double hulled, we cannot assure you that these regulatory programs will not apply to vessels acquired by us in the future.

        In addition, in complying with OPA, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, shipowners may incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become more strict in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. For example, various jurisdictions are considering regulating the management of ballast waters to prevent the introduction of non-indigenous species that are considered to be invasive. As a result of accidents such as the November 2002 oil spill from the Prestige, a 26 year old single-hull tanker unrelated to us, we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. In recent years, the IMO and EU have both accelerated their existing non-double hull phase-out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us. Future accidents can be expected in the industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results.

The shipping industry has inherent operational risks, which could impair the ability of the charterers to make payments to us.

        Our tankers and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. In addition, transporting crude oil across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events could impair the ability of the charterers to make payments to us under our charters.

Our insurance coverage may be insufficient to make us whole in the event of a casualty or other catastrophic event, or fail to cover all of the inherent operational risks associated with the tanker industry.

        In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. Under the ship management agreements, Tanker Management is responsible for arranging insurance for our fleet against those risks that we believe the shipping industry commonly insures against, and we are responsible for the premium payments on such insurance. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks and crew insurance, and war risk insurance. Tanker Management is also responsible for arranging loss of hire insurance in respect of each of our vessels, and we are responsible for the premium payments on such insurance. This insurance generally provides coverage against business interruption for periods of more than 21 days (in the case of our VLCCs) or 14 days (in the case of our Aframaxes) per incident (up to a maximum of 120 days) per incident, following any loss under our hull and machinery policy. We will not be reimbursed under the loss of hire insurance policies, on a per incident basis, for the first 21 days of off hire in the case of our VLCCs and for the first 14 days in the case of our Aframaxes. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per vessel per occurrence. We cannot assure you that we will be adequately insured against all risks. If insurance premiums increase, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our financial condition. In addition, the loss of a vessel would adversely affect our cash flows and results of operations.

Maritime claimants could arrest our tankers, which could interrupt the charterers' or our cash flow.

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt the charterers' or our cash flow and require us to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in our fleet for claims relating to another vessel in our fleet.

Governments could requisition our vessels during a period of war or emergency without adequate compensation.

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our stockholders.

Risks Relating to Our Common Stock

The market price of our common stock may be unpredictable and volatile.

        The market price of our common stock may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry; mergers and strategic alliances in the tanker industry; market conditions in the tanker industry; changes in government regulation; shortfalls in our operating results from levels forecast by securities analysts; announcements concerning us or our competitors and the general state of the securities market. The tanker industry has been highly unpredictable and volatile. The market for common stock in this industry may be equally volatile.

Future sales of our common stock could cause the market price of our common stock to decline.

        The market price of our common stock could decline due to sales of a large number of shares in the market after this offering, or the perception that these sales could occur. These sales or the perception that these sales could occur could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate.

        OSG International, Inc., or OIN, a subsidiary of OSG, beneficially owned approximately 44.5% of our outstanding common stock as of January 16, 2007. In addition to the registered sale of shares contemplated by this prospectus, OIN may sell its shares in unregistered sales that are subject to certain limitations on the timing, amount and method of those sales imposed by Rule 144 of the Securities Act of 1933.

        In addition to the unregistered sales referred to above, pursuant to a registration rights agreement that we and OIN have entered, OIN has the right to cause us to register the sale of shares of our common stock beneficially owned by it. If OIN were to sell a large number of its shares pursuant to a registered offering, the market price of our common stock could decline significantly. In addition, the perception in the public markets that sales by OIN might occur could also adversely affect the market price of our common stock.

        Commencing on October 18, 2006, all shares held by OIN and its affiliates became eligible to be sold into the public market pursuant to Rule 144 under the Securities Act, subject to certain volume limitations. You should read the discussion under the heading entitled "Shares Eligible for Future Sale" for further information concerning potential sales of our shares after this offering.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For a comparison of the provisions of the BCA relating to stockholders' rights to those of the Delaware General Corporations Law, see page 90. However, there have been few judicial cases in the Marshall Islands interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. Therefore, the rights of stockholders of the Marshall Islands may differ from the rights of stockholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions that any particular United States court would reach or has reached. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

Our bylaws restrict stockholders from bringing certain legal action against our officers and directors.

        Our bylaws contain a broad waiver by our stockholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of stockholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our bylaws that may discourage a change of control.

        Our bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for:

  •
  a classified board of directors with staggered three-year terms, elected without cumulative voting;

  •
  directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;

  •
  advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings;

  •
  a limited ability for stockholders to call special stockholder meetings; and

  •
  our board of directors to determine the powers, preferences and rights of our preferred stock and to issue the preferred stock without stockholder approval.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events, in particular under the headings "Prospectus Summary," "Dividend Policy," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." When used in this document, words such as "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These statements are intended as "forward-looking statements." We may also from time to time make forward-looking statements in our periodic reports that we will file with the SEC, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors."

        All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

  •
  future payments of dividends and the availability of cash for payment of dividends;

  •
  future operating or financial results, including with respect to the amount of basic hire and additional hire that we may receive;

  •
  statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

  •
  statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

  •
  expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels' useful lives;

  •
  expectations about the availability of insurance on commercially reasonable terms;

  •
  our ability to repay our credit facility, to obtain additional financing and to obtain replacement charters for our vessels;

  •
  assumptions regarding interest rates;

  •
  changes in production of or demand for oil and petroleum products, either globally or in particular regions;

  •
  greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

  •
  changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

  •
  change in the rate of growth of the world and various regional economies;

  •
  risks incident to vessel operation, including discharge of pollutants; and

  •
  unanticipated changes in laws and regulations.

        We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

        The shares of our common stock being offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of our shares of our common stock by the selling stockholder. The selling stockholder will pay brokerage fees, selling commission and underwriting discounts, if any, incurred in connection with disposing of the shares pursuant to this prospectus. Pursuant to a registration rights agreement that we entered into with the selling stockholder, the selling stockholder will also bear our costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

DIVIDEND POLICY

        We intend to pay quarterly dividends to the holders of our common stock in March, June, September and December of each year in amounts substantially equal to the available cash from our operations during the previous quarter less cash expenses and any reserves established by our board.

        Our board of directors may review and amend our dividend policy from time to time in accordance with any future growth of our fleet or for other reasons. Although we do not currently have any commitment in place to purchase any specific vessels, we intend to grow our fleet by acquiring additional vessels in the future in a manner that is accretive to earnings and dividends per share over time. We expect to fund all or a portion of any future vessel acquisitions with borrowings under the $150 million vessel acquisition tranche of our credit facility. Upon acquiring an additional vessel or vessels, our board of directors may limit our dividends per share to the amount that we would have been able to pay if all or a portion of our acquisition related debt had been financed with equity. In such a case, (i) our available cash from operations would be increased by the amount of interest expense incurred on the debt deemed to have been financed with equity during the related period, and (ii) the number of shares outstanding would be increased by a number of shares that, if issued, would have generated net proceeds that would have been sufficient to repay the debt deemed to have been financed with equity as of the beginning of the related period (based on the market price of our common stock as of the determination date).

        We currently do not expect to have any cash expenses or other cash requirements other than:

  •
  the technical management fees payable to Tanker Management under the ship management agreements, which equal $15.6 million annually through October 2007 and increase 2.5% annually thereafter;

  •
  insurance premiums estimated to be $2.6 million per year;

  •
  vessel taxes estimated to be $100,000 per year;

  •
  directors' fees, which we currently estimate to be $180,000 per year in the aggregate for all of our directors;

  •
  the salaries and benefits of our executive officers, which we currently estimate to be $1.0 million per year in the aggregate for all of our executive officers;

  •
  payment of interest on $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005;

  •
  commitment fees and other financial costs under our credit facility estimated to be $620,000 per year (assuming no further drawdowns); and

  •
  other general and administrative expenses, which are estimated to equal $1.3 million per year.

        Based on the assumptions and the other matters set forth below and subject to the matters set forth under "Risk Factors," we estimate that the total amount of cash available for distribution with respect to the fourth quarter of 2006 and for full year 2007 will be $0.30 per share and $1.23 per share, respectively.

        The foregoing dividend estimates do not give effect to the payment of any additional hire that we may receive under the profit sharing arrangements that are included in our charter arrangements and are based on the following assumptions:

  •
  the basic hire is paid on our vessels and our vessels are on hire for 360 days per twelve month period;

  •
  we have no cash expenses or liabilities other than those set forth immediately above;

  •
  we do not purchase any additional vessels;

  •
  we do not pay any income taxes or have to fund any required capital expenditures with respect to our vessels;

  •
  no cash reserves are established by our board of directors;

  •
  we are in compliance with the terms of our credit facility, which prohibits us from paying dividends if the charter-free market value of our vessels is less than 135% of our borrowings plus the actual or notional cost of terminating any interest rate swap that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant; and

  •
  30,009,250 shares of our common stock are outstanding at the time we make a dividend payment and no additional stock offerings or other capital raising transactions are made by us.

        The timing and amount of dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and other factors. Other than (i) the technical management fees payable under our ship management agreements, which after two years are cancelable by Tanker Management upon 90 days notice, (ii) interest payable on the $236 million of indebtedness that is outstanding under our credit facility, which we fixed for five years at a rate of 5.6% effective as of October 18, 2005, (iii) commitment fees under our credit facility (for so long as we do not make any further borrowings under the vessel acquisition facility or working capital facility), (iv) salary paid to our executive officers, which is fixed during the terms of their employment agreements, and (v) our directors' fees, none of our fees or expenses are fixed.

        We cannot assure you that our future dividends will in fact be equal to the amounts set forth above or elsewhere in this prospectus. The amount of future dividends set forth above represents only an estimate of future dividends based on our charters, ship management agreements, employment agreements, current directors' fees and an estimate of our other expenses and assumes that we do not make any vessel acquisitions. The amount of future dividends, if any, could be affected by various factors, including our cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, our ability to comply with the terms of our credit facility, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control. As a result, the amount of dividends actually paid, if any, may vary from the amounts currently estimated and such variations may be material. See the section of this prospectus captioned "Risk Factors" for a discussion of the risks associated with our ability to pay dividends.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

        We do not expect to pay any income taxes in the Marshall Islands. We also do not expect to pay any income taxes in the United States. See "Tax Considerations."

UNAUDITED PRO FORMA FINANCIAL AND OTHER INFORMATION

        The unaudited pro forma statement of operations for the year ended December 31, 2005 gives effect to the events below as if they had occurred on January 1, 2005:

  •
  our purchase of three VLCCs and four Aframaxes from subsidiaries of OSG;

  •
  our chartering of the vessels to the charterers under our charters;

  •
  our entry into the ship management agreements with Tanker Management;

  •
  estimated administrative and other expenses of $2.4 million per year;

  •
  our borrowing of $236 million under the term loan portion of our credit facility to pay a portion of the purchase price for our seven vessels and our entry into a related fixed rate swap agreement to fix the effective interest rate for five years on the full amount of the term loan at a rate of 5.6% (which represents the fixed rate that we obtained as of October 18, 2005).

        The unaudited pro forma financial information is provided for illustrative purposes only and does not represent what our results of operations would actually have been if the events had in fact occurred on January 1, 2005 and is not representative of our results of operations for any future periods. Investors are cautioned not to place undue reliance on this unaudited pro forma financial information.

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005

	2005
	Successor October 18 to December 31	Predecessor January 1 to October 17	Pro Forma Adjustments	Note	Pro Forma
	(Dollars in thousands, except per share amounts)
Shipping revenues	$20,173	$84,134	$(16,649)	A	$87,658
Ship Operating Expenses
Voyage Expenses	—	772	(772)	B	—
Vessel Expenses	3,675	14,433	(228)	C	17,880
Depreciation and Amortization	3,478	14,462	(1,028)	D	16,912
General and Administrative	746	5,759	(4,105)	E	2,400

Total Ship Operating Expenses	7,899	35,426	(6,133)		37,192

Income from Vessel Operations	12,274	48,708	(10,516)		50,466
Other Income/(Expense)	—	(1,471)	1,471	F	—
Interest Expense to a Wholly-owned Subsidiary of OSG	—	(574)	574	F	—
Interest Income	67	—	—		67
Interest Expense and Amortization of Deferred Debt Issuance Costs	(2,872)	(3,022)	(8,100)	F	(13,994)

Income before Income Taxes	9,469	43,641	(16,571)		36,539
Provision for Income Taxes	—	—	—		—

Net Income	$9,469	$43,641	$(16,571)		$36,539

Basic Net Income Per Share	$0.32				$1.22
Diluted Net Income Per Share	$0.32				$1.22
Shares Used in Computing Basic Net Income per Share	30,006,250				30,006,250
Shares Used in Computing Diluted Net Income per Share	30,008,190				30,006,649

Notes to Adjustments to Unaudited Pro Forma Statements of Operations

        The predecessor combined carve-out statements of operations included in this prospectus do not reflect the operating results that would have been obtained under our current fixed-rate, long-term charters, ship management agreements and financing arrangements. As such, we have recorded pro forma adjustments to the statements of operations for the year ended December 31, 2005, which includes the predecessor combined carve-out statement of operations for the period from January 1, 2005 through October 17, 2005, to reflect the results of operations under our fixed rate, long-term charters, ship management agreements and financing arrangements as if those contractual arrangements had been in place on January 1, 2005. Our fixed rate, long-term charters, ship management agreements and financing agreements became effective as of October 18, 2005. Our pro forma adjustments are described in more detail as follows:

        A.    This adjustment is to recognize the basic hire and additional hire payable under our fixed rate long-term charter arrangements. Under the terms of our charter arrangements, the basic hire payable in respect of each vessel increases annually during the fixed charter term in accordance with a predetermined schedule. Under the terms of our charters, the total amount of basic hire we would have earned for the period from January 1 to October 17, 2005 is $56.2 million. In addition, our charter arrangements provide for the payment of additional hire equal to 40% of the excess, if any, of the actual rate earned or deemed to be earned by each vessel over the basic hire rate then in effect. During 2005, the VLCCs operated in the Tankers International Pool and the Aframaxes operated in the Aframax International Pool. Therefore, we have used the vessels' actual earnings in the pools as the basis for the pro forma additional hire calculations. The additional hire that we would have earned for the period from January 1 to October 17, 2005 is $11.2 million. The amounts for the period from January 1 to October 17, 2005 are based on actual revenue days for each vessel and are estimated as follows:

	Period from January 1 to October 17, 2005
	Basic Hire Rate	Revenue Days(1)	Basic Hire	Additional Hire Rate	Revenue Days(1)	Additional Hire	Shipping Revenues
VLCCs	$37,200	x 856 =	$31,843,000	$6,844	x 856 =	$5,858,000	$37,701,000
Aframaxes (Overseas Cathy and Overseas Sophie)	24,500	x 580 =	14,210,000	4,800	x 580 =	2,784,000	16,994,000
Aframaxes (Rebecca and Ania)	18,500	x 551 =	10,194,000	4,711	x 551 =	2,596,000	12,790,000

Total			$56,247,000			$11,238,000	$67,485,000

Pro forma January 1 to October 17, 2005							$67,485,000
Actual October 18 to December 31, 2005							20,173,000

							$87,658,000

(1)
Revenue days consist of the aggregate number of calendar days in a period in which our vessels are owned by us less days on which a vessel is off hire. Off hire days are days a vessel is unable to perform the services for which it is required under a time charter. Off hire days include days spent undergoing repairs and drydockings, whether or not scheduled.

        B.    Amounts for commissions and certain other voyage expenses that have been recognized in our predecessor combined carve-out financial statements would not have been incurred had our current contractual arrangements been in place on January 1, 2005. Therefore, pro forma adjustments have been made to eliminate those amounts.

        C.    This adjustment is to recognize that most vessel expenses, including drydocking, are incurred pursuant to our ship management agreements, with the exception of insurance premiums and vessel taxes, for which we are responsible. Under the terms of our ship management agreements, most of our vessel expenses (excluding insurance premiums and vessel taxes) are fixed for the first two years of the agreements and increase by 2.5% annually. Using the vessels' actual insurance premiums accrued with respect to each period and the management fees payable under the terms of our ship management agreements, the total amount of vessel expenses we would have incurred for the period from January 1, 2005 to October 17, 2005 is $14.2 million. This amount is based on 290 days for each vessel. The cost per day is estimated as follows:

	Period from January 1 to October 17, 2005
	Daily Insurance Expenses and Vessel Taxes	Ship Operating Days(1)	Insurance Expense	Daily Management Fees(2)	Ship Operating Days(1)	Management Expenses	Total Vessel Expenses
VLCCs	$1,301	x 870	$1,132,000	$6,500	x 870 =	$5,655,000	$6,787,000
Aframaxes	595	x 1,160	690,000	5,800	x 1,160 =	6,728,000	7,418,000

Total			$1,822,000			$12,383,000	$14,205,000

Pro forma January 1 to October 17, 2005	$14,205,000
Actual October 18 to December 31, 2005	3,675,000

$17,880,000

(1)
Ship operating days consist of the aggregate number of calendar days in a period in which the vessels are owned by our predecessor.

(2)
This amount assumes that all drydocking expenses are borne by the technical manager under our ship management agreements. In the event a ship management agreement is terminated, we will share any drydocking costs and prepayments with the technical manager in accordance with the terms set forth in the ship management agreement.

        D.    This adjustment is to recognize the reversal of drydock amortization since the cost of drydockings is included in our ship management agreements. In the event a ship management agreement is terminated, we will share any drydocking costs and prepayments with the technical manager in accordance with the terms set forth in the ship management agreement. Depreciation is calculated on a straight-line basis for our seven vessels using a 25-year estimated useful life.

        E.    This adjustment is to recognize estimated general and administrative expenses of approximately $2,400,000 per year, which includes directors' fees and expenses, salaries and benefits, office rent, legal and professional fees, directors and officers insurance, rent and miscellaneous fees and expenses.

        F.    This adjustment is to recognize the interest expense in respect of $236 million of indebtedness that we will incur under the term loan portion of our credit facility and commitment fees and other financing costs under our credit facility. The adjustment is based on the five-year rate of 5.6% pursuant to a swap arrangement that we entered as of October 18, 2005. Interest expense also includes amortization of deferred debt issuance costs of $1,600,000 over ten years, which amounts to approximately $160,000 annually. See "Our Credit Facility." We have also made a pro forma adjustment to remove the amount of interest expense payable to OSG as such amounts would not have been incurred if the issuance of 16,000,000 shares of our common stock to the public in connection with the IPO had occurred and the $401 million credit facility had been in place on January 1, 2005.

SELECTED COMBINED FINANCIAL AND OTHER DATA

        The following selected combined financial and other data summarize our historical financial and other information for DHT for the period from October 18, 2005 through December 31, 2005 and for our predecessor for periods prior to October 18, 2005. We have derived the selected statement of operations data set forth below for the years ended December 31, 2003, 2004 and 2005 and the selected balance sheet data as of December 31, 2004 and 2005 from DHT's consolidated audited financial statements and from our predecessor combined carve-out financial statements included in this prospectus. The selected financial and other data set forth below as of December 31, 2001 and 2002 and for the years ended December 31, 2001 and 2002 have been derived from our predecessor combined carve-out financial statements not included in this prospectus. The selected combined financial and other data for the nine months ended September 30, 2005 and September 30, 2006 and as of September 30, 2006 have been derived from the unaudited financial statements of DHT and our predecessor included elsewhere in this prospectus and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of such financial information. This information should be read in conjunction with other information presented in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical predecessor combined carve-out financial statements and the notes thereto.

	Year ended December 31,				Year ended December 31, 2005		Nine months ended September 30,
	2001	2002	2003	2004	Predecessor Jan. 1-Oct. 17	Successor Oct. 18-Dec. 31	Predecessor 2005	Successor 2006
	(in thousands, except per share data, fleet data and average daily time charter equivalent rates)
Statement of operations data:
Shipping revenues(1)	$47,496	$31,733	$66,192	$136,205	$84,134	$20,173	$79,572	$64,860
Total ship operating expenses(1)	30,204	28,716	30,828	40,870	35,426	7,899	31,965	28,360
Income from vessel operations	17,292	3,017	35,364	95,335	48,708	12,274	47,607	36,500
Net Income (loss)	8,444	(4,763)	29,431	86,690	43,641	9,469	42,540	26,718
Net income per share—basic and diluted	—	—	—	—	—	0.32	—	0.89
Balance sheet data (at end of period):
Newbuildings	17,322	66,951	36,202	—		—	—	—
Vessels, net	308,086	295,071	326,458	355,571		339,491	343,755	326,840
Total assets	331,109	372,783	376,193	388,518		364,062	359,493	352,470
Short-term liabilities	2,130	6,564	7,319	7,243		10,828	940	9,648
Long-term liabilities(2)	314,239	357,826	331,270	256,477		236,000	75,595	236,000
Stockholders' equity	14,740	8,393	37,604	124,798		117,234	282,958	106,822
Cash flow data:
Net cash provided by operating activities(1)	19,444	3,728	41,272	84,248	83,039	15,893	71,277	40,555
Net cash (used in) investing activities(1)	(40,551)	(50,116)	(14,496)	(9,696)	(830)	(412,580)	(817)	—
Net cash provided by (used in) financing activities	21,107	46,388	(26,776)	(74,552)	(82,209)	412,580	(70,460)	(39,608)

Fleet data:
Number of tankers owned (at end of period)	5	5	6	7	7	7	7	7
Revenue days(3)	1,224	1,780	1,887	2,451	1,987	520	1,879	1,848
Average daily time charter equivalent rate(4):
VLCCs	34,890	18,679	41,786	77,422	53,392	50,300	54,044	47,200
Aframaxes	29,411	16,005	25,463	38,831	33,296	30,200	33,097	26,204

(1)
Amounts applicable to periods prior to 2006 have been reclassified to conform to the current presentation.

(2)
Includes loans payable to OSG.

(3)
Revenue days consist of the aggregate number of calendar days in a period in which our vessels are owned by us less days on which a vessel is off hire. Off hire days are days a vessel is unable to perform the services for which it is required under a time charter. Off hire days include days spent undergoing repairs and drydockings, whether or not scheduled.

(4)
Average daily time charter equivalent rates, or TCE rates, are a standard industry measure of daily revenue performance. We calculate TCE rates by dividing our time charter equivalent revenues in a period by the number of revenue days in the period. Time charter equivalent revenues represent shipping revenues less voyage expenses. Voyage expenses consist of cost of bunkers (fuel), port and canal charges and brokerage commissions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with our consolidated financial statements and our predecessor combined carve-out financial statements, which we call our combined financial statements, and the related notes thereto included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Please see "Cautionary Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Our actual results may differ from those contained in the forward-looking statements and such differences may be material.

Overview—Predecessor

        For the period from January 1, 2005 through October 17, 2005 and for the years ended December 31, 2003 and 2004, the combined financial statements presented herein with respect to our seven vessels have been carved out of the consolidated financial statements of OSG. Our financial position, results of operations and cash flows reflected in our combined financial statements are not indicative of those that would have been achieved had we operated as an independent stand-alone entity for all periods presented or of future results.

        We refer to the companies that owned our seven vessels collectively as our predecessor, or, in the financial statements that form a part of this registration statement, as OSG Crude. Our predecessor's fleet consisted of the same vessels that we acquired upon the completion of the IPO: three modern, double hull VLCCs and four modern, double hull Aframaxes that have a combined carrying capacity of 1.3 million dwt. All of these vessels operated in pools during the nine months ended September 30, 2006 and the three years ended December 31, 2005 or since delivery of the vessel.

        To the extent the assets, liabilities, revenues and expenses relate to our predecessor, these have been identified and carved out for inclusion in our combined financial statements. OSG's shipping interests and other assets, liabilities, revenues and expenses that do not relate to our seven vessels are not included in our combined financial statements. In addition, the preparation of our combined financial statements required the allocation of certain expenses where these items were not identifiable as related to our predecessor.

        General and administrative expenses, consisting primarily of salaries and other employee related costs, office rent, legal and professional fees and travel and entertainment were allocated based on the total number of vessels (weighted by days owned by our predecessor) in the respective fleets of our predecessor and OSG for each of the periods presented. Management believes that the allocation of general and administrative expenses was based on a reasonable method.

Business

        On October 18, 2005, we acquired the seven vessels in our fleet. We have chartered our vessels to subsidiaries of OSG under fixed rate charters for minimum terms of five to six and one-half years. The charters commenced on the delivery of the vessels to us. The charters also contain various options for the charterers to extend the minimum terms of the charters in increments of one, two or three years up to a maximum of five, six or eight years, depending on the vessel, from the initial expiration date. See the section of this prospectus entitled "Business—Charter Arrangements" for a more detailed description of our charter arrangements. We have also entered into ship management agreements with a subsidiary of OSG for the technical management of our vessels that substantially fix our operating expenses (excluding insurance premiums and vessel taxes) for two years. See the section of this prospectus entitled "Business—Ship Management Agreements" for a more detailed description of our ship management agreements. When they were owned by our predecessor, our vessels were operated primarily in the spot market, and our predecessor was not a party to comparable ship management agreements. As such, our current operations differ significantly from the historical operations of our predecessor upon which our combined financial statements are based. In particular, we expect that for so long as our chartering and ship management arrangements are in place with OSG for all of our vessels, our revenues will be generated primarily from time charter payments made to us by subsidiaries of OSG and our vessel operating expenses (excluding insurance premiums and vessel taxes) under the ship management agreements will be substantially fixed. These arrangements are designed to provide us with a more stable cash flow than historically experienced by our predecessor, as our expenses will be substantially fixed through our ship management agreements and, so long as our ships are not off hire, we will receive revenue amounts at least equal to the sum of the basic hire payments due under our time charters.

Factors Affecting Our Predecessor's Historical Results

        The historical revenues of our predecessor were highly sensitive to patterns of supply and demand. Rates for the transportation of crude oil are determined by market forces, such as the supply and demand for oil, the distance that cargoes must be transported and the number of vessels expected to be available at the time such cargoes need to be transported. The demand for oil shipments is significantly affected by the state of the global economy. The number of vessels is affected by newbuilding deliveries and by the removal of existing vessels from service, primarily because of scrapping. Management of our predecessor made economic decisions based on anticipated time charter equivalent, or TCE, rates and evaluates financial performance based on TCE rates achieved.

        The tanker industry has historically been highly cyclical, experiencing volatility in profitability, vessel values and freight rates.

        The principal factors that have affected our predecessors' financial position, results of operations and cash flow include:

  •
  the earnings of our vessels in the spot charter market;

  •
  vessel operating expenses;

  •
  administrative expenses that have been allocated to the vessels; and

  •
  depreciation and interest expense.

        The vessels owned by our predecessor operated in either the Tankers International Pool (VLCCs) or the Aframax International Pool (Aframaxes) during the period from January 1, 2003 to October 17, 2005. Vessels operating in such pools are exposed to the volatility of the spot market. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

        Vessel operating expenses are the direct costs associated with running a vessel and include crew costs, vessel stores and supplies, repairs and maintenance, drydockings, lubricating oils, insurance and communication costs.

        General and administrative expenses include directors' fees and expenses, salaries and benefits, office rent, legal and professional fees, directors and officers insurance and miscellaneous fees and expenses.

        Depreciation is the periodic cost charged to income for the reduction in usefulness and long-term value of the vessels. The cost of our vessels is depreciated over 25 years on a straight-line basis.

        Interest expense relates to a bank loan and loans payable to a wholly owned subsidiary of OSG. The amount of interest expense is determined by the amount of loans outstanding from time to time and applicable interest rates.

Factors Affecting Our Results

        The principal factors that affect our results of operations and financial condition include:

  •
  the fixed basic charter rate that we are paid under our charters;

  •
  the amount of additional hire that we receive under our charter arrangements;

  •
  the number of off hire days during which we will not be entitled, under our charter arrangements, to receive either the fixed basic charter rate or additional hire;

  •
  the amount of daily technical management fees payable under our ship management agreements;

  •
  our general and administrative and other expenses;

  •
  our insurance premiums and vessel taxes;

  •
  any future vessel acquisitions; and

  •
  our interest expense.

        Our revenues are principally derived from fixed rate time charters with subsidiaries of OSG. All seven vessels that have been acquired from subsidiaries of OSG are chartered to subsidiaries of OSG.

        Our expenses are expected to consist primarily of daily technical management fees payable under our ship management agreements, interest expense, insurance premiums, vessel taxes, financing expenses and general and administrative expenses. Our vessel owning subsidiaries have entered into ship management agreements with Tanker Management, a subsidiary of OSG, under which it is responsible for all technical management of the vessels, including crewing, maintenance and ordinary repairs, scheduled drydockings (subject to certain adjustments when the agreement is terminated), stores and supplies, lubricating oils and insurance deductibles (subject to the limits on deductibles set forth in the ship management agreements). Under these agreements, we pay a fixed daily fee for the cost of vessels' operations, including scheduled drydockings, for each vessel, which will increase by 2.5% annually after the second year. Other than (i) the technical management fees payable under our ship management agreements, which have a duration of two years, and are cancelable thereafter by Tanker Management upon 90 days notice, (ii) interest that is payable on any indebtedness that we have incurred and may incur in the future under our credit facility, (iii) commitment fees under our credit facility (for so long as we do not make any further borrowings under the vessel acquisition facility or the working capital facility), (iv) salary paid to our executive officers, which is fixed during the terms of their employment agreements, and (v) our directors' fees, none of our future fees or expenses are fixed.

        The charterers pay us a fixed basic charter rate monthly in advance and additional hire, if any, quarterly in arrears. We pay daily technical management fees under our ship management agreements monthly in advance. We are required to pay interest under our credit facility quarterly, insurance premiums either annually or more frequently (depending on the policy) and our vessel taxes annually.

        The following table sets forth the average daily time charter equivalent rates earned by our vessels during the last three years and during the first nine months of 2006.

			Year Ended December 31, 2005
	Year Ended December 31,
			Jan. 1-Oct. 17	Oct. 18-Dec. 31	Nine Months Ended September 30, 2006
	2003	2004
VLCCs	$41,786	$77,422	$53,392	$50,300	$47,200
Aframaxes	$25,463	$38,831	$33,296	$30,200	$26,204

Critical Accounting Policies

        The financial statements for DHT and our combined carve-out financial statements for our predecessor are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates in the application of our accounting policies based on the best assumptions, judgments, and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application. For a complete description of all of our material accounting policies, see Note A to our consolidated and predecessor combined carve-out financial statements included elsewhere in this prospectus.

Carve-out of the Financial Statements of OSG

        For all periods prior to and through October 17, 2005, our combined carve-out financial statements include the accounts of seven wholly owned subsidiaries of OSG, a publicly traded company incorporated in Delaware. These combined carve-out financial statement have been prepared to reflect the financial position, results of operations and cash flows of our predecessor, which owned the vessels acquired by our subsidiaries. Our combined carve-out financial statements are prepared in accordance with generally accepted accounting principles in the United States. The assets, liabilities, results of operations and cash flows were carved out of the consolidated financial statements of OSG using specific identification. In the preparation of these predecessor carve-out financial statements, general and administrative expenses, which were not identifiable as relating to specific vessels, were allocated based on our predecessor's proportionate share of OSG's total ship operating days for each of the periods presented. Ship operating days consist of the aggregate number of calendar days in a period in which our vessels are owned by us. Management believes these allocations to reasonably present our predecessor's financial position, results of operations and cash flows. However, the predecessor combined carve-out statements of financial position, operations and cash flow may not be indicative of those that would have been realized had our predecessor operated as an independent stand-alone entity for the periods presented. Had our predecessor operated as an independent stand-alone entity, its results could have differed significantly from those presented herein.

Revenue Recognition

        Both prior to and following the IPO, our vessels have generated revenue by operating in pools. Shipping revenue and voyage expenses are pooled and allocated to each pool's participants on a TCE basis in accordance with an agreed-upon formula. For vessels operating in pools or on time charters, shipping revenues are substantially the same as TCE revenues.

        Our three VLCCs participate in the Tankers International Pool and our four Aframaxes participate in the Aframax International Pool. Each of these pools generate a majority of its revenue from voyage charters. Within the shipping industry, there are two methods used to account for voyage revenues and expenses: (1) ratably over the estimated length of each voyage and (2) completed voyage. The recognition of voyage revenues and expenses ratably over the estimated length of each voyage is the most prevalent method of accounting for voyage revenues and expenses and the method used by the pools in which we participate.

        Under each method, voyages may be calculated on either a load-to-load or discharge-to-discharge basis. In applying its revenue recognition method, management of each of the pools believes that the discharge-to-discharge basis of calculating voyages more accurately estimates voyage results than the load-to-load basis. Since, at the time of discharge, management generally knows the next load port and expected discharge port, the discharge-to-discharge calculation of voyage revenues and expenses can be estimated with a greater degree of accuracy. Revenues from time charters performed by vessels in the pools are accounted for as operating leases and are recognized ratably over the periods of such charters, as service is performed. Each of the pools does not begin recognizing voyage revenue until a charter has been agreed to by both the pool and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

Vessel Lives and Impairment

        The carrying value of each of our vessels represents its original cost at the time it was delivered less depreciation calculated using an estimated useful life of 25 years from the date such vessel was originally delivered from the shipyard. In the shipping industry, use of a 25-year life has become the standard. The actual life of a vessel may be different. We have evaluated the impact of the revisions to MARPOL Regulation 13G that became effective April 5, 2005 and the EU regulations that went into force on October 21, 2003 on the economic lives assigned to the fleet. Because the fleet consists of modern, double hull vessels, the revised regulations do not affect any of our vessels. If the economic lives assigned to the tankers prove to be too long because of new regulations or other future events, higher depreciation expense and impairment losses could result in future periods related to a reduction in the useful lives of any affected vessels.

        The carrying values of our vessels may not represent their fair market value at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values have been cyclical. We record impairment losses only when events occur that cause us to believe that future cash flows for any individual vessel will be less than its carrying value. The carrying amounts of vessels held and used by us are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel's carrying amount. This assessment is made at the individual vessel level since separately identifiable cash flow information for each vessel is available.

        In developing estimates of future cash flows, we must make assumptions about future charter rates, ship operating expenses and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate, such assumptions are highly subjective.

Results of Operations

Income from Vessel Operations

        During the period from January 1, 2005 through October 17, 2005, TCE revenues (which are shipping revenues less voyage expenses) for our predecessor, OSG Crude, were $83,362,000 compared to $135,966,000 for full year 2004. This decrease is a result of a shorter period in 2005 and lower average daily TCE rates in 2005 compared to 2004. During 2004, TCE revenues increased by $70,126,000, or 107%, to $135,966,000 from $65,840,000 in 2003. This improvement resulted from increases in the average daily TCE rates earned of $20,583 per day and in revenue days of 564 days. The increase in revenue days was primarily attributable to the late 2003 delivery of the Overseas Sophie and the delivery of the Overseas Cathy in 2004. During 2003, TCE revenues increased by $34,493,000 to $65,840,000 from $31,347,000 in 2002, as a result of increases in the average daily TCE rates earned of $17,281 per day and in revenue days of 107 days due to the delivery of the Overseas Sophie.

        On October 18, 2005, we acquired the seven vessels from OSG Crude and commenced operating as an independent company and agreed to time charter our vessels to subsidiaries of OSG for periods of five to six and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. For the period from October 18, 2005 through

December 31, 2005, shipping revenues were $20,173,000, which consisted of basic hire of $14,667,000 and additional hire of $5,506,000.

        Shipping revenues decreased by $14,712,000, or 18%, to $64,860,000 for the first nine months of 2006 from $79,572,000 in the first nine months of 2005. This decrease was primarily attributable to the new charter arrangements for our vessels.

        For the period from January 1, 2005 through October 17, 2005 and for the years ended 2004 and 2003, all of our revenues were derived from pools, which predominantly perform voyage charters. From October 18, 2005 through December 31, 2005 and for the nine months ended September 30, 2006, all of our revenues were derived from our charter arrangements with OSG and consisted of a combination of base hire and additional hire paid to us by OSG.

        Prior to October 18, 2005, reliance on the spot market contributed to fluctuations in our predecessor's revenue, cash flow and net income, but afforded our predecessor greater opportunity to increase income from vessel operations when rates rose. After October 18, 2005, our revenue, cash flow and net income is less dependent on the development in the spot market as the charter arrangements for our seven vessels provide for fixed monthly payments plus the potential to earn additional profit sharing payments when the vessels' earnings in the commercial pools exceed the fixed monthly payments.

        During the period from January 1, 2005 through October 17, 2005, vessel expenses for our predecessor, OSG Crude, were $14,433,000 compared to $15,601,000 for full year 2004. This decrease is due to a shorter period in 2005 offset by increases in crew costs and running repairs for the Ania and Rebecca during the period from January 1, 2005 through October 17, 2005. On October 18, 2005, we acquired the seven vessels from OSG Crude and commenced operating as an independent company and entered into management agreements with Tanker Management Ltd., a subsidiary of OSG, for the technical management of our seven vessels in exchange for a fee that is substantially fixed for the first two years of the agreement. For the period from October 18, 2005 through December 31, 2005, vessel expenses were $3,675,000. Vessel expenses increased by $4,645,000 to $15,601,000 in 2004 from $10,956,000 in 2003 principally as a result of the vessel deliveries described above.

        Vessel expenses increased by $1,050,000 to $14,041,000 for the first nine months of 2006 from $12,991,000 for the same period in 2005 principally as a result of the management agreements entered into with a subsidiary of OSG for the technical management of our seven vessels in exchange for a fee that is substantially fixed for the first two years of the agreement.

        During the period from January 1, 2005 through October 17, 2005, depreciation and amortization expenses were $14,462,000 compared to $17,762,000 for the full year 2004. For the period from October 18, 2005 through December 31, 2005, depreciation and amortization expenses were $3,478,000. Depreciation and amortization expenses increased by $3,070,000 to $17,762,000 in 2004 from $14,692,000 in 2003 as a result of the vessel deliveries described above.

        Depreciation and amortization decreased by $908,000 to $12,651,000 for the first nine months of 2006 from $13,559,000 for the same period in 2005. In 2005, depreciation and amortization included $925,000 attributable to amortization of capitalized drydock expenditures, whereas in 2006, the amounts related to drydocking are incorporated in the technical management fees paid to OSG.

General and Administrative Expenses

        General and administrative expenses for our predecessor consisted primarily of salaries and other employee related costs, office rent, legal and professional fees and travel and entertainment. Prior to October 18, 2005, general and administrative expenses were allocated based on our predecessor's proportionate share of OSG's total ship operating days for each of the periods presented for our seven vessels. Ship operating days represent the aggregate number of days OSG owned its vessels, and were 2,030 for the period from January 1, 2005 through October 17, 2005, 2,533 days in 2004 and 1,893 in 2003. Management believes these allocations reasonably present our predecessor's financial position, results of operations and cash flows.

        During the period from January 1, 2005 through October 17, 2005, general and administrative expenses were $5,759,000 compared to $7,269,000 for the full year 2004 and $4,828,000 for 2003. For the period from October 18, 2005 through December 31, 2005, general and administrative expenses were $746,000.

        General and administrative expenses decreased by $3,457,000 to $1,668,000 for the first nine months of 2006 from $5,125,000 for the same period in 2005.

        General and administrative expenses for the nine months ended September 30, 2006 and for the period October 18, 2005 to December 31, 2005 include directors' fees and expenses, the salary and benefits of our two executive officers, legal fees, fees of independent auditors and advisors, directors and officers insurance, rent and miscellaneous fees and expenses

Interest Expense

        During the period from January 1, 2005 through October 17, 2005, interest expense was $3,596,000 compared to $8,645,000 for the full year 2004. For the period from October 18, 2005 through December 31, 2005, interest expense, including amortization of deferred debt issuance cost, was $2,872,000. Interest expense increased by $2,712,000 to $8,645,000 in 2004 from $5,933,000 in 2003, principally as a result of a decrease of $3,421,000 in interest capitalized in connection with vessel construction due to the delivery of the Overseas Sophie and the Overseas Cathy and an increase in the average rate paid on the loans payable to OSG and long-term debt, partially offset by a decrease in the average amount of loans payable to OSG outstanding in 2004 compared with 2003.

        Interest expense increased by $6,867,000 to $10,463,000 for the first nine months in 2006 from $3,596,000 for the same period in 2005 principally as a result of the increase in debt in connection with the acquisition of our seven vessels from OSG effective October 18, 2005.

Liquidity and Sources of Capital

        We operate in a capital intensive industry. We financed the acquisition of our seven vessels with the net proceeds of the IPO, borrowings under our credit facility and through the issuance of shares of our common stock to a subsidiary of OSG. Our working capital requirements relate to our operating expenses, including payments under our ship management agreements, payments of interest, payments of insurance premiums, payments of vessel taxes and the payment of principal under our credit facility. We fund our working capital requirements with cash from operations and, if necessary, borrowings under our credit facility, which includes a $15 million working capital facility. We collect our basic hire monthly in advance and pay our ship management fees monthly in advance. We receive additional hire payable quarterly in arrears. We intend to pay quarterly cash dividends denominated in U.S. dollars to the holders of our common shares in amounts substantially equal to the charter hire received by us under our charters, less cash expenses and any cash reserves established by our board of directors. In February 2006, based on the operations from October 18 to December 31, 2005, we declared a dividend of $12.9 million, or $0.43 per share, and paid that dividend on March 24, 2006 to shareholders of record on March 10, 2006. In May 2006, based on the operations from January 1, 2006 to March 31, 2006, we declared a dividend of $15.9 million, or $0.53 per share, and paid that dividend on June 16, 2006 to shareholders of record on June 1, 2006. In August 2006, based on the operations from April 1, 2006 to June 30, 2006, we declared a dividend of $10.8 million, or $0.36 per share, and paid that dividend on September 4, 2006 to shareholders of record on August 18, 2006. In November 2006, based on the operations from July 1, 2006 to September 30, 2006, we declared a dividend of $12.6 million, or $0.42 per share, and paid that dividend on December 6, 2006 to shareholders of record on November 27, 2006. We believe that our cash flow from our charters will be sufficient to fund our interest payments under our secured credit facility and our working capital requirements for the short and medium term. We will likely need to fund any future vessel acquisitions with additional borrowings under our credit facility, which includes a $150 million vessel acquisition facility that, subject to the satisfaction of conditions to drawdown, permits us to borrow amounts to pay all or a portion of the purchase price of additional vessels. We may refinance all or a portion of any additional indebtedness that we incur for vessel acquisitions from time to time with the net proceeds of future equity issuances. As of September 30, 2006, we were in compliance with the financial covenants contained in our secured loan agreement.

        For periods prior to October 17, 2005, our combined financial statements represent the operations of our vessels by our predecessor. The acquisition of the vessels by our predecessor and their operations were funded by bank debt and loans from OSG. As a result, our predecessor combined financial statements are not indicative of the financial position, results of operations or cash flows we would have achieved had we operated as an independent stand-alone entity during the periods presented for our predecessor or of future results.

        Working capital at September 30, 2006 was $14,535,000 compared with $12,176,000 on December 31, 2005. At September 30, 2006, additional hire related to the period from July 1, 2006 to September 30, 2006, which amounted to $4,306,000, had not been received from the charterers. Working capital at December 31, 2005 was approximately $12,176,000 compared with $21,128,000 at December 31, 2004 and $4,620,000 at December 31, 2003. At December 31, 2005, additional hire related to the period from October 18, 2005 through December 31, 2005, which amounted to $5,506,000, had not been received from the charterers. Unbilled voyage receivables at December 31, 2004 equaled $27,440,000 compared with $11,089,000 at December 31, 2003. As of December 31, 2004, such balance represents our share of unremitted pool earnings of $18,148,000 ($7,257,000 at December 31, 2003) due from the Tankers International Pool and $9,292,000 ($3,832,000 at December 31, 2003) due from the Aframax International Pool. The increase in amounts due from each of the pools is principally the result of the significant increase in TCE rates earned by our VLCCs and Aframaxes in the fourth quarter of 2004 ($109,578 per day for VLCCs and $57,579 per day for Aframaxes) compared with the comparable quarter of 2003 ($37,586 per day for VLCCs and $23,616 per day for Aframaxes).

        Net cash provided by operating activities was $40,555,000 in the first nine months of 2006 compared to $71,277,000 in the same period of 2005. This decrease was primarily attributable to new charter arrangements for our vessels, which since October 18, 2005 have been on long term fixed rate charters to OSG. Net cash provided by operating activities was $83,039,000 during the period from January 1, 2005 through October 17, 2005 compared with $84,248,000 in 2004 and $41,272,000 in 2003. Net cash provided by operating activities was $15,893,000 from October 18, 2005 through December 31, 2005. The treasury functions of OSG are managed centrally. Accordingly, cash received by our predecessor (principally charter hire) was swept from our predecessor's accounts to OSG for investment purposes, with a corresponding reduction in the loan payable to OSG. Cash required by our predecessor (principally vessel operating expenses, voyage expenses and debt amortization) was transferred from OSG with a corresponding increase in the loan payable to OSG. We had total debt outstanding of $236,000,000 at September 30, 2006, all of which is due to Royal Bank of Scotland. This was unchanged from December 31, 2005. We had total debt outstanding of $259,851,000, including $170,251,000 due to OSG, at December 31, 2004, and $334,403,000, including $239,603,000 due to OSG, at December 31, 2003. Loans payable to OSG did not have fixed repayment dates. In 2004 and 2003 and for the 290 days ended October 17, 2005, available net cash provided by operating activities was used to repay certain of the amounts advanced by OSG.

        During the second quarter of 2005, OSG made a capital contribution to our predecessor, reducing loans payable to OSG to zero.

        In July 2005, our predecessor repaid the outstanding balance of its long-term debt with funds advanced by OSG.

Aggregate Contractual Obligations

        We did not assume any of the debt that was allocated to our predecessor. As of December 31, 2005, our long-term contractual obligations were as follows:

	Summary Long-Term Future Contractual Obligations
	2006	2007	2008	2009	2010	Thereafter	Total
	(In thousands)
Ship management agreements(1)	$15,600	$15,600	$16,000	$16,400	$15,900	$9,900	$89,400
Long-term debt(2)	13,200	13,200	13,200	13,200	13,200	286,000	352,000

Total	$28,800	$28,800	$29,200	$29,600	$29,100	$295,900	$441,400

(1)
Our ship management agreements are cancelable by us at any time upon 90 days notice. Each charterer has the right to approve the replacement manager that we select; however, such approval may not to be unreasonably withheld. Each charterer also has the right to cause us to change the manager of its vessel under certain circumstances if it is dissatisfied with the manager's performance. In addition, in the event a ship management agreement is terminated, we will make a payment to Tanker Management in the amount of the aggregate drydocking costs paid by Tanker Management in excess of the aggregate drydock-related management fee payments charged to us, in accordance with the terms set forth in the applicable ship management agreement. If at such time drydock-related management fee payments exceed aggregate drydocking costs, we will receive a payment from Tanker Management in the amount of the difference.

(2)
Amounts shown include contractual interest obligations on $236 million of debt under the term portion of our credit facility. The interest obligations have been determined using an interest rate of 5.60% per annum based on the five-year interest rate swap arrangement that was effective as of October 18, 2005. The interest on the balance outstanding is payable quarterly and the principal is payable in quarterly installments of $6,062,500 commencing on January 18, 2011, with a final payment of $120,812,500 on October 18, 2015.

        We collect our fixed basic charter rate monthly in advance and pay our technical management fees monthly in advance. To the extent there are additional hire revenues, we receive such additional hire quarterly in arrears. Although we can provide no assurances, we expect that our cash flow from our chartering arrangements will be sufficient to cover our technical management fees, interest payments, commitment fees and other financing costs under our credit facility, insurance premiums, vessel taxes, general and administrative expenses and other costs and any other working capital requirements for the short and medium term. If necessary, we may also fund our working capital requirements with borrowings under our credit facility, which includes a $15 million working capital facility that may be drawn in full until the credit facility's fifth anniversary. We may fund our future vessel acquisitions with additional borrowings under our credit facility, which also includes a $150 million vessel acquisition facility that, subject to the satisfaction of conditions to drawdown, permits us to borrow amounts to pay the purchase price of additional vessels. Our longer term liquidity requirements include repayment of the principal balance of our credit facility. We may require new borrowings and/or issuances of equity or other securities to meet this repayment obligation. Alternatively, we can sell our assets and use the proceeds to pay down debt.

        Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. In addition, under the terms of our credit facility, we may not declare or pay any dividends if we are in default under the credit facility or if the market value of our vessels is less than 135% of our outstanding borrowings under the credit facility plus the actual or notional cost of terminating any interest rate swaps that we enter.

Risk Management

        Our predecessor was exposed, and we expect to be exposed, to market risk from changes in interest rates, which could affect our results of operation and financial position. Our predecessor managed exposure to interest rate risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We also manage this risk by entering into an interest rate swap agreement in which we exchange fixed and variable interest rates based on agreed upon notional amounts. We use such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparty to the derivative financial instrument is a major financial institution in order to manage exposure to nonperformance by counterparties.

        As of September 30, 2006, we had a five year swap effective as of October 18, 2005 with a notional amount of $236,000,000 outstanding. The swap converted the LIBOR-based interest rate on the debt to a fixed rate of 5.60% per annum including the applicable margin of 0.70%.

        The shipping industry's functional currency is the U.S. dollar. All of our revenues and most of our operating costs are in U.S. dollars.

Effects of Inflation

        We do not believe that inflation has had or is likely, in the foreseeable future, to have a significant impact on vessel operating expenses, drydocking expenses and general and administrative expenses.

Off Balance Sheet Arrangements

        With the exception of the above mentioned interest rate swap, we do not currently have any liabilities, contingent or otherwise, that we would consider to be off balance sheet arrangements.

THE INTERNATIONAL TANKER INDUSTRY

        The information contained under this heading has been reviewed by Maritime Strategies International Ltd., or MSI, which has confirmed to us, and we believe that this information is a general, accurate description of the international tanker industry. The statistical and graphic information in this prospectus has been compiled by MSI from its databases and a number of industry sources. MSI's methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all of the actual transactions occurring in the market. MSI's data compilation is subject to limited audit and validation procedures by MSI, and neither we nor any of our affiliates have independently verified this data. We believe that the information and data supplied by MSI is accurate in all material respects and we have relied upon such information for purposes of this prospectus.

Overview

        The international oil tanker industry provides seaborne transportation of crude and refined petroleum products for the oil market. Its customers include oil companies, oil traders, large oil consumers, oil refiners, government agencies and storage facility operators. In 2005, the industry transported an estimated 2.74 billion metric tons of oil, including 2.13 billion of crude oil and 0.61 billion of refined petroleum products. The freight rate for transporting oil can be volatile and is related to the demand for, and the supply of, oil tankers. Demand for oil tankers is influenced by many factors including international economic activity, changes in oil production, consumption, price levels, crude and refined products inventories and the distances over which oil is transported. Tanker supply, or the size of the international tanker fleet, is influenced by newbuilding levels, the scrapping of older vessels, the drydocking of existing vessels, environmental regulations and other factors.

Industry Ownership

        Seaborne transportation of crude oil and other petroleum products is provided both by major oil companies (private as well as state-owned) and by independent ship owners. The desire of major oil companies to outsource shipping has caused the number of tankers owned by oil companies to decrease in the last 20 years. As a result of this trend, independent tanker companies now own or control a large majority of the international tanker fleet.

        In recent years, leading tanker owners have been consolidating at an unprecedented rate. The ten largest tanker companies (by dwt) currently control approximately 25% of the international tanker fleet, compared with 18% in 1997. These companies are seeking to exploit the commercial and operational advantages of a larger fleet, either by increasing their own capacity or by placing their vessels in commercial pools. Due to their large size, commercial pools offer participants more opportunities to enter into complex charters, including contracts of affreightment, and to minimize unloaded backhauls and non-earning days through scheduling efficiencies than if vessel owners were to operate a vessel outside of a pool.

Tanker Demand

        The amount of oil transported in tankers is governed by the demand for oil, which is affected by general economic conditions, including international economic activity, imbalances between domestic production and consumption, oil prices and inventory levels for crude oil and refined petroleum products. Oil demand is also subject to seasonal factors. Winter heating and summer gasoline demand in the Northern hemisphere cause consumption to rise after a second quarter trough to a peak in the fourth quarter. However, due to the growing importance of Asia, this seasonal pattern has become less marked during the last five years.

        In addition to the volume of oil cargo, tanker demand is affected by the distance required to transport oil from oil-producing locations to oil-consuming destinations. Tanker demand is usually expressed in "tonne-miles", defined as the product of the amount of oil transported in tankers and the distance over which such oil is transported.

        The distance component is the most variable element of tonne-mile demand. Seaborne trading distances are determined principally by the location of oil production and its efficient distribution for refining and end use consumption. These trading patterns are sensitive both to major geopolitical events and to small shifts, imbalances and disruptions at all stages from wellhead production through refining to end use. Seaborne trading distances are also influenced by infrastructural factors, such as the availability of pipelines and canal "shortcuts".

        The greatest portion of oil delivered by sea is delivered to the major industrial and industrializing economies of the world, such as the United States, Western Europe, Japan, the Pacific Rim and India. This oil is shipped by tankers from the main exporting regions, primarily the Middle East, which has the world's largest proven oil reserves and accounts for almost half of all crude oil exports. Due to the relatively long distances between Middle Eastern loading terminals and discharge ports in most of these importing regions, the level of oil exports from the Middle East strongly affects the demand for tanker capacity and hence tanker rates. Oil exports from regions such as Latin America and the North Sea are typically shipped over much shorter distances and thus have a relatively smaller impact on tanker demand and rates.

        The following chart outlines world oil consumption and seaborne trade from 1980 to 2005.

OIL CONSUMPTION AND SEABORNE CRUDE TRADE

Global Demand Growth

        The growth in tanker demand seen in recent years has been driven by increases in oil consumption, import dependency and voyage hauls.

        Increasing oil consumption.    There has been a worldwide increase in oil consumption. Since the early 1980s, when the 1979 to 1980 hike in oil prices and the ensuing worldwide economic recession caused the market to contract, global oil consumption has enjoyed sustained growth, driven primarily by demand for transportation fuels. In the last three years, however, demand has accelerated to an average annual growth rate of 2.3%. The International Energy Agency, or IEA, estimates world demand to have grown by 1.1% in 2006.

        The largest oil consumers are situated in the established industrial economies of the world, such as the United States, Western Europe and Japan. However, demand for oil has increased the fastest among consumers in newly industrializing countries, including those in South and Far East Asia. China, for example, currently consumes less than 10% of global oil but has absorbed the equivalent of 31% of every extra barrel produced since 1999. In 2002, China surpassed Japan to become the world's second-largest oil consumer after the United States.

        Increasing import dependency.    The demand for crude is growing substantially faster than supply in the major consuming regions. Crude consumption transported by sea (rather than crude produced domestically) rose to 56% in 2005, compared with a low of 38% in 1985. Whereas Chinese demand has increased by an average of 8.3% each year since 2000, its domestic oil output rose by an average of only 2.1%. Similarly, in North America, which accounts for over a quarter of world demand, oil consumption has grown by 1.2% per year since 2000, while annual production has shrunk on average by 1% per year. This growing import dependency is further accelerated by the progressive run-down of commercial oil stocks, as oil majors have sought to minimize inventory costs.

        Increasing voyage lengths.    The fastest-expanding oil exporters are located in the Caspian Sea, Africa and the Arabian Gulf, at considerable distances from their fastest-growing customers (such as those in the Far East) and accordingly, the average voyage length has been rising. Just over 60% of world oil exports originate from the Middle East, the Former Soviet Union, or the FSU, and Africa. By comparison, exporters located close to large consumers, for example, those located in the North Sea (West Europe), the Caribbean Basin (the United States) and Indonesia (Far East), have been losing market share.

        Although the FSU has been the fastest-growing exporter since 2000, the world's largest proven oil reserves are located in the Middle East, from which almost 39% of all seaborne crude shipments, or more than twice its nearest regional rival, currently originate. By virtue of both volume and the distances shipped, Middle East exports exert strong influence on tanker employment and hence tanker rates. For example, whereas it would require approximately 5 million dwt to transport 1 million barrels per day to the U.S. Gulf from the North Sea, it would take 13 million dwt to do so from the Arabian Gulf.

        As the tables below illustrate, growth in oil demand over the last six years has been strongest in China and until 2005, to a lesser extent, North America. In contrast, demand in Western Europe has been flat or falling. At the same time, oil supply has grown fastest in non-OPEC regions, particularly in the FSU, while output from both the Middle East and other OPEC areas has dipped in 2001 and 2002 from previous levels before rising again in subsequent years.

OIL CONSUMPTION

	2000	2001	2002	2003	2004	2005	Compound annual growth rate 2000-2005
	(in million metric tons)%
North America	986	987	990	1,008	1,049	1,045	1.2
Western Europe	657	664	659	662	669	670	0.4
P.R. China	233	240	260	285	334	347	8.3
Other Asia	743	740	748	758	769	770	0.7
Rest of World	918	924	932	943	978	1,005	1.8

Total	3,537	3,555	3,589	3,656	3,799	3,837	1.6

WORLD OIL SUPPLY

	2000	2001	2002	2003	2004	2005	Compound annual growth rate 2000-2005
	(in million metric tons)%
North Sea	307	299	297	283	270	248	(4.2)
Former Soviet Union	393	425	466	514	559	577	8.0
Other Non-OPEC	1,394	1,394	1,421	1,428	1,445	1,444	0.7

Total Non-OPEC	2,094	2,118	2,184	2,225	2,274	2,269	1.6

Arabian Gulf OPEC	1,040	1,003	938	1,030	1,100	1,124	1.6
Other OPEC	480	473	450	451	491	502	0.9

Total OPEC	1,520	1,476	1,388	1,481	1,591	1,626	1.4

Total	3,614	3,594	3,572	3,706	3,865	3,895	1.5

Tanker Supply

        The supply of tanker capacity is measured by the amount of suitable deadweight tonnage available to transport oil and depends on the aggregate tonnage of the existing international tanker fleet, the number of newbuildings, the scrapping of older tankers and the number of tankers used for storage, in drydock or otherwise not available for transporting use.

        The decision to order newbuildings and scrap older vessels is influenced by many factors, including prevailing and expected charter rates, newbuilding, secondhand and scrap prices, availability of delivery dates and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. It takes approximately 18 to 36 months, depending in part on berth availability at shipyards, from the time a newbuilding contract is placed for a ship-owner to take delivery of a vessel. Shipyard orderbooks are presently at peak levels due to strong demand from all sectors of the shipping industry, including the tanker sector. As a result, there are very few shipyard berths available for tanker delivery prior to 2010.

        Over the last five years tanker scrapping has increased as stricter inspection and regulatory and political pressures have forced the mandatory retirement of older tonnage built in the mid 1970s. Consequently, tanker fleet capacity has grown at an average rate of only 3.5% during the last five years, despite the high level of newbuildings.

Major Tanker Segments

        Oil tankers are customarily divided into crude and product carriers. Product carriers have coated tanks and transport various refined oil products. Crude oil tankers are classified according to their deadweight size. While there is no standard industry-wide categorization of the vessel types, crude oil tankers are customarily divided into the following four market segments:

Segment	Size Range
(dwt)
VLCCs	200,000 +
Suezmaxes	120,000-200,000
Aframaxes	80,000-120,000
Panamaxes	50,000-80,000

        The table below sets forth information about the number of vessels and deadweight capacity of each of these market segments as of October 1, 2006. The information below for VLCCs includes V Pluses, which are 320,000 dwt and above. The information for Aframaxes and Panamaxes includes coated tankers, which can transport refined products as well as crude oil.

			Deadweight Capacity
	Number of Vessels
Segment			Total (mm)
	Total	Share		Share
		%		%
VLCCs	490	26	143.4	49
Suezmaxes	348	18	52.4	18
Aframaxes	703	37	71.3	24
Panamaxes	365	19	24.2	8

TOTAL	1,906	100	291.3	100

Note: These figures exclude special purpose vessels and combination carriers which can transport dry cargo as well as oil.

The VLCC market

        VLCC trade routes.    Because of their economies of scale, VLCCs are typically chartered to transport crude oil, wherever cargo volumes, voyage distances and port and canal size restrictions permit. VLCCs carry approximately 80% to 85% of all crude oil exported from the Middle East and are most frequently deployed on long-haul Arabian Gulf trade routes to the Far East, to Western Europe (via the Cape of Good Hope) and to the U.S. Gulf.

        VLCC fleet profile.    VLCCs comprise the largest segment of the crude-carrying tanker fleet, constituting 49% of fleet deadweight capacity as of October 1, 2006. Apart from IMO regulations, the key factors influencing the scrapping of VLCCs have been their age and the repair and maintenance costs of keeping them in class. Most of the VLCCs built in the 1970s have been scrapped and, correspondingly, the average age of the VLCC fleet has declined steeply from 14.2 years at the end of 1999 to 8.8 years by October 1, 2006. Although only 16 VLCCs will pass their 25th or 30th anniversaries during the current decade, some 173 VLCCs (or 33% of the VLCC fleet by dwt capacity) do not have double hulls. Given the considerable cost of retrofitting a second hull to a VLCC of this age and given that current IMO regulations stipulate (subject to some exceptions) that all non-double hulled VLCCs must be phased out by 2010, it is likely that high levels of enforced scrappings will persist during the present decade.

        Over the next five years, approximately 46.6 million dwt of VLCC newbuildings are scheduled for delivery. This corresponds to 33% of the VLCC fleet as at October 1, 2006 and approximately matches the capacity of the remaining non-double hulled vessels. Actual deliveries will depend on whether shipyards alter their delivery schedules and whether new contracts are added to the volume of orders already placed. However, as previously mentioned, available shipyard berths for new contract deliveries prior to 2010 are extremely limited. As such, actual deliveries from 2007 through 2009 are more likely to fall short of, rather than exceed, those currently scheduled. The chart below, which includes scheduled new deliveries, outlines the VLCC fleet by deadweight by year built.

VLCC FLEET BY YEAR OF BUILD
AND SCHEDULED NEW DELIVERIES
(AS AT OCTOBER 1, 2006)

        VLCC earnings.    VLCC freight rates can be highly volatile and vary substantially even on a day-to-day basis. VLCC rates depend largely on the market fundamentals of VLCC supply and demand but are also influenced by other factors such as the cost of bunkers and port charges. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, older vessels are prone to longer off hire periods due to repair and maintenance requirements, which reduce their earnings capabilities.

        The chart below shows VLCC time charter equivalent spot rates for VLCCs. During the latest peak in November 2005, average earnings for a modern double hull VLCC exceeded $110,000 per day. Although freight rates have subsequently come off these peaks, VLCC average annual earnings remain at very high levels compared with the 1980s and 1990s. Despite their volatility, earnings in the seven years since 1999 have been higher than during any comparable period in the past.

VLCC (MODERN DOUBLE HULL)
AVERAGE TIME CHARTER EQUIVALENT EARNINGS

	2000	2001	2002	2003	2004	2005	2006
	(in U.S. dollars per day)
Average TCE Earnings	55,440	38,829	22,807	52,684	96,325	60,627	63,073

        VLCC prices.    After a long period of relative stability, shipyard contracting prices for VLCCs began to climb in 2003. Buoyed by strong orderbooks and steep cost increases for steel plate, the average shipyard contract price for a VLCC newbuilding more than doubled from $63 million in the fourth quarter of 2002 to $129 million by the fourth quarter of 2006. Resale values have increased even more markedly. Strong earnings growth and the lack of near-term berths have caused the average price of a ten year old VLCC to triple from $32 million to $96 million over the same period.

        The chart below depicts the average newbuild price of a VLCC compared with the resale price of a ten year old vessel over the last decade. In both instances, VLCC prices have seen dramatic increases from 2003 to the present time.

VLCC NEWBUILD AND RESALE VALUES

The Aframax Market

        Aframax trade routes.    As a result of their flexibility and size, Aframaxes are deployed in much more diverse trading patterns than the larger tankers and transport crude from virtually all the major crude exporting regions in both the Atlantic and Pacific. Aframax crude carriers are typically deployed on short haul or distributive routes where draft or other size restrictions prevent the use of larger tankers or where crude oil is produced or consumed in smaller quantities.

        The principal intra-regional trading areas for Aframax crude carriers are Europe and the Mediterranean (including the Black Sea), the Atlantic Basin (including the Caribbean and North Sea) and the Asia Pacific region. However, Aframaxes also transport crude on longer haul routes, in particular, across the Atlantic Ocean westbound from Europe to North America.

        Aframax fleet profile.    Aframax tankers account for the second-largest share (after VLCCs) of the total crude tanker fleet by dwt. As at October 1, 2006, this share was 24% of the fleet, including coated tankers which can also transport refined products. The average age of the Aframax fleet is 9.0 years and, like other tanker fleets, the fleet is substantially younger than it was five years ago. However, approximately 7.9 million dwt, or 11.1% of fleet capacity, is 20 or more years old and 15.7 million dwt, or 22.0% of the fleet, is not fitted with double hulls. Aframax tankers are subject to the same IMO regulations as VLCCs and, while it is not possible to know with certainty whether these regulations will change, it is highly probable that the large majority of tonnage that is not double hulled will have to be scrapped by 2010.

        Aframax newbuildings scheduled for delivery from 2006 through 2010 stood at 23.0 million dwt as at October 1, 2006, representing 32.2% of the existing Aframax fleet. Since shipyard berths for additional newbuilding contracts are effectively unavailable for delivery prior to 2010, it is likely that actual deliveries will not exceed this figure over the next three years.

        The chart below, which includes scheduled new deliveries, outlines the Aframax fleet by deadweight by year built.

AFRAMAX FLEET BY YEAR OF BUILD
AND SCHEDULED NEW DELIVERIES
(AS AT OCTOBER 1, 2006)

        Aframax earnings.    Aframax earnings are highly volatile and vary substantially even on a day-to-day basis. While earnings depend largely on the supply-demand imbalance, other factors govern earnings. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, modern tonnage is generally preferred for time charters.

        The chart below shows time charter equivalent spot rates for modern Aframaxes. As with VLCC rates, Aframax spot rates have been extremely volatile during the current decade. However, average freight earnings have remained substantially higher than during the previous decade. Even since the freight market touched record levels of over $90,000 per day during November 2004, rates have not fallen below levels that were peaks during the latter half of the 1990s.

AFRAMAX (MODERN DOUBLE HULL)
AVERAGE TIME CHARTER EQUIVALENT EARNINGS

	2000	2001	2002	2003	2004	2005	2006
	(in U.S. dollars per day)
Average TCE Earnings	33,698	31,095	19,641	34,339	49,775	41,835	39,356

        Aframax prices.    Aframax prices have followed a similar pattern to those of VLCCs for the same reasons. Shipyard contracting prices started to rise in 2003 as a result both of the global shortage of shipyard berths and cost pressures, particularly for steel plate. As a result, the average shipyard contract price for an Aframax newbuilding has risen by over 90% since the end of 2002. Due to strong earnings growth and the premium on immediate delivery, resale values have climbed substantially faster. At the beginning of 2002, the average price of a ten year old Aframax amounted to just over 50% of the contracting cost for an equivalent newbuilding. During 2006, that figure has averaged above 80%.

        The chart below depicts the average newbuild price of an Aframax compared with the resale price of a ten year old vessel over the last decade. In both instances, Aframax prices have seen dramatic increases from 2003 to the present time.

AFRAMAX NEWBUILD AND RESALE VALUES

BUSINESS

Our Company

        We operate a fleet of double hull tankers. Our fleet currently consists of three very large crude carriers, or VLCCs, which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or dwt, and four Aframax tankers, which are tankers ranging in size from 80,000 to 120,000 dwt. Our fleet principally operates on international routes and had a combined carrying capacity of 1,342,372 dwt and a weighted average age of 6.6 years as of September 30, 2006, compared with a weighted average age of 9.5 years for the world tanker fleet.

        We acquired the seven vessels in our fleet from subsidiaries of OSG on October 18, 2005 in exchange for cash and shares of our common stock, and we have chartered these vessels back to subsidiaries of OSG. OSG, one of the world's largest bulk-shipping companies, owns and operates a modern fleet of 91 vessels (including the seven vessels that comprise our fleet) that have a combined carrying capacity of 11.6 million dwt as of September 30, 2006. OSG's fleet consists of both internationally flagged and U.S. flagged vessels that transport crude oil, petroleum products and dry bulk commodities. OSG beneficially owned approximately 44.5% of our outstanding common stock as of January 16, 2007.

        Our strategy is to charter our vessels primarily pursuant to multi-year time charters to take advantage of the stable cash flow associated with long-term time charters. In addition, our time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool, and we expect our potential to earn additional hire will benefit from the higher utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance.

        Effective October 18, 2005, we time chartered our tankers to subsidiaries of OSG for terms of five to six and one-half years. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel, which we call the Broker Panel, will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

Our Competitive Strengths

        We believe that we have a number of strengths that provide us with a competitive advantage in the tanker industry, including:

  •
  A modern, high quality fleet.    As of September 30, 2006, our three VLCC and four Aframax vessels had a weighted average age of 6.6 years, compared with a weighted average age for the world tanker fleet of 9.5 years. All of our tankers are of double hull construction and were designed and built to OSG's specifications and, prior to the IPO, were only operated by OSG. We believe they are among the most efficient and safest tankers in the world. We believe that owning and maintaining a modern, high quality fleet reduces off hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our ships.

  •
  Participation in OSG's pooling arrangements.    We believe that we benefit from OSG's membership in the Tankers International Pool for VLCCs and the Aframax International Pool for Aframaxes, and we expect OSG's subsidiaries to continue to operate our vessels in these pools. We believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

  •
  An experienced management team.    Our management team is led by Ole Jacob Diesen, our chief executive officer, who has over 30 years of experience in the shipping industry. Mr. Diesen has been an independent corporate and financial management consultant since 1997 and has extensive experience in the shipping industry, including advising on a broad range of shipping transactions such as vessel sales and financings, vessel charters, pooling and technical management agreements.

Our Strategy

        Our strategy is designed to generate stable cash flow through long-term fixed rate charters that provide us with the potential to earn additional revenue. The key elements of our strategy are:

  •
  Charter our fleet primarily under multi-year, fixed-rate time charters that provide for profit sharing.    We have time chartered all of our vessels to subsidiaries of OSG, one of the world's largest bulk-shipping companies, for periods of five to six and one-half years under charters that provide for fixed monthly payments, plus the potential to earn additional profit sharing payments. We believe that our long-term charters will generate stable and predictable cash flow and provide us with the opportunity to earn significant additional hire as market rates exceed our basic hire rates.

  •
  Substantially fix our operating costs under our ship management agreements.    Our tankers are managed by Tanker Management Ltd., a wholly owned indirect subsidiary of OSG that we refer to as Tanker Management, or our technical manager, pursuant to ship management agreements that became effective at the completion of our IPO. Under these agreements, which are coterminous with the charter for the applicable vessel, Tanker Management has assumed all responsibilities for the technical management of our vessels and for most of the operating costs (excluding insurance premiums and vessel taxes) in exchange for a fee that is fixed through October 2007. We believe these arrangements provide us with added certainty regarding the operating costs of our vessels.

  •
  Strategically expand our fleet.    We intend to grow our fleet through timely and selective acquisitions of additional vessels in a manner that is accretive to earnings and dividends per share over time. Although our fleet consists of our three VLCCs and four Aframax tankers, we intend to consider potential acquisitions of tankers in smaller size classes as well. To facilitate our future acquisitions, we entered into a credit facility in connection with our IPO that, subject to the satisfaction of conditions to drawdown, permits us to borrow on a committed basis up to $150 million to finance the purchase price of additional vessels that we may acquire in the future.

Charter Arrangements

        The following summary of the material terms of the charters does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the charters. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read the entire time charter party for each vessel filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        Effective October 18, 2005, our wholly owned subsidiaries time chartered our vessels to the charterers for a period of five to six and one-half years, as set forth in the table below. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. The charterer must exercise its renewal option in writing at least 90 days prior to expiration of the existing charter. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the charter. The shipbrokers panel, which we call the Broker Panel, will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer. We guarantee the obligations of each of our subsidiaries under the charters and OSG guarantees each charterer's obligation to make charter payments to us.

Vessel	Term of Initial Charter	Expiration of Initial Charter	Term of Extension Periods	Maximum Aggregate Extension Term
Overseas Ann	6 1/2 years	April 17, 2012	1, 2 or 3 years	8 years
Overseas Chris	6 years	October 17, 2011	1, 2 or 3 years	8 years
Regal Unity	5 1/2 years	April 17, 2011	1, 2 or 3 years	6 years
Overseas Cathy	6 1/4 years	January 17, 2012	1, 2 or 3 years	8 years
Overseas Sophie	5 3/4 years	July 17, 2011	1, 2 or 3 years	8 years
Rebecca	5 years	October 17, 2010	1, 2 or 3 years	5 years
Ania	5 years	October 17, 2010	1, 2 or 3 years	5 years

        The charterers are wholly owned subsidiaries of OSG. Under the charters, we are required to keep the vessels seaworthy, and to crew, operate and maintain them, including ensuring (i) that the vessels have been approved for trading (referred to in the industry as "vetting approvals") by a minimum of four major oil companies and (ii) that we do not lose any vetting approvals that are required to maintain the vessels' trading patterns. Tanker Management performs those duties for us under the ship management agreements described below. If structural changes or new equipment is required due to changes mandated by legislation or regulation, the vessel classification society or the standards of an oil company for which vetting approval is required, the charterers will be required to pay the first $50,000 per year per vessel for all such changes. To the extent the cost of all such changes exceeds $50,000, the excess cost will be apportioned to us and the charterer of the vessel on the basis of the ratio of the remaining charter period and the remaining useful life of the vessel (calculated as 25 years from the year built), with the charterers paying 50% of the apportioned cost. Each charter also provides that the basic hire will be reduced if the vessel does not achieve the performance specifications set forth in the charter. Pursuant to the charters, the charterers have agreed to endeavour to avoid or limit any liability to their customers for consequential damages. In addition, the charterers and OIN have agreed to use their commercial best efforts to charter our vessels on market terms and to ensure that preferential treatment is not given to any other vessels owned, managed or controlled by OIN or its affiliates.

        The charterers have a right of first offer over the sale of a vessel, which, in the event we wish to sell a vessel, requires us to offer to sell the vessel to the applicable charterer at a price determined by a shipbroker panel. The charterers are not obligated to pay us charter hire for off hire days that include days a vessel is unable to be in service due to, among other things, repairs or drydockings. However, we have obtained loss of hire insurance that will generally provide coverage against business interruption for periods of more than 21 days (in the case of our VLCCs) or 14 days (in the case of our Aframaxes) per incident (up to a maximum of 120 days per incident), following any loss under our hull and machinery policy.

        The terms of the charters do not provide the charterers with an option to terminate the charter before the end of their respective terms. However, the charterers may terminate in the event of the total loss or constructive total loss of a vessel, if the vessel fails an inspection by a government and/or a port state authority, in the event the vessel fails to comply with the charter's vetting requirements, or in the event that the vessel is rendered unavailable for charterers' service for a period of thirty days or more as a result of detention of a vessel by any governmental authority, or by any legal action against vessel or owners, or by any strike or boycott by the vessel's officers or crew.

Basic Hire

        Under each time charter, the daily charter rate for each of our vessels, which we refer to as basic hire, is payable to us monthly in advance and will increase annually. The basic hire under the charters for each vessel type during each year of the fixed term of the charter is as follows:

Charter Year	End of Charter Year*	VLCC	Aframax (Overseas Cathy and Overseas Sophie)	Aframax (Rebecca and Ania)
1	October 17, 2006	$37,200/day	$24,500/day	$18,500/day
2	October 17, 2007	37,400/day	24,700/day	18,700/day
3	October 17, 2008	37,500/day	24,800/day	18,800/day
4	October 17, 2009	37,600/day	24,900/day	18,900/day
5	October 17, 2010	37,800/day	25,100/day	19,100/day
6	October 17, 2011	38,100/day	25,400/day

*
The charters for the Overseas Cathy and the Overseas Ann expire on January 17, 2012 and April 17, 2012, respectively. During the period from October 17, 2011 to their respective expiration dates, the basic hire is $25,700 and $38,500 per day, respectively. The charter for the Regal Unity expires on April 17, 2011 and the charter for the Overseas Sophie expires on July 17, 2011.

        Under each time charter, the charterer has the option to renew the charter on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. Each such option will be exercisable not less than three months prior to the then effective charter expiration date. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by the Broker Panel, or (ii) the basic hire rate set forth in the charter. The Broker Panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

Additional Hire

        Pursuant to our charter arrangements, the parent of each of the charterers, OSG International, Inc., or OIN, has agreed to pay us quarterly in arrears a payment, which is in addition to the basic hire we will receive under our charters, that we refer to as additional hire. OIN will pay us additional hire on a quarterly basis equal to 40% of the excess, if any, of the aggregate charter hire earned (or deemed earned in the event that a vessel is operated in the spot market outside a pool) by the charterers on all of our vessels above the aggregate basic hire paid by the charterers to us in respect of all of our vessels during the calculation period. OSG has guaranteed the additional hire payments due to us under the charter framework agreement. If we sell a vessel to a third party, the vessel will continue to be subject to the charter framework agreement and will continue to earn additional hire, but will not be included in our fleetwide calculations. Additional hire is calculated on a time charter equivalent, or TCE, basis, regardless of whether the charterers operate our vessels in a pool, on time charters or in the spot market. However, the manner in which charter hire is calculated for a given period depends on whether our vessels are operated in a pool or in the time or spot charter market. Currently, all of our vessels are operated in either the Tankers International Pool or the Aframax International Pool.

General provisions regarding additional hire.

        For the First Four Fiscal Quarters.    Additional hire is calculated at the end of each quarter through and including the quarter ending September 30, 2006 for the period commencing on the effective date of the charters and ending on the last day of the applicable quarter, as follows:

  •
  TCE revenue earned or deemed earned by the charterers for all of our vessels over the calculation period is aggregated;

  •
  the basic hire earned by all of our vessels during the calculation period is aggregated;

  •
  additional hire for the calculation period is equal to 40% of the excess, if any, of the TCE revenue earned or deemed earned by the charterers over the basic hire earned by all of our vessels; and

  •
  additional hire payable for the relevant quarter is equal to the excess, if any, of the additional hire for the calculation period over the amount of additional hire paid in respect of previous quarter.

        The calculation period for each of the four quarters beginning on the effective date and ending on September 30, 2006 is the period commencing on the effective date and ending on the last day of such calendar quarter.

        In Subsequent Fiscal Periods.    Additional hire for any calendar quarter ending after September 30, 2006, is also calculated on a fleetwide basis and will be equal to an amount that is 40% of the excess, if any, of (i) the aggregate of the rolling four quarter weighted average hire for all of our vessels in the calendar quarter over (ii) the aggregate of the basic hire earned by all of our vessels in that calendar quarter. The weighted average hire for each vessel is determined by:

  •
  aggregating all TCE revenue earned or deemed earned by the vessel in the four quarter period ending on the last day of the quarter and dividing the result by the number of days the vessel was on hire in that four quarter period; and

  •
  multiplying the resulting rate by the number of days the vessel was on hire in the calendar quarter.

        OIN is responsible for performing the additional hire calculations each quarter, subject to our right to review its calculations. Additional hire, if any, is payable on the 35th day following the end of each calendar quarter. We will not be required to refund any additional hire payments made to us by OIN in respect of prior periods due to our vessels earning less than the basic hire amounts.

Additional hire for vessels operating in a pool.

        General.    In order to enhance vessel utilization and earnings, OSG is a member of the Tankers International Pool, which operates VLCCs and V Pluses, and the Aframax International Pool, which operates Aframaxes. Our vessels are currently operated in these pools. The Tankers International Pool consists of 46 VLCCs and V Pluses as of September 30, 2006, including our three VLCCs, and the Aframax International Pool consists of 36 Aframaxes as of September 30, 2006, including our four Aframaxes. The large number of vessels managed by these pools allows them to enhance vessel utilization, and therefore vessel earnings, with backhaul cargoes and contracts of affreightment, or

COAs, which minimize idle time and distances travelled empty. We therefore believe that, over a longer period of time, our potential to earn additional hire will be enhanced by the higher utilization rates and lower overhead costs that a vessel operating inside a pool can achieve compared with a vessel operating independently outside of a pool.

        Allocation of pool revenues.    Earnings generated by all vessels operating in a pool are expressed on a TCE basis and then pooled and allocated based on a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Earnings from vessels operating on voyage charters in the spot market and on COAs within the pool need to be converted into TCEs (by subtracting voyage expenses such as fuel and port charges) while vessels operating on time charters within a pool do not need to be converted. For vessels operating on voyage charters in the spot market and on COAs, aggregated voyage expenses are deducted from aggregated revenues to result in an aggregate net revenue amount, which is the TCE amount. These aggregate net revenues are combined with aggregate time charter revenues to determine aggregate pool TCE revenue. Aggregate pool TCE revenue is then allocated to each vessel in accordance with the allocation formula. Because OSG currently operates all the VLCCs and Aframaxes it owns and charters-in in the Tankers International and Aframax International Pools, respectively, we expect that our vessels will continue to be operated in these pools and that each charterer will earn its vessel's share of the respective pool's TCE revenue from the commencement of our time charters with OSG's subsidiaries and for so long as OSG maintains its membership in that pool. However, OSG can withdraw from either pool at any time, and the members of either pool can agree to change the terms of their respective pools at any time. Furthermore, under the current terms of the respective pool agreements, OSG may withdraw a particular VLCC (including any of ours) from the Tankers International Pool and time charter it to third party for a term exceeding five years and may withdraw a particular Aframax (including any of ours) from the Aframax International Pool and time charter it to a third party for a term in excess of three years.

        The amount of TCE revenue earned by our vessels that operate in a pool is equal to the pool earnings for those vessels, as reported to each charterer by the respective pool manager.

Additional hire for vessels operating outside of a pool.

        If OSG withdraws any of our vessels from a pool, or if a pool disbands, the methodology for calculating TCE revenue for determination of additional hire with respect to that vessel will change in the applicable quarter. In that case, TCE revenue for the affected vessel will be equal to:

  •
  for periods under time charters:    actual time charter hire earned by the charterer under time charters to third parties for any periods during the quarter that the vessel operates under the time charter, less ship broker commissions paid by the charterer to unaffiliated third parties in an amount not to exceed 2.5% of such time charter hire and commercial management fees paid by the charterer to unaffiliated third parties in an amount not to exceed 1.25% of such time charter hire; plus

  •
  for periods in the spot market:    the TCE revenue deemed earned by the charterer in the spot market, calculated as described under the special provisions referred to below. We define spot market periods as periods during the quarter that a vessel is not subchartered by the charterer under a time charter or operating in a pool and during which the vessel is on hire under our time charter with the charterer.

        Special provisions regarding the calculation of additional hire when vessels are operated outside of a pool and not in the time charter market.

        If a vessel is operated by a charterer outside of a pool and not in the time charter market (i.e., in the spot market), TCE revenue will be deemed earned for the period that the vessel is operating on the spot market and is on hire under our time charter. TCE revenue will be calculated each quarter using averages of the daily spot rates (expressed in Worldscale Points) for the routes specified below, as determined by the Broker Panel. We refer to these averages as the average spot rates and we refer to these routes as the notional routes. The average spot rates will be determined for the notional routes as follows:

  •
  multiplying the daily spot rate expressed in Worldscale Points (first divided by 100) by the applicable Worldscale flat rate (expressed in U.S. dollars per ton of cargo) for the notional route as set forth in the New Worldwide Tanker Nominal Freight Scale issued by the Worldscale Association for the relevant period and multiplying that product by the cargo size (in tons) for each vessel type to calculate freight income;

  •
  subtracting voyage costs consisting of brokerage commissions of 2.5% and commercial management costs of 1.25%, bunker costs and port charges from freight income to calculate voyage income; and

  •
  dividing voyage income by voyage duration, including time in port.

        A TCE per-day rate will be calculated based on the average spot rates reported by the Broker Panel and weighted by the notional routes as described below. TCE revenue for the vessel will be calculated by multiplying the TCE per-day rate by the number of days the vessel was operating on hire under our time charter during that quarter.

        The Broker Panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and OIN. If Worldscale ceases to be published, the Broker Panel shall use its best judgment in determining the nearest alternative method of assessing the market rates on the specified voyages.

        On the last day of each calendar quarter, OIN will instruct the Broker Panel to determine for each notional route the average spot rate for the relevant period during that quarter that the vessel was on hire. Periods for which a vessel is off hire under our time charter for any reason will be excluded from the calculation. The Broker Panel will be instructed to deliver their assessment of the average spot rates no later than the fifth business day following the instruction date to make such assessment. Upon receipt of the Broker Panel's assessment of the average spot rates, OIN will calculate the TCE revenue deemed earned by each charterer for the relevant periods during that quarter, and will deliver such calculation to us no later than the fifth business day following the date on which it receives the average spot rate assessment from the Broker Panel. Such TCE revenue amounts will be included in the additional hire calculation for the quarter. Determinations of the Broker Panel will be binding on us and OIN. We and OIN will share equally the cost of such Broker Panel assessment and of any experts engaged by the Broker Panel.

        The notional routes, cargo sizes and the weighting to be applied to each route in calculating the time charter equivalent daily rates is as follows:

1.
Aframaxes

  Puerta la Cruz to Corpus Christi with 70,000 tons of crude (50% weight)
  Sullom Voe to Wilhelmshaven with 80,000 tons of crude (25% weight)
  Banias to Lavera with 80,000 tons of crude (25% weight)

2.
VLCCs

  Ras Tanura to Chiba with 250,000 tons of crude (50% weight)
  Ras Tanura to LOOP with 280,000 tons of crude (46% weight)
  Offshore Bonny to LOOP with 260,000 tons of crude (4% weight)

        The notional routes are intended to represent routes on which Aframaxes and VLCCs are typically traded by the charterers. If during the term of the charter, in OIN's reasonable opinion, any notional route ceases to be used by Aframaxes or VLCCs, as the case may be, or the selection of bunkering ports for purposes of determining bunker prices ceases to be representative of bunkering practice along a notional route, OIN may, with our consent, which we may not unreasonably withhold, instruct the Broker Panel to substitute alternative notional routes and bunkering ports that most closely match the routes and bunkering ports then being used by Aframaxes or VLCCs and to apply appropriate weights to such alternative routes for such period.

        If in OIN's reasonable opinion it becomes impractical or dangerous, due to war, hostilities, warlike operations, civil war, civil commotion, revolution or terrorism for Aframax tankers and VLCCs to operate on the notional routes, OIN may request our agreement, which we may not unreasonably refuse, for the average daily rate to be determined during the period of such danger or restriction of trading using average spot rates determined by the Broker Panel for alternative notional routes proposed by the charterer that reasonably reflect realistic alternative round voyage trade for Aframaxes and VLCCs during the period of such danger or restriction of trading. In such event, the TCE revenue for such period will be calculated using the daily spot rates for such alternative routes and applying such weights as determined by the charterer, with our agreement, which we may not unreasonably refuse.

        Additional details on the calculation of TCE revenue for spot periods are set forth below:

  •
  Calculation of voyage duration. The voyage duration for each notional route will be calculated for the laden and ballast legs of a round trip on such notional route using the distance, speed and time in port specified below for each vessel.

  •
  Data used in calculations. The following data will be used in the above calculations and is subject to annual review to ensure consistency with industry standards:

  Bunkers in port

        For Overseas Cathy and Overseas Sophie:    loading 20 tons; discharging 20 tons.

        For Rebecca and Ania:    loading 20 tons; discharging 20 tons.

        For VLCCs:    loading 50 tons; discharging 200 tons.

  Bunker costs

        Bunkers used in the calculation of freight income will be determined based on speed, distance and consumption of bunkers at sea and in port. Bunker costs will be equal to the bunkers used multiplied by the bunker price. Bunker prices will be as published by Platts Bunkerwire, or a similar publication or quotation service mutually acceptable to us and the charterer, and will be increased for barge delivery charges to reflect the average barge delivery charges in the applicable port over the prior applicable period.

        Bunker prices for Aframaxes:    the weighted average of the daily mean prices during the spot period for Marine Fuel Oil grade IFO 380 CST prevailing at each of Houston (50% weighting), Rotterdam (25% weighting) and Gibraltar (25% weighting).

        Bunker prices for VLCCs:    the average of the daily mean prices during the spot period for Marine Fuel Oil grade IFO 380 CST prevailing at each of Fujairah and Houston, averaged on an equal weighting.

  Port charges

        The port charges for each notional route will be equal to the sum of port tariffs, tugs and other port call expenses at the loading and discharging ports, in U.S. dollars, converted if necessary at the exchange rate in effect on the last calendar day of the period for which the TCE day rate is being calculated.

  Time in port

        For Aframaxes:    5 days, which will be split 2 days loading, 2 days discharging and 1 day idling.

        For VLCCs:    7.5 days, which will be split 3 days loading, 3 days discharging and 1.5 days idling.

  Distance

        The distance for each notional route will be determined according to the "World-Wide Marine Distance Tables" published by British Petroleum.

  Speed and consumption at sea

        For Overseas Cathy and Overseas Sophie:    15 knots at 60 tons per day in laden condition and 15 knots at 60 tons per day in ballast condition, less a steaming allowance of 7.5% applied to the speeds to allow for weather and navigation.

        For Rebecca and Ania:    13.3 knots at 37 tons per day in laden condition and 13.3 knots at 37 tons per day in ballast condition, less a steaming allowance of 7.5% applied to the speeds to allow for weather and navigation.

        For VLCCs:    14.75 knots at 105 tons per day in laden condition and 15.75 knots at 100 tons per day in ballast condition, less a steaming allowance of 7.5% applied to the speeds to allow for weather and navigation.

Ship Management Agreements

        The following summary of the material terms of the ship management agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read the entire ship management agreement for each vessel filed as an exhibit to the registration statement of which this prospectus forms a part.

        Our vessel owning subsidiaries have entered into fixed rate ship management agreements with Tanker Management. Under the ship management agreements, Tanker Management is responsible for all technical management and most of the associated costs, including crewing, maintenance, repair, drydockings (subject to the provisions described below), maintaining required vetting approvals, and other vessel operating expenses, but excluding insurance premiums and vessel taxes. We have agreed to guarantee the obligations of each of our subsidiaries under the ship management agreements.

        Tanker Management will be responsible for all scheduled drydocking costs related to our vessel during the term of the ship management agreement. However, if a ship management agreement is terminated, we will make a payment to Tanker Management in the amount of the cumulative scheduled drydocking costs paid by Tanker Management in excess of the cumulative drydock-related management fee payments paid by us, in accordance with the terms set forth in the applicable ship management agreement. If at such time cumulative drydock-related management fee payments paid by us exceed cumulative scheduled drydocking costs paid by Tanker Management, we will receive a payment from Tanker Management in the amount of the difference. Following the first drydocking of the applicable vessel, we will be responsible for any reasonably unanticipated repair to a vessel that (i) is not due to the fair wear and tear of the vessel and (ii) exceeds any insurance or warranty coverage amounts.

        Tanker Management is also obligated under the ship management agreements to arrange for insurance for each of our vessels, including marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance and loss of hire insurance and we are responsible for the payment of all premiums. Tanker Management is responsible for the payment of deductibles subject to the following per claim limits:

  •
  for our hull and machinery policy, $250,000 for claims on any of our VLCCs and $125,000 for claims on any of our Aframaxes;

  •
  for our protection and indemnity policy:

  •
  $100,000 for claims under the running down clause and the fixed and floating objects clause, and

  •
  $15,000 for all other protection and indemnity claims.

        Tanker Management is not required to make any payments in respect of any off hire period that is not covered by loss of hire insurance. We have obtained loss of hire insurance that will generally provide coverage against business interruption for periods of more than 21 days (in the case of our VLCCs) or 14 (in the case of our Aframaxes) per incident (up to a maximum of 120 days) following any loss under our hull and machinery policy (mechanical breakdown, grounding, collision or other incidence of damage that does not result in a total loss or constructive total loss of the vessel). Tanker Management is permitted to assign its duties under the ship management agreements to an affiliate at any time.

        Each ship management agreement is coterminous with the time charter of the associated vessel. An extension of a time charter will trigger an extension of the associated ship management agreement unless it is cancelled as described below. Under each ship management agreement, we will pay Tanker Management a technical management fee in exchange for the management services and payment of costs described above, expressed in dollars per day that is payable monthly in advance and calculated on the actual number of days in the month. For each management agreement, the technical management fee is fixed through October 2007 and will increase by 2.5% per year thereafter for the duration of the agreement.

        The schedule of technical management fees for the initial charter period is as follows:

Year of Agreement	End of Annual Period	VLCC	Aframax
1	October 17, 2006	$6,500/day	$5,800/day
2	October 17, 2007	6,500/day	5,800/day
3	October 17, 2008	6,663/day	5,945/day
4	October 17, 2009	6,829/day	6,094/day
5	October 17, 2010	7,000/day	6,246/day
6	October 17, 2011	7,175/day	6,402/day
7	October 17, 2012	7,354/day	6,562/day

        Under the ship management agreements, Tanker Management has agreed to maintain our vessels so that they comply with the requirements of our charters and are in class with valid certification, and to keep them in the same good order and condition as when delivered, except for ordinary wear and tear. In addition, Tanker Management will be responsible for our fleet's compliance with all government, environmental and other regulations.

        The ship management agreements are cancelable by us for any reason at any time upon 90 days advance notice. Tanker Management will not be able to cancel the agreement except for cause prior to the second anniversary. Following the second anniversary, termination by Tanker Management requires at least 90 days advance notice. Both parties also have the right to terminate any of the ship management agreements if the relevant charter has been terminated. If a ship management agreement is terminated, we will be required to pay a termination fee of $45,000 per vessel to cover costs of the manager associated with termination. We will also be required to obtain the consent of the applicable charterer and our lenders before we appoint a new manager; however, such consent may not to be unreasonably withheld. Each charterer also has the right to cause us to change the manager of the vessel under certain circumstances if it is dissatisfied with the manager's performance.

        OSG and its affiliates, including Tanker Management, provide technical and operational management and payroll and support services for OSG's fleet of vessels, including vessels that are majority owned by independent third parties.

Our Fleet

        The following chart summarizes certain information about the seven vessels in our fleet.

Vessel	Year Built	Dwt	Current Flag	Classification Society
VLCC
Overseas Ann	2001	309,327	Marshall Islands	Lloyds
Overseas Chris	2001	309,285	Marshall Islands	Lloyds
Regal Unity	1997	309,966	Marshall Islands	ABS
Aframax
Overseas Cathy	2004	112,028	Marshall Islands	ABS
Overseas Sophie	2003	112,045	Marshall Islands	ABS
Rebecca	1994	94,873	Marshall Islands	ABS
Ania	1994	94,848	Marshall Islands	ABS

        The Regal Unity was built in Japan by Universal Shipbuilding Corporation (formerly Hitachi Zosen Corporation) and our other six vessels were built by Hyundai Heavy Industries Co. in South Korea, in each case under full-time on-site supervision of OSG's in-house naval architects.

        The vessels were built to OSG's specifications, which, in many areas, exceed industry and shipyard standards and regulatory requirements in place at the time of construction. The vessels were built with limited use of high tensile steel and incorporate additional steel in areas subject to high stress. All of our vessels incorporate higher coating specifications for both the hull and the cargo tanks to minimize corrosion, reduce maintenance and help protect the environment. In addition, all of our vessels have been outfitted with high quality navigation and safety equipment as well as enhanced anti-pollution features. As a result, we believe our vessels are among the most efficient and safest tankers in the world.

Risk of Loss and Insurance

        Our operations may be affected by a number of risks, including mechanical failure of the vessels, collisions, property loss to the vessels, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, the operation of any ocean-going vessel is subject to the inherent possibility of catastrophic marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade.

        Tanker Management is responsible for arranging for the insurance of our vessels on terms specified in the ship management agreements, which we believe are in line with standard industry practice. We are responsible for the payment of premiums. Tanker Management is responsible for the payment of deductibles, up to the amounts specified in the ship management agreements, but will not be required to reimburse us for off hire periods that are not covered by loss of hire insurance. In accordance with the ship management agreements, Tanker Management has arranged for marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. Tanker Management has also agreed in the ship management agreements to arrange for loss of hire insurance in respect of each of our vessels, subject to the availability of such coverage at commercially reasonable terms. Loss of hire insurance generally provides coverage against business interruption following any loss under our hull and machinery policy. We have obtained loss of hire insurance that generally provides coverage against business interruption for periods of more than 21 days (in the case of our VLCCs) or 14 (in the case of our Aframaxes) per incident (up to a maximum of 120 days) following any loss under our hull and machinery policy (mechanical breakdown, grounding, collision or other incidence of damage that does not result in a total loss of the vessel). Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1 billion per vessel per occurrence. Protection and indemnity associations are mutual marine indemnity associations formed by shipowners to provide protection from large financial loss to one member by contribution towards that loss by all members.

        We believe that our anticipated insurance coverage will be adequate to protect us against the accident-related risks involved in the conduct of our business and that we will maintain appropriate levels of environmental damage and pollution insurance coverage, consistent with standard industry practice. However, there is no assurance that all risks are adequately insured against, that any particular claims will be paid or that we will be able to obtain adequate insurance coverage at commercially reasonable rates in the future following termination of the ship management agreements.

Inspection by a Classification Society

        Every commercial vessel's hull and machinery is evaluated by a classification society authorized by its country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for the annual survey, every two to three years for intermediate surveys and every four to five years for special surveys. Should any defects be found, the classification surveyor will issue a "recommendation" for appropriate repairs which have to be made by the shipowner within the time limit prescribed. Vessels may be required, as part of the annual and intermediate survey process, to be drydocked for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require drydocking.

        Each of our vessels has been certified as being "in class" by a member society of the International Association of Classification Societies, indicated in the table on page 66 of this prospectus.

Environmental Regulation

        Government regulation significantly affects the ownership and operation of our tankers. They are subject to international conventions, national, state and local laws and regulations in force in the countries in which our tankers may operate or are registered. Under our ship management agreements, Tanker Management has assumed technical management responsibility for our fleet, including compliance with all government and other regulations. If our ship management agreements with Tanker Management terminate, we would attempt to hire another party to assume this responsibility, including compliance with the regulations described herein and any costs associated with such compliance. However, in such event we may be unable to hire another party to perform these and other services for a fixed fee as is the case with Tanker Management, and we may incur substantial costs to comply with environmental requirements.

        A variety of governmental and private entities subject our tankers to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators and oil companies. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our tankers. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our tankers.

        We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all tankers and may accelerate the scrapping of older tankers throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to the stricter environmental standards. Tanker Management is required to maintain operating standards for all of our tankers emphasizing operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stringent requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our tankers.

International Maritime Organization

        In April 2001, the IMO adopted regulations under the International Convention for the Prevention of Pollution from Ships, or MARPOL, requiring new tankers of 5,000 dwt and over, contracted for construction since July 6, 1993, to have double hull, mid-deck or equivalent design. At that time the regulations also required the phase-out of non-double hull tankers by 2015, with tankers having double sides or double bottoms permitted to operate until the earlier of 2017 or when the vessel reaches 25 years of age. Existing single hull tankers were required to be phased out unless retrofitted with double hull, mid-deck or equivalent design no later than 30 years after delivery. These regulations were adopted by over 150 nations, including many of the jurisdictions in which our tankers operate. Subsequent amendments to the MARPOL regulations accelerated the phase out of single hull tankers to 2005 for Category I vessels and 2010 for Category II and III vessels. Category I vessels are crude oil tankers of 20,000 dwt and above and product tankers of 30,000 dwt and above that are pre-MARPOL Segregated Ballast Tanks (SBT) tankers. Category II tankers are crude oil tankers of 20,000 dwt and above and product tankers of 30,000 dwt and above that are post-MARPOL SBT tankers. Category III tankers are tankers above 5,000 dwt, but below the deadweight specified for Category I and II tankers above. The IMO may adopt additional regulations in the future that could further restrict the operation of single hull vessels. All of our tankers are double hulled and are thus not subject to phase-out under existing IMO regulations.

        The IMO has also negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI, which became effective in May 2005, sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. All of our vessels are currently compliant with these regulations. Additional or new conventions, laws and regulations may be adopted that could adversely affect Tanker Management's ability to manage our ships.

        Under the International Safety Management Code, or ISM Code, promulgated by the IMO, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. Tanker Management will rely upon its safety management system.

        The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with code requirements for a safety management system. No vessel can obtain a certificate unless its operator has been awarded a document of compliance, issued by each flag state, under the ISM Code. Tanker Management has the requisite documents of compliance for its offices and safety management certificates for all of our tankers for which the certificates are required by the IMO. Tanker Management is required to renew these documents of compliance and safety management certificates annually.

        Noncompliance with the ISM Code and other IMO regulations may subject the ship-owner or charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. For example, the U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports.

        Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Under an amendment to the Protocol that became effective on November 1, 2003, for vessels of 5,000 to 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability will be limited to approximately $6.7 million plus $943 for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability will be limited to approximately $134 million. As the convention calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates on January 8, 2007. Under the 1969 Convention, the right to limit liability is forfeited where the spill is caused by the owner's actual fault; under the 1992 Protocol, a ship-owner cannot limit liability where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our P&I insurance will cover the liability under the plan adopted by the IMO.

        IMO regulations also require owners and operators of vessels to adopt Shipboard Oil Pollution Emergency Plans, or SOPEPs. Periodic training and drills for response personnel and for vessels and their crews are required. In addition to SOPEPs, Tanker Management has adopted for our vessels Shipboard Marine Pollution Emergency Plans, or SMPEPs, which cover potential releases not only of oil but of any noxious liquid substances (known as NLSs).

United States Requirements

        The United States regulates the tanker industry with an extensive regulatory and liability regime for environmental protection and cleanup of oil spills, consisting primarily of the U.S. Oil Pollution Act of 1990, or OPA, and the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA. OPA affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States. CERCLA applies to the discharge of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our operations.

        Under OPA, vessel owners, operators and bareboat or demise charterers are "responsible parties" who are liable, without regard to fault, for all containment and clean-up costs and other damages, including property and natural resource damages and economic loss without physical damage to property, arising from oil spills and pollution from their vessels.

        In general, OPA had historically limited the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker that is over 3,000 gross tons. Federal legislation signed into law on July 11, 2006 increased these limits to the greater of $1,900 per gross ton or $16 million per tanker that is over 3,000 gross tons (subject to possible adjustment for inflation). For our vessels, the increased limits became effective on October 9, 2006. OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states that have enacted this type of legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages associated with discharges of hazardous substances (other than oil). Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million.

        These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct. Similarly, these limits do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

        OPA also requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the act. The U.S. Coast Guard has enacted regulations requiring evidence of financial responsibility consistent with the previous limits of liability described above for OPA and CERCLA (combined), which combined limit for tankers was increased from $1,500 per gross ton to $2,200 per gross ton effective October 9, 2006, when the increased liability limits under OPA went into effect (as described above). Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance, guaranty or an alternative method subject to approval by the Director of the U.S. Coast Guard National Pollution Funds Center. Under OPA regulations, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum strict liability under OPA and CERCLA. Tanker Management has provided the requisite guarantees and has received certificates of financial responsibility from the U.S. Coast Guard for each of our tankers required to have one.

        Tanker Management has arranged insurance for each of our tankers with pollution liability insurance in the amount of $1 billion. However, a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on our business, on the charterer's business, which could impair the charterer's ability to make payments to us under our charters, and on Tanker Management's business, which could impair Tanker Management's ability to manage our vessels.

        Under OPA, oil tankers as to which a contract for construction or major conversion was put in place after June 30, 1990 are required to have double hulls. In addition, oil tankers without double hulls will not be permitted to come to U.S. ports or trade in U.S. waters starting in 2015. All of our vessels have double hulls.

        OPA also amended the Federal Water Pollution Control Act to require owners and operators of vessels to adopt vessel response plans for reporting and responding to oil spill scenarios up to a "worst case" scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a "worst case discharge". In addition, periodic training programs and drills for shore and response personnel and for vessels and their crews are required.

        Vessel response plans for our tankers operating in the waters of the United States have been approved by the U.S. Coast Guard. In addition, the U.S. Coast Guard has announced it intends to propose similar regulations requiring certain vessels to prepare response plans for the release of hazardous substances. Tanker Management is responsible for ensuring our vessels comply with any additional regulations.

        In addition, the U.S. Clean Water Act prohibits the discharge of oil or hazardous substances in U.S. navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The Clean Water Act also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recent OPA and CERCLA, discussed above. The U.S. Environmental Protection Agency (or EPA) has exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports from Clean Water Act permitting requirements. However, on March 30, 2005, a U.S. District Court ruled that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the exemption in EPA's regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing EPA to develop a system for regulating all discharges from vessels by that date. Although the EPA has indicated that it will appeal this decision, if the exemption is repealed, we would be subject to Clean Water Act permit requirements that could include ballast water treatment obligations that could increase the cost of operating in the United States. For example, this could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

European Union Tanker Restrictions

        In July 2003, in response to the Prestige oil spill in November 2002, the European Union adopted legislation that prohibits all single hull tankers used for the transport of oil from entering into its ports or offshore terminals starting in 2010. The European Union, following the lead of certain European Union nations such as Italy and Spain, has also banned all single hull tankers carrying heavy grades of oil from entering or leaving its ports or offshore terminals or anchoring in areas under its jurisdiction. Commencing in April 2005, certain single hull tankers above 15 years of age are also restricted from entering or leaving European Union ports or offshore terminals and anchoring in areas under European Union jurisdiction. All of our tankers are double hulled. The European Union has also adopted legislation that: (1) bans manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters, creates an obligation of port states to inspect at least 25% of vessels using these ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment and (2) provides the European Union with greater authority and control over classification societies (private organizations that, among other things, inspect and monitor ships and assess whether ships meet required technical standards), including the ability to seek to suspend or revoke the authority of negligent societies. In addition, the European Union is considering the adoption of criminal sanctions for certain pollution events, such as the unauthorized discharge of tank washings. Certain member states of the European Union, by virtue of their national legislation, already impose criminal sanctions for pollution events under certain circumstances. It is impossible to predict what additional legislation or regulations, if any, may be promulgated by the European Union or any other country or authority.

Vessel Security Regulations

        As of July 1, 2004, all ships involved in international commerce and the port facilities that interface with those ships must comply with the new International Code for the Security of Ships and of Port Facilities, or ISPS Code. The ISPS Code, which was adopted by the IMO in December 2002, provides a set of measures and procedures to prevent acts of terrorism, which threaten the security of passengers and crew and the safety of ships and port facilities. All of our ships have obtained an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessels flag state and each vessel has developed and implemented an approved Ship Security Plan.

Legal Proceedings

        The nature of our business, which involves the acquisition, chartering and ownership of our vessels, exposes us to the risk of lawsuits for damages or penalties relating to, among other things, personal injury, property casualty and environmental contamination. Under rules related to maritime proceedings, certain claimants may be entitled to attach charter hire payable to us in certain circumstances. There are no actions or claims pending against us as of the date of this prospectus.

Offices

        Our principal executive offices are located at 26 New Street, St. Helier, Jersey JE23RA, the Channel Islands. Our telephone number is +44 (0) 1534 639759.

Employees

        As of September 30, 2006, we had two employees. We are considering whether to hire an additional employee to take on responsibilities relating to business development.

OUR CREDIT FACILITY

        The following summary of the material terms of our secured credit facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Secured Loan Facility Agreement. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read the entire Secured Loan Facility Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        On October 18, 2005, we entered into a $401 million secured credit facility with The Royal Bank of Scotland for a term of ten years, with no principal amortization for the first five years. The credit facility consists of a $236 million term loan, a $150 million vessel acquisition facility and a $15 million working capital facility. We are the borrower under the credit facility and each of our seven vessels owning subsidiaries have guaranteed our performance thereunder.

        We borrowed the entire amount available under the term loan upon the completion of our IPO to fund a portion of the purchase price for the seven vessels that we acquired from OSG. Subject to the satisfaction of the conditions to draw down described below, we will be permitted to borrow up to the full amounts of the vessel acquisition facility and the working capital facility for a period of five years from the closing of the credit facility. Commencing on the fifth anniversary of the closing of the credit facility, amounts that we are able to borrow under both facilities will be reduced as set forth below.

        Borrowings under the term loan and the working capital facility bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we entered an interest rate swap on October 18, 2005 pursuant to which we fixed the interest rate for five years on the full amount of our term loan at 5.60%. We were required to pay a $1.5 million fee in connection with the arrangement of our credit facility (which we funded with a portion of the net proceeds from the IPO) and a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

        Our ability to borrow under the vessel acquisition facility, in each case, will be subject to the target vessel being a double hull tanker that is at least 45,000 dwt and no more than fifteen years old at the maturity of the facility. Our ability to borrow under the vessel acquisition facility will be subject to all of our borrowings under the credit facility not exceeding 65% of the charter-free market value of the vessels that secure our obligations under the credit facility, calculated as though we had completed the subject transaction. In addition, we will need our lender's approval of the vessel acquisition. Our lender's approval of the vessel acquisition will be in its sole discretion, taking into account such factors as the vessel's ability to generate earnings that are sufficient to fund principal payments as they become due and our ability to raise additional capital through equity issuances in amounts acceptable to our lender.

        We will be required to repay the term loan commencing three months after the fifth anniversary of the facility closing date in twenty quarterly installments of $6,062,500 and a final repayment of $114,750,000 occurring simultaneously with the last quarterly repayment. In addition, the vessel acquisition facility will reduce (with any excess borrowing becoming repayable at the time of reduction) quarterly commencing three months after the fifth anniversary of the facility closing date in increments of $7.5 million. The working capital facility will also reduce (with any excess borrowing becoming repayable at the time of reduction) commencing three months after the fifth anniversary of the facility closing date in twenty quarterly installments of $750,000. We may voluntarily reduce undrawn amounts under the facility from time to time in minimum amounts of $1.0 million.

Security

        The credit facility provides that the borrowings thereunder are secured by the following:

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  a first priority mortgage on each of the vessels we have agreed to purchase and any additional vessels that we acquire;

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  an assignment of charter hire guarantees and earnings from, and insurances on, each of the vessels we have agreed to purchase and any additional vessels that we acquire;

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  a pledge of the balances in our bank accounts which we have agreed to keep with The Royal Bank of Scotland plc; and

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  an unconditional and irrevocable guarantee by each of our seven vessel owning subsidiaries.

        The facility agreement provides that in the event of either the sale or total loss of a vessel, we must prepay an amount under the credit facility proportionate to the market value of the sold or lost vessel compared with the total market value of all of our vessels before such sale or loss together with accrued interest on the amount prepaid and, if such prepayment occurs on a date other than an interest payment date, any interest breakage costs.

Covenants

        The facility agreement contains restrictive covenants that prohibit us and each of our subsidiaries from, among other things:

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  incurring additional indebtedness without the prior consent of the lenders;

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  permitting liens on assets;

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  merging or consolidating with other entities or transferring all or substantially all of our assets to another person;

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  paying dividends if the charter-free market value of our vessels that secure our obligations under the credit facility is less than 135% of our borrowings under the credit facility plus the actual or notional cost of terminating any interest rates swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant;

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  changing the technical manager of our vessels without the prior consent of the lenders;

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  making certain loans, advances or investments;

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  entering into certain material transactions with affiliated parties;

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  entering into certain types of charters, including bareboat charters and time charters or consecutive voyage charters of greater than 13 months (excluding our charters with OSG's subsidiaries);

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  de-activating any of our vessels or allowing work to be done on any vessel in an aggregate amount greater than $2.0 million without first obtaining a lien waiver;

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  making non-ordinary course acquisitions or entering into a new line of business or establishing a place of business in the United States or any of its territories;

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  selling or otherwise disposing of a vessel or other assets or assigning or transferring any rights or obligations under our charters and our ship management agreements.

        The facility agreement also contains a financial covenant requiring that at all times the charter-free market value of our vessels that secure our obligations under the credit facility be no less than 120% of our borrowings under the credit facility plus the actual or notional cost of terminating any of our interest rates swaps. In the event that the aggregate charter-free market value of the vessels that secure our obligations under the credit facility is less 120% of our borrowings under the credit facility plus the actual or notional cost of terminating any of our interest rates swaps, the difference shall be recovered by pledge of additional security acceptable to the lenders or by a prepayment of the amount outstanding at the option of the borrowers.

Events of Default

        Each of the following events with respect to us or any of our subsidiaries, in some cases after the passage of time or notice or both, is an event of default under the facility agreement:

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  non-payment of amounts due under the credit facility;

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  breach of our covenants;

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  misrepresentation;

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  cross-defaults to other indebtedness in excess of $2.0 million;

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  materially adverse judgments or orders;

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  event of insolvency or bankruptcy;

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  acceleration of any material amounts that us or any of our subsidiaries is obligated to pay;

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  breach of a time charter or a charter hire guaranty in connection with any of our vessels;

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  default under any collateral documentation or any swap transaction;

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  cessation of operations;

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  unlawfulness or repudiation;

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  if, in the reasonable determination of the lender, it becomes impossible or unlawful for us or any of our subsidiaries to comply with our obligations under the loan documents; and

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  if any event occurs that, in the reasonable opinion of the lender, has a material adverse effect on our and our subsidiaries' operations, assets or business, taken as a whole.

        The facility agreement provides that upon the occurrence of an event of default, the lenders may require that all amounts outstanding under the credit facility be repaid immediately and terminate our ability to borrow under the credit facility and foreclose on the mortgages over the vessels and the related collateral.

MANAGEMENT

        The following table sets forth information regarding our executive officers and directors. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three-year term. Each of our directors was elected in July 2005, and Rolf Wikborg was reelected as our Class III director at our annual stockholders meeting on June 22, 2006. All of our current directors are independent.

Name	Age	Position
Erik Lind	51	Class I Director and Chairman
Randee Day	58	Class II Director
Rolf Wikborg	48	Class III Director
Ole Jacob Diesen	59	Chief Executive Officer
Eirik Ubøe	45	Chief Financial Officer

        The term of our Class I director expires in 2008, the term of our Class II director expires in 2007 and the term of our Class III director expires in 2009.

        Set forth below is a brief description of the business experience of our directors and executive officers.

        Erik Lind—Chairman of the Board.    Mr. Erik Lind has been chief executive of Tufton Oceanic Finance Group (TOFG), a London-based investment banking firm focused on the shipping and oil related industries, and Managing Director of Tufton Oceanic Ltd., its U.K. subsidiary, since 2004. Mr. Lind has more than 25 years experience in corporate banking, global shipping and specialized and structured asset financing. From 1995 to 2001, Mr. Lind served as Executive Vice President and a member of the Executive Management Committee at IM Skaugen ASA, a Norwegian public bulk shipping and logistics company engaged in the transportation of petrochemical gases, LPG and organic chemicals as well as crude oil lightering, in various financial management, operational and corporate and business development roles. Mr. Lind has also held senior and executive positions with Manufacturers Hanover Trust Company, Oslobanken and GATX Capital. He has been actively involved in corporate recapitalization, financial restructurings, acquisitions, structured finance and joint venture investments. In addition to his positions within TOFG. Mr. Lind currently serves on the boards of Frilin AS, a Norwegian private investment company, and Christiania Capital Partners, a private financial advisory and consulting firm based in Norway. Mr. Lind is a resident of the United Kingdom and a citizen of Norway.

        Randee Day—Director.    Ms. Randee Day has been a Managing Director at Seabury Transportation Holdings LLC, a leading advisory and consulting firm specializing in the transportation industry, since 2004 and is responsible for all of Seabury's activities related to the maritime industry. Ms. Day has more than 25 years of specialized international financial experience in the marine and energy sectors. From 1985 to 2004, Ms. Day was president and chief executive officer of Day & Partners, Inc., a financial advisory and consulting firm focused on the maritime, energy and cruise industries with a diversified client base consisting of shipping companies, commercial banks and government agencies. Ms. Day has an extensive background in international trust and maritime law and has worked with clients on bankruptcies, foreign judgments and strategies for disposing of real estate and shipping assets in various international jurisdictions. Ms. Day has served as an independent director and audit committee chair of TBS International Ltd., a Bermuda based operator of one of the world's largest controlled fleets of multipurpose tweendeck bulk carriers, since 2001. From 1979 to 1985, Ms. Day served as the head of J.P. Morgan's Marine Transportation and Finance department in New York, where she was responsible for managing a $1 billion loan portfolio and overseeing relationships with the bank's shipping clients in the Western Hemisphere and the Far East. She also served in the London offices of J.P. Morgan, Continental Illinois National Bank & Trust and Bank of America. Ms. Day is a resident and citizen of the United States.

        Rolf A. Wikborg—Director.    Mr. Wikborg is Managing Director of AMA Norway A/S and a Director of AMA Capital Partners in New York, a maritime merchant banking group involved in mergers and acquisitions, restructurings and financial engineering in the shipping, offshore and cruise sector. Mr. Wikborg has extensive experience arranging operating and financial leases for operators in the maritime field and recently has been active arranging mergers and acquisitions. Prior to founding the AMA group in New York in 1987, Mr. Wikborg was a Managing Director at Fearnleys, Mexico, for two years after having worked in the Project Department of Fearnleys, an Oslo based ship-broker. Mr. Wikborg holds a Bachelor of Science in Management Sciences from the University of Manchester, England. Mr. Wikborg is an officer in the Royal Norwegian Navy and is a citizen and resident of Norway.

        Ole Jacob Diesen—Chief Executive Officer.    Mr. Ole Jacob Diesen has been an independent corporate and financial management consultant since 1997, serving a diverse group of clients primarily in the tanker industry. Mr. Diesen has advised on a broad range of shipping transactions, including mergers and acquisitions, corporate reorganizations, joint ventures, asset sales, equity, debt and lease financings and vessel charters, pooling and technical management agreements. Mr. Diesen's career in shipping and shipping finance spans over 30 years. From 1991 to 1997, Mr. Diesen served as Managing Director of Skaugen PetroTrans ASA, a Norwegian public company that was listed on the Oslo Stock Exchange. Skaugen PetroTrans is an established crude oil lightering company in the U.S. Gulf and operator of a fleet of medium sized tankers. From 1984 to 1991, Mr. Diesen headed Fearnley Group (UK) Ltd., a privately held corporate finance advisory firm specializing in the maritime and oil industries. Prior to this, Mr. Diesen served for ten years with Manufacturers Hanover Trust, a predecessor to JPMorgan Chase, in positions including Vice President and Deputy Regional Manager, where he was responsible for the bank's portfolios of shipping and Scandinavian corporate credits, after having spent two years as a tanker chartering broker. Mr. Diesen currently serves on a number of boards including PetroTrans Holdings Ltd., Bermuda, the largest independently owned U.S. Gulf lightering business; I.M. Skaugen Marine Services Pte. Ltd., Singapore, an owner of LPG/ethylene carriers; Leif Höegh (UK) Ltd., a U.K. owner of car carriers and LNG vessels; Dole (UK) Ltd., a U.K. owner of reefer vessels; and FSN Capital Holding Ltd., Jersey, a private equity firm. Mr. Diesen is a citizen of Norway.

        Eirik Ubøe—Chief Financial Officer.    Mr. Ubøe has been involved in international accounting and finance for approximately 20 years, which includes time spent in ship finance and as the chief financial officer for companies listed on the Oslo Stock Exchange. From March 2002 through December 2004, Mr. Ubøe served as the chief executive and chief financial officer of Nutri Pharma ASA, an international health care company listed on the Oslo Stock Exchange. From 1997 through 2002, Mr. Ubøe worked in various positions at the Schibsted Group, the largest Norwegian media group with newspaper, television and online interests in Scandinavia, the Baltics, Switzerland, France and Spain, including as the finance director of the Schibsted Group and as chief financial officer of Schibsted's newspaper initiative in Switzerland, France and Spain. Mr. Ubøe has also served as a vice president in the corporate finance and ship finance departments of various predecessors to JPMorgan Chase both in New York and Oslo for a total of eight years. Mr. Ubøe holds an MBA from the University of Michigan's Ross School of Business and a Bachelor in Business Administration from the University of Oregon. Mr. Ubøe is a citizen of Norway.

Board of Directors

        Our business and affairs are managed under the direction of our board of directors. The board is currently composed of three directors, all of whom are independent under the applicable rules of the New York Stock Exchange.

Board Committees

        Our board of directors, which is entirely composed of independent directors under the applicable rules of the New York Stock Exchange, will perform the functions of our audit committee, compensation committee and nominating and corporate governance committee. In its function as our audit committee, the board is responsible for reviewing our accounting controls and for the engagement of our outside auditors. Ms. Day is our "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K.

Directors Compensation

        Each member of our board of directors is currently paid an annual fee of $42,500, plus reimbursement for expenses incurred in the performance of duties as members of our board of directors. We pay our chairman an additional $12,500 per year to compensate him for the extra duties incident to that office. We pay the head of our audit committee an additional $8,750 per year and an additional $3,750 per year to each of the other members of the audit committee. We pay the heads of our compensation committee and nominating and corporate governance committee an additional $5,000 each per year. We pay each director $1,250 for each board meeting attended. In May 2006, we awarded each of our directors 1,000 shares of restricted stock. These shares of restricted stock vested and were issued on October 18, 2006. On November 8, 2006 each member of our board of directors were awarded 3,614 shares of restricted stock of which 2,614 vest in three equal amounts in May 2007, May 2008 and May 2009, subject to each member of our board of directors remaining a member of our board of directors and certain performance hurdles being met. The remaining 1,000 shares of restricted stock each vest in three equal amounts in May 2007, May 2008 and May 2009, subject to each member of our board of directors remaining a member of our board of directors. During the vesting period of the shares of restricted stock awarded to our directors on November 8, 2006, each director will be credited with an additional number of shares of restricted stock in an amount equal to the value of the dividends that would have been paid on the awarded shares had the shares vested on the date of the award. These additional shares will be transferred to each director as the shares vest.

Executive Compensation, Employment Agreements

        Our chief executive officer, Mr. Ole Jacob Diesen, receives an annual salary of $400,000, which includes benefits. Our chief financial officer, Mr. Eirik Ubøe receives an annual salary of NOK 1,625,000, which includes benefits. In addition, each is reimbursed for expenses incurred in the performance of their duties as our executive officers and receives the equity based compensation described below.

Executive Officer Employment Agreements

        We have entered into employment agreements with Mr. Diesen and Mr. Ubøe that set forth their rights and obligations as our chief executive officer and chief financial officer, respectively. The employment agreements are substantially similar. The agreements have an initial term of three years and are extendable at our option with six months advance notice prior to the expiration of their initial term. Either the executive or we may terminate the employment agreements for any reason and at any time.

        Pursuant to the employment agreements, Mr. Diesen receives a base salary per year in the amount of $400,000 and Mr. Ubøe receives a base salary per year in the amount of NOK 1,625,000. In addition, in connection with the IPO, both Mr. Diesen and Mr. Ubøe received a combination of stock options and restricted stock that had a grant date value of $75,000 split equally between stock options and restricted stock. Each executive is also eligible for additional grants under our 2005 Incentive Compensation Plan, as determined by the compensation committee of our board of directors. On November 8, 2006, Mr. Diesen and Mr. Ubøe were awarded 14,457 and 9,939 shares of restricted stock, respectively, of which 11,332 and 6,814, respectively, vest in three equal amounts in May 2007, May 2008 and May 2009, subject to continued employment with DHT and certain performance hurdles being met. The remaining 3,125 shares of restricted stock each vest in three equal amounts in May 2007, May 2008 and May 2009, subject to continued employment with DHT. During the vesting period of the shares of restricted stock awarded to Mr. Diesen and Mr. Ubøe on November 8, 2006, Mr. Diesen and Mr. Ubøe will each be credited with an additional number of shares of restricted stock in an amount equal to the value of the dividends that would have been paid on the awarded shares had the shares vested on the date of the award. These additional shares will be transferred to Mr. Diesen and Mr. Ubøe as the shares vest.

        In the event that (i) we terminate either executive's employment without cause (as such term is defined in the employment agreement), (ii) elect not to extend the initial term of either executive's employment agreement without cause (as such term is defined in the employment agreement) or (iii) either executive terminates his employment for good reason (as such term is defined in the employment agreement) within one year following a change of control, then we will continue to pay such executive's salary through the later of (1) the third anniversary of the commencement of the employment agreement or (2) the first anniversary of the date of notice of termination (also, if the executive loses his position for good reason within six months following a change of control, the executive may under certain circumstances be entitled to payment in lieu of any other cash payments equal to twice the executive's annual base salary and any unvested equity wards will become fully vested). In addition, in the event an executive is terminated without cause pursuant to clause (i) above, all of his equity based compensation, including initial grants, will immediately vest and become exercisable. If an executive's employment is terminated due to death or disability, we will continue to pay his salary through the first anniversary of such date of termination. In the event that an executive's employment is terminated for cause, we are only obligated to pay his salary and unreimbursed expenses through the termination date.

        Pursuant to the employment agreements, each of Mr. Diesen and Mr. Ubøe have agreed to protect our confidential information. They have also agreed during the term of the agreements and for a period of one year following his termination, not to (i) engage in any business in any location that is involved in the voyage chartering or time chartering of crude oil tankers, (ii) solicit any business from a person that is a customer or client of ours or any of our affiliates, (iii) interfere with or damage any relationship between us or any of our affiliates and any employee, customer, client, vendor or supplier or (iv) form, or acquire a two percent or greater equity ownership, voting or profit participation in, any of our competitors.

        We have also entered into an indemnification agreement with each of Mr. Diesen and Mr. Ubøe pursuant to which we have agreed to indemnify them substantially in accordance with the indemnification provisions related to our officers and directors in our bylaws.

Stock Plan

2005 Incentive Compensation Plan

        We established the 2005 Incentive Compensation Plan, which we call the Plan, prior to the consummation of our IPO for the initial benefit of our directors and officers (including prospective directors and officers). The following description of the Plan is qualified by reference to the full text thereof, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Awards

        The Plan provides for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended and non-statutory stock options, or NSOs, restricted stock awards, restricted stock units, or RSUs, cash incentive awards and other equity-based or equity-related awards.

Plan administration

        The Plan will be administered by the compensation committee of our board of directors or such other committee as our board may designate to administer the plan. Initially, our entire board will perform the functions of the compensation committee and will administer the Plan. Subject to the terms of the plan and applicable law, the compensation committee has sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Plan participants, (ii) determine the type or types of awards to be granted to a participant, (iii) determine the number of shares of our common stock to be covered by awards, (iv) determine the terms and conditions of any awards, including vesting schedules and performance criteria, (v) amend or replace an outstanding award and (vi) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the Plan.

Shares available for awards

        Subject to adjustment as provided below, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the Plan is 300,000, of which the maximum number of shares that may be delivered pursuant to ISOs granted under the Plan is 150,000. The maximum number of shares of our common stock with respect to which awards may be granted to any participant in the Plan in any fiscal year is 75,000. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to awards under the Plan.

        In the event of any corporate event affecting the shares of our common stock, the compensation committee in its discretion may make such adjustments and other substitutions to the Plan and awards under the Plan as it deems equitable or desirable in its sole discretion.

Stock options

        The compensation committee may grant both ISOs and NSOs under the Plan. Except as otherwise determined by the compensation committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the Plan) of our common stock on the date of grant. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes or our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date of grant. All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.

        Subject to any applicable award agreement, options shall vest and become exercisable on each of the first three anniversaries of the date of grant. The term of each option will be determined by the compensation committee; provided that no option will be exercisable after the tenth anniversary of the date the option is granted. The exercise price may be paid with cash (or its equivalent) or by other methods as permitted by the compensation committee.

Restricted shares and restricted stock units

        Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable award agreement; provided, however, that the compensation committee may determine that restricted shares and RSUs may be transferred by the participant. Upon the grant of a restricted share, certificates will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian designated by the compensation committee or us. Upon lapse of the restrictions applicable to such restricted shares, we or the custodian, as applicable, will deliver such certificates to the participant or his or her legal representative.

        An RSU will have a value equal to the fair market value of a share of our common stock. RSUs may be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the committee, upon the lapse of restrictions applicable to such RSU or in accordance with the applicable award agreement. The committee may provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents payable in cash, shares of our common stock or other property.

        The compensation committee may provide a participant who holds restricted shares with dividends or dividend equivalents, payable in cash, shares of our common stock or other property.

Cash incentive awards

        Subject to the provisions of the Plan, the compensation committee may grant cash incentive awards payable upon the attainment of one or more individual, business or other performance goals or similar criteria.

Other stock-based awards

        Subject to the provisions of the Plan, the compensation committee may grant to participants other equity-based or equity-related awards. The compensation committee may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Amendment and termination of the plan

        Subject to any government regulation and to the rules of the New York Stock Exchange or any successor exchange or quotation system on which shares of our common stock may be listed or quoted, the Plan may be amended, modified or terminated by our board of directors without the approval of our stockholders except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the Plan or increase the maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the Plan or (ii) modify the requirements for participation under the Plan. No modification, amendment or termination of the Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the compensation committee in the applicable award agreement.

        The compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively; provided, however, that, unless otherwise provided by the compensation committee in the applicable award agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

Change of control

        The Plan provides that, unless otherwise provided in an award agreement, in the event we experience a change of control, unless provision is made in connection with the change of control for assumption for, or substitution of, awards previously granted:

  •
  any options outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

  •
  all cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and "target" performance levels had been attained; and

  •
  all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

        Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

  •
  the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

  •
  the approval by our stockholders of a plan of our complete liquidation or dissolution; or

  •
  an acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors.

Term of the plan

        No award may be granted under the Plan after June 7, 2015, the tenth anniversary of the date the Plan was approved by our stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

        The following table sets forth certain information regarding (i) the owners of more than 5% of our common stock that we are aware of, including the selling stockholder, and (ii) the total amount of common stock owned by all of our officers and directors, individually and as a group.

        Although the selling stockholder may offer for sale from time to time all or a portion of the shares pursuant to this prospectus, or an amendment or supplement thereto, the tabular information below assumes that all of the shares registered will be offered and sold by the selling stockholder. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares since the date on which it provided us with information regarding its shares in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

	Shares of Common Stock Prior to the Offering			Shares of Common Stock Following the Offering
			Shares of Common Stock Offered Hereby
Name	Number of Shares			Number of Shares
		Percent	Number of Shares		Percent
Persons owning more than 5% of a class of our equity securities
OSG International, Inc.(1)	13,351,500	44.50%	4,600,000	8,751,500	29.17%
Perry Corp.(2)	1,796,400	5.99	0	1,796,400	5.99
Directors
Erik Lind(3)	1,000	*	0	1,000	*
Randee Day(3)	1,000	*	0	1,000	*
Rolf Wikborg(3)	1,000	*	0	1,000	*
Executive Officers
Ole Jacob Diesen(4)	14,700	*	0	14,700	*
Eirik Ubøe(5)	14,700	*	0	14,700	*
Directors and executive officers as a group (five persons)	32,400	*	0	32,400	*

*
Less than 1%

(1)
The principal address of OSG International, Inc. is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.

(2)
Based on a Schedule 13G jointly filed by Perry Corp. and Richard C. Perry, in his capacity as President and sole shareholder of Perry Corp., with the Commission on February 13, 2006. The principal address of Perry Corp. is 767 Fifth Avenue, New York, New York 10153.

(3)
Does not include 3,614 shares of restricted stock subject to vesting conditions.

(4)
Includes 11,575 options to purchase common stock. Does not include 23,148 options subject to vesting conditions or 14,457 shares of restricted stock subject to vesting conditions.

(5)
Includes 11,575 options to purchase common stock. Does not include 23,148 options subject to vesting conditions or 9,939 shares of restricted stock subject to vesting conditions.

        We are registering the securities offered hereby pursuant to the registration rights agreement with OIN pursuant to which it has three demand registration rights relating to the common stock that it holds, subject to the requirements that any demand registration made by OIN cover at least 5% of our outstanding common stock. The registration rights agreement provides that OIN has the right to assign its rights under the agreement in connection with a transfer of its shares of common stock, provided the transferee purchases at least 5% of our outstanding common stock in such transfer. In any event, we will be subject to a maximum of three demand registrations under the agreement. Pursuant to OIN's exercise of its demand registration rights, we have filed this registration statement or prospectus and will undertake an offering in the United States, as requested by it. In addition to its demand registration rights, OIN has piggyback registration rights whenever we register additional common stock, subject to certain cutbacks (the shares to be registered by OIN would be the first to be cut back) and certain other conditions.

        OIN has agreed to pay all costs and expenses in connection with demand registrations and to pay its portion of costs and expenses in connection with piggyback registrations, and in either case we will not pay any underwriting discounts or commissions applicable to the securities sold by OIN or any of its legal fees or expenses. We have agreed to indemnify OIN against certain liabilities, including liabilities under the Securities Act in connection with each registration.

        For more detailed information regarding the terms of the registration rights agreement, please see the form of registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

RELATED PARTY AGREEMENTS

        We were incorporated on April 14, 2005 as a wholly owned indirect subsidiary of OSG and we acquired our assets, which consists of our fleet of seven vessels, from subsidiaries of OSG simultaneously with the completion of our IPO. We also entered into ship management agreements with Tanker Management, a wholly owned subsidiary of OSG. Our bylaws permit us to enter into related party transactions with one or more of our directors or officers, or their affiliates, if: (i) the material facts as to the interested parties role in the transaction are disclosed to our board and the disinterested members of our board in good faith authorize the transaction, (ii) the material facts as to the interested party's role in the transaction are disclosed to the stockholders and the transaction is approved in good faith by vote of the stockholders or (iii) the contract or transaction is fair to us at the time it is authorized, approved or ratified by the board or the stockholders.

Memoranda of Agreement

        Pursuant to the memoranda of agreement, we acquired seven tankers from subsidiaries of OSG. The total purchase price for these vessels was equal to the net proceeds from the sale of 16,000,000 shares of common stock pursuant to our IPO (less amounts required pay fees and expenses associated with our IPO), borrowings of $236 million under the term loan portion of our credit facility and the issuance of 13,999,900 shares of our common stock to a wholly owned subsidiary of OSG. Based on the IPO of $12.00 per share, the purchase price for our fleet was approximately $580.6 million.

The Charters

        Our wholly owned subsidiaries have time chartered our vessels to the charterers, which are wholly owned subsidiaries of OSG. The basic hire is payable to us under the charters and is fixed in advance for the length of the initial charter. In addition to the basic hire, OIN, the charterers' parent, and the charterers have agreed to pay us additional hire quarterly in arrears pursuant to our charter framework agreement with OIN and the charterers. OSG has agreed to guarantee the charter payments under our charter arrangements, including the payment of basic hire and additional hire. We have agreed to guarantee the obligations of each of our subsidiaries under the charters. Please see the section of this prospectus entitled "Business—Charter Arrangements" for a more detailed description of the charters.

Ship Management Agreements

        Our vessel owning subsidiaries have entered into fixed rate ship management agreements with Tanker Management, a wholly owned subsidiary of OSG. Under these agreements, which are coterminous with the charters of each of the vessels, Tanker Management assumed all responsibilities for the technical management and most of the operating costs of the vessels in exchange for a technical management fee that will be fixed for the first two years of the agreements. Please see the section of this prospectus entitled "Business—Ship Management Agreements" for a more detailed description of the ship management agreements.

Registration Rights Agreement

        We have entered into a registration rights agreement with OIN pursuant to which we have agreed to register for sale to the public the 13,351,500 shares that OSG or its subsidiaries hold in us. We are registering the shares of our common stock offered hereby pursuant to this registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated articles of incorporation and bylaws. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read our amended and restated articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Authorized Capitalization

        Under our amended and restated articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of January 16, 2007, we had outstanding 30,009,250 shares of common stock and no shares of preferred stock. All of our shares of stock are in registered form.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

Directors

        Our directors are elected by a plurality of the votes cast by stockholders entitled to vote. There is no provision for cumulative voting.

        Our bylaws provide that our board of directors must consist of at least three members. Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board.

Stockholder Meetings

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of Our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 1,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

        Our bylaws provide that stockholders are required to give us advance notice of any person they wish to propose for election as a director if that person is not proposed by our board of directors. These advance notice provisions provide that the stockholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to stockholders or the date on which public disclosure of the date of the annual general meeting was made.

        In the case of a special general meeting called for the purpose of electing directors, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to stockholders or the date on which public disclosure of the date of the special general meeting was made. Any nomination not properly made will be disregarded.

        A director may be removed only for cause by the stockholders, provided notice is given to the director of the stockholders meeting convened to remove the director and provided such removal is approved by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Limited Actions by Stockholders

        Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our chairman or chief executive officer, at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

Transfer Agent

        The registrar and transfer agent for the common stock is Mellon Investor Services LLC.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "DHT".

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

        Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder "rights" plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders' rights.

Marshall Islands	Delaware
Stockholder Meetings
Held at a time and place as designated in the bylaws	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws	Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws
May be held in or outside of the Marshall Islands	May be held in or outside of Delaware
Notice:	Notice:
•
Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting	•
Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting
Stockholder's Voting Rights
Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote	Stockholders may act by written consent to elect directors by all the stockholders entitled to vote
Any person authorized to vote may authorize another person to act for him by proxy	Any person authorized to vote may authorize another person or persons to act for him by proxy

Unless otherwise provided in the articles of incorporation, majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting	For non-stock companies, a certificate of incorporation or bylaws may specify the number of members to constitute a quorum
No provision for cumulative voting
For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum
The certificate of incorporation may provide for cumulative voting
Directors
The board of directors must consist of at least one member	The board of directors must consist of at least one member
Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board under the specific provisions of a bylaw
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation
If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)
Dissenter's Rights of Appraisal

Stockholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Stockholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law
In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law
Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
Attorney's fees may be awarded if the action is successful

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a United States Holder, as defined below, with respect to the acquisition, ownership and disposition of the common stock of Double Hull Tankers, Inc., or the Company. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding common stock of the Company as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the United States dollar) may be subject to special rules.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OF COMMON STOCK.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and stockholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published administrative interpretations of the Internal Revenue Service, or IRS, and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis. The statements of law contained in this section, "United States Federal Income Tax Considerations," represent the opinion of Cravath, Swaine & Moore LLP ("Tax Counsel").

Taxation of Operating Income: In General

        The Company's subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, the Company's subsidiaries are treated as branches of it rather than as separate corporations.

        Unless exempt from United States federal income taxation under the rules contained in Section 883 of the Code (discussed below), a foreign corporation is subject to United States federal income taxation on its "shipping income" that is treated as derived from sources within the United States, referred to as "United States source shipping income." For these purposes "shipping income" means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses. For tax purposes, "United States source shipping income" includes (i) 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States and (ii) 100% of shipping income that is attributable to transportation that both begins and ends in the United States.

        Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        In the absence of exemption from tax under Section 883, the Company's gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below. The Company has not, nor does it believe it will engage in transportation that produces income which is considered to be 100% from sources within the United States.

Exemption of operating income from United States federal income taxation

        Under Section 883 of the Code and the regulations thereunder, the Company will be exempt from United States federal income taxation on its United States source shipping income if:

(1)
it is organized in a foreign country (the Company's "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

(2)
either

(A)
more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are "residents" of its country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, referred to as the "50% Ownership Test," or

(B)
its stock is "primarily and regularly traded on an established securities market" in its country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, referred to as the "Publicly-Traded Test".

        The Marshall Islands, the jurisdiction where the Company and its ship-owning subsidiaries are incorporated, grants an "equivalent exemption" to United States corporations. Therefore, the Company will be exempt from United States federal income taxation with respect to the Company's United States source shipping income if either the 50% Ownership Test or the Publicly- Traded Test is met. As a result of the IPO, it is difficult to satisfy the 50% Ownership Test due to the widely-held ownership of the Company's stock.

        As to the Publicly-Traded Test, the regulations under Code Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. The Company believes that its common stock, which is, and will continue to be, the sole class of its issued and outstanding stock, is, and will continue to be, "primarily traded" on the New York Stock Exchange, which is an established securities market for these purposes.

        The Publicly-Traded Test also requires the Company's common stock be "regularly traded" on an established securities market. Under the regulations, the Company's common stock is considered to be "regularly traded" on an established securities market if one or more classes of the Company's stock representing more than 50% of its outstanding shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the "listing threshold." The regulations further require that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year). The Company believes it satisfies, and will continue to satisfy, the trading frequency and trading volume tests. However, even if the Company does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if its common stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock. The Company believes this is and will continue to be the case.

        Notwithstanding the foregoing, a class of the Company's stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of its outstanding stock, referred to as the "5 Percent Override Rule."

        In order to determine the persons who actually or constructively own 5% or more of the Company's stock, or "5% Stockholders," the Company is permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the SEC, as having a 5% or more beneficial interest in its common stock. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if the Company can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of the Company's stock for more than half the number of days during the taxable year.

        As of January 16, 2007, OIN owned approximately 44.5% of the Company's common stock and is a 5% Stockholder. Based on OIN's ownership and our review of the SEC filings discussed above, the Company believes that it did satisfy the Publicly-Traded Test and was not subject to the 5 Percent Override Rule during 2006. The Company currently believes that it will continue to satisfy the Publicly-Traded Test, although no assurances can be given that this will be the case.

        In any year that the 5 Percent Override Rule is triggered with respect to the Company, the Company is eligible for the exemption from tax under Section 883 only if it can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if it can satisfy the 50% Ownership Test. In either case, the Company would have to satisfy certain substantiation requirements regarding the identity of its stockholders in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that the Company would be able to satisfy them.

        To the extent the benefits of Section 883 are unavailable, the Company's United States source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of the Company's shipping income would be treated as being United States source shipping income, the maximum effective rate of United States federal income tax on its shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the benefits of the Section 883 exemption are unavailable and the Company's United States source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" United States source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

        The Company's United States source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

  •
  the Company had, or was considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and

  •
  substantially all of the Company's United States source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        The Company does not have, nor will it permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company's shipping operations and other activities, none of the Company's United States source shipping income is or will be "effectively connected" with the conduct of a United States trade or business.

United States taxation of gain on sale of vessels

        Regardless of whether the Company qualifies for exemption under Section 883, it will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be considered to occur outside of the United States.

United States Federal Income Taxation of "United States Holders"

        As used herein, the term "United States Holder" means a beneficial owner of common stock that

  •
  is an individual United States citizen or resident, a United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust,

  •
  owns the Company's common stock as a capital asset, and

  •
  owns less than 10% of the Company's common stock for United States federal income tax purposes.

        If a partnership holds the Company's common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the Company's common stock, we suggest that you consult your tax advisor.

Distributions

        Subject to the discussion of passive foreign investment companies ("PFICs") below, any distributions made by the Company with respect to its common stock to a United States Holder will generally constitute dividends to the extent of its current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from the Company. Dividends paid with respect to the Company's common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on the Company's common stock to a United States Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at a preferential tax rate of 15% (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange); (2) the Company is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a stockholder's adjusted basis in a share of common stock—paid by the Company. If the Company pays an "extraordinary dividend" on its common stock that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on the Company's common stock will be eligible for these preferential rates in the hands of a United States Non-Corporate Holder, although the Company believes that they will be so eligible provided that it is not a PFIC, as discussed below. Any dividends out of earnings and profits the Company pays which are not eligible for these preferential rates will be taxed as ordinary income to a United States Non-Corporate Holder.

        In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a "comprehensive income tax system" paid to United States Non-Corporate Holders would not be eligible for the 15% tax rate. Although the term "comprehensive income tax system" is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, exchange or other disposition of common stock

        Provided that the Company is not a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company's common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in such stock.

        Such gain or loss will be treated as long-term capital gain or loss if the United States Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of United States Non-Corporate Holders are eligible for reduced rates of taxation. A United States Holder's ability to deduct capital losses is subject to certain limitations.

PFIC status and significant tax consequences

        Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In particular, United States Non-Corporate Holders will not be eligible for the 15% tax rate on qualified dividends. In general, the Company will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held its common stock, either

  •
  at least 75% of the Company's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of the Company's assets during such taxable year produce, or are held for the production of, passive income.

        Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the Company were treated under specific rules as deriving its rental income in the active conduct of a trade or business.

        Tax Counsel believes that it is more likely than not that the Company is not currently a PFIC. This opinion is based on the Company's operations and certain representations made by OSG and the Company, including representations that the terms of each ship management agreement and time charter, taken as a whole, as well as certain specific terms in each agreement, are in accordance with normal commercial practice for agreements made at arm's length between unrelated parties. Based on the foregoing, Tax Counsel has concluded that, although there is no legal authority directly on point, the gross income the Company derives from the time chartering activities of its subsidiaries more likely than not constitutes services income, rather than rental income. Consequently, such income more likely than not does not constitute passive income, and the assets that the Company or its wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, more likely than not does not constitute passive assets for purposes of determining whether the Company is a PFIC. Tax Counsel believes that there is legal authority supporting its position, consisting of case law and Internal Revenue Service pronouncements, concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to that of the Company. In addition, the opinion of Tax Counsel is based on representations of OSG and the Company that have not been reviewed by the IRS. As a result, the Internal Revenue Service or a court could disagree with the Company's position. No assurance can be given that this result will not occur. In addition, although the Company intends to conduct its affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, the Company cannot assure you that the nature of its operations will not change in the future, or that it can avoid PFIC status in the future.

        As discussed more fully below, if the Company were treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder made an election to treat the Company as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to make a "mark-to-market" election with respect to the Company's common stock, as discussed below.

Taxation of United States holders making a timely QEF election

        If the Company were a PFIC and a United States Holder made a timely QEF election, which United States Holder is referred to as an "Electing Holder," the Electing Holder would report each year for United States federal income tax purposes its pro rata share of the Company's ordinary earnings and the Company's net capital gain (which gain shall not exceed its earnings and profits for the taxable year), if any, for the Company's taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. Any such ordinary income would not be eligible for the preferential tax rates applicable to qualified dividend income as discussed above. The Electing Holder's adjusted tax basis in the common stock would be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in the common stock and would not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that the Company incurred with respect to any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the Company's common stock. A United States Holder would make a QEF election with respect to any year that the Company is a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return. If the Company were treated as a PFIC for any taxable year, it would provide each United States Holder with all necessary information in order to make the QEF election described above. Even if a United States Holder makes a QEF election for a taxable year of the Company, if the Company were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, different and more adverse tax consequences would apply.

Taxation of United States holders making a "mark-to-market" election

        Alternatively, if the Company were treated as a PFIC for any taxable year and, as the Company believes, its stock is treated as "marketable stock," a United States Holder would be allowed to make a "mark-to-market" election with respect to the Company's common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Company's common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder in income.

Taxation of United States holders not making a timely QEF or mark-to-market election

        Finally, if the Company were treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a "mark-to-market" election for that year, referred to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the Company's common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of the Company's common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company was a PFIC during the Non-Electing Holder's holding period, would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of the Company's common stock. If the Company were a PFIC and a Non-Electing Holder who was an individual died while owning the Company's common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock. Certain of these rules would apply to a United States Holder who made a QEF election for one of the Company's taxable years if it were a PFIC in a prior taxable year during which the holder was a stockholder and for which the holder did not make a QEF election.

United States Federal Income Taxation of "Non-United States Holders"

        A beneficial owner of common stock (other than a partnership) that is not a United States Holder is referred to herein as a "Non-United States Holder."

Dividends on common stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from the Company with respect to its common stock, unless that income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, exchange or other disposition of common stock

        Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Company's common stock, unless:

  •
  the gain is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

  •
  the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-United States Holder and you sell your common stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We are registering for sale by the selling stockholder from time to time 4,600,000 shares of our common stock. The selling stockholder may offer and sell, from time to time, some or all of the shares covered by this prospectus. We have registered the shares covered by this prospectus for offer and sale by the selling stockholder so that those shares may be freely sold to the public by it. Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

        The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell its shares covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  as settlement of short sales entered into after the date of the prospectus;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through sales "at the market" to or through a market-maker;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  in options transactions;

  •
  over the internet;

  •
  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, the selling stockholder may sell any shares covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

        In connection with the sale of shares covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the shares covered by this prospectus or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of our common stock short and deliver the shares offered by this prospectus to close out its short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder also may from time to time pledge its common shares pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the selling shareholder, the broker may offer and sell such pledged common shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales of shares in the market and to the activities of the selling stockholder and its respective affiliates. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

        In connection with an underwritten offering, we and the selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, the underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered shares will be obligated to purchase all of the covered shares if any such shares are purchased. The selling stockholder may grant to the underwriter or underwriters an option to purchase additional shares of common stock at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If the selling stockholder grants any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

        Underwriters, agents, brokers or dealers may be entitled under relevant agreements entered into with us and the selling stockholder to indemnification by us and the selling stockholder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        Under our registration rights agreement with the selling stockholder, the selling stockholder has agreed to pay all of our expenses incident to the offering and sale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder, its controlling persons and its respective officers, directors, partners, employees, representatives and agents against certain losses, claims, damages, actions, expenses and other liabilities arising under the securities laws in connection with this offering. The selling stockholder has agreed, severally, to indemnify us, our officers and directors who sign the registration statement against any losses, claims, damages, actions, expenses and other liabilities, arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholder for inclusion in the registration statement of which this prospectus is a part (and up to the amount of the net proceeds received by the selling shareholder from sales of the shares giving rise to such obligations).

LEGAL MATTERS

        The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson PC. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for any underwriters, dealers or agents by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        Ernst & Young LLP, our independent registered public accounting firm, have audited our consolidated and predecessor combined carve-out financial statements at December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, as set forth in their reports, which are included in this prospectus. We have included our consolidated and predecessor combined carve-out financial statements in this prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus and Double Hull Tankers, Inc. reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Securities and Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's public reference facilities and the web site of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

        The following are definitions of certain terms that are commonly used in the tanker industry and in this prospectus.

ABS	American Bureau of Shipping, an American classification society.
Aframax	A medium size crude oil tanker of approximately 80,000 to 120,000 dwt. Aframaxes operate on many different trade routes, including in the Caribbean, the Atlantic, the North Sea and the Mediterranean. They are also used in ship-to-ship transfer of cargo in the U.S. Gulf typically from VLCCs for discharge in ports from which the larger tankers are restricted. Modern Aframaxes can generally transport from 500,000 to 800,000 barrels of crude oil.
Annual Survey	The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
Bareboat Charter	A Charter under which a charterer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. The charterer pays all voyage and vessel operating expenses. Bareboat charters are usually for a long term. Also referred to as a "Demise Charter."
Bulk Carriers	Vessels which are specially designed to carry "dry" cargoes in bulk form, such as coal, iron ore and grain.
Bunker	Fuel oil used to operate a vessel's engines, generators and boilers.
Charter	Contract for the use of a vessel, generally consisting of either a voyage, time or bareboat charter.
Charterer	The company that hires a vessel pursuant to a Charter.
Charter hire	Money paid to the ship-owner by a charterer for the use of a vessel under a time charter or bareboat charter.
Classification Society	An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being "in class" as of the date of issuance.
Contract of Affreightment	A contract of affreightment, or COA, is an agreement between an owner and a charterer that obligates the owner to provide a vessel to the charterer to move specific quantities of cargo over a stated time period, but without designating specific vessels or voyage schedules, thereby providing the owner greater operating flexibility than with voyage charters alone.
Draft	Vertical distance between the waterline and the bottom of the vessel's keel.
Double Hull	Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.

Drydocking	The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.
Dwt	Deadweight tons, which refers to the carrying capacity of a vessel by weight.
Hull	Shell or body of a ship.
IMO	International Maritime Organization, a United Nations agency that issues international regulations and standards for shipping.
Lightering	To partially discharge a tanker onto another tanker or barge.
LOOP	Louisiana Offshore Oil Port, Inc.
Lloyds	Lloyds Register, a U.K. classification society.
Metric Ton	A metric ton of 1,000 kilograms.
Newbuilding	A new vessel under construction or just completed.
Off Hire	The period a vessel is unable to perform the services for which it is required under a time charter. Off hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.
OPA	Oil Pollution Act of 1990 of the United States.
OPEC	The Organization of the Petroleum Exporting Countries, is an international organization of oil-exporting developing nations that coordinates and unifies the petroleum policies of its member countries.
Petroleum Products	Refined crude oil products, such as fuel oils, gasoline and jet fuel.
Protection and Indemnity (or P&I) Insurance	Insurance obtained through mutual associations (called "Clubs") formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.
Scrapping	The disposal of vessels by demolition for scrap metal.
Special Survey	An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special Surveys require a vessel to be drydocked.
Spot Market	The market for immediate chartering of a vessel, usually for single voyages.
Tanker	Ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products, liquid chemicals and liquefied gas.

TCE	Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration.
Time Charter	A Charter under which a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the customer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The customer pays the voyage expenses such as fuel, canal tolls, and port charges. The ship-owner pays all vessel operating expenses such as the management expenses and crew costs.
V Pluses	V Pluses are large crude oil tankers of more than 320,000 dwt. V Pluses can transport three million barrels of crude oil and are mainly used on the same long haul routes as VLCCs.
Vessel Operating Expenses	The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as "voyage expenses." For a time charter, the ship-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.
VLCC	VLCC is the abbreviation for very large crude carrier, a large crude oil tanker of approximately 200,000 to 320,000 dwt. Modern VLCCs can generally transport two million barrels or more of crude oil. These vessels are mainly used on the longest (long haul) routes from the Arabian Gulf to North America, Europe, and Asia, and from West Africa to the U.S. and Far Eastern destinations.
Voyage Expenses	Expenses incurred due to a vessel traveling to a destination, such as fuel cost and port charges.
Worldscale	Industry name for the Worldwide Tanker Nominal Freight Scale published annually by the Worldscale Association as a rate reference for shipping companies, brokers, and their customers engaged in the bulk shipping of oil in the international markets. Worldscale is a list of calculated rates for specific voyage itineraries for a standard vessel, as defined, using defined voyage cost assumptions such as vessel speed, fuel consumption, and port costs. Actual market rates for voyage charters are usually quoted in terms of a percentage of Worldscale.
Worldscale Flat Rate	Base rates expressed in U.S.$ per ton which apply to specific sea transportation routes, calculated to give the same return as Worldscale 100.
Worldscale Points	The freight rate negotiated for spot voyages expressed as a percentage of the Worldscale Flat rate.

Index to Financial Statements

Page
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Financial Statements
Audited
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2005 (successor) and Predecessor Combined Carve-Out Balance Sheet as of December 31, 2004	F-4

Consolidated Statement of Operations for the period October 18, 2005 to December 31, 2005 (successor) and Predecessor Combined Carve-Out Statements of Operations for the period January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003	F-5

Consolidated Statement of Changes in Stockholders' Equity for the period October 18, 2005 to December 31, 2005 (successor) and Predecessor Combined Carve-Out Statements of Changes in Stockholders' Equity for the period January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003	F-6

Consolidated Statement of Cash Flows for the period October 18, 2005 to December 31, 2005 (successor) and Predecessor Combined Carve-Out Statements of Cash Flows for the period January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003	F-7
Notes to Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Financial Statements	F-8
Unaudited
Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-17

Consolidated Statement of Operations for the period January 1, 2006 to September 30, 2006 (successor) and Predecessor Combined Carve-Out Statement of Operations for the period January 1, 2005 to September 30, 2005	F-18
Consolidated Statement of Changes in Stockholders' Equity for the period January 1, 2006 to September 30, 2006 (successor)	F-19

Consolidated Statement of Cash Flows for the period January 1, 2006 to September 30, 2006 (successor) and Predecessor Combined Carve-Out Statements of Cash Flows for the period January 1, 2005 to September 30, 2005	F-20
Notes to Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Financial Statements	F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Double Hull Tankers, Inc.

        We have audited the accompanying consolidated balance sheet of Double Hull Tankers, Inc. and subsidiaries (the Company) as of December 31, 2005 and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the period October 18, 2005 (commencement of operations) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Double Hull Tankers, Inc. and subsidiaries at December 31, 2005, and the consolidated results of their operations and their cash flows for the period October 18, 2005 (commencement of operations) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

New York, NY
March 31, 2006

/s/ ERNST & YOUNG LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Overseas Shipholding Group, Inc.

        We have audited the accompanying predecessor combined carve-out balance sheet of OSG Crude as of December 31, 2004 and the related predecessor combined carve-out statements of operations, cash flows, and changes in stockholders' equity for the period January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003. These predecessor combined carve-out financial statements are the responsibility of OSG Crude's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of OSG Crude's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of OSG Crude's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the predecessor combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of OSG Crude at December 31, 2004, and the results of their operations and their cash flows for the period January 1, 2005 to October 17, 2005 and the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

New York, NY
March 31, 2006

/s/ ERNST & YOUNG LLP

Double Hull Tankers, Inc.
Consolidated and Predecessor Combined Carve-Out Balance Sheets
as of December 31, 2005 and 2004

	December 31, 2005 Successor	December 31, 2004 Predecessor
	(Dollars in thousands, except share and per share amounts)
ASSETS
Current assets
Cash and cash equivalents	$15,893	$—
Voyage receivables from OSG	5,506	27,460
Prepaid expenses	281	911
Prepaid technical management fee to OSG	1,324	—

Total current assets	23,004	28,371
Vessels, net of accumulated depreciation	339,491	355,571
Other assets including deferred debt issuance cost	1,567	4,576

Total assets	$364,062	$388,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,895	$2,043
Unrealized loss on interest rate swap	807	—
Current installment on long term debt	—	5,200
Deferred shipping revenues	6,126	—

Total current liabilities	10,828	7,243
Long term liabilities
Long term debt	236,000	84,400
Loans payable to wholly-owned subsidiary of OSG	—	170,251
Deferred credits and other liabilities	—	1,826
Stockholders' equity
Preferred stock ($0.01 par value, 1,000,000 shares authorized, none issued or outstanding)	—	—
Common stock ($0.01 par value, 100,000,000 authorized, 30,006,250 shares issued and outstanding;	300	—
Predecessor: no par value; 3,500 shares authorized; 700 shares issued and outstanding)	—	700
Paid-in additional capital	108,272	—
Retained earnings	9,469	125,398
Accumulated other comprehensive loss	(807)	(1,300)

Total stockholders' equity	117,234	124,798

Total liabilities and stockholders' equity	$364,062	$388,518

Double Hull Tankers, Inc.
Consolidated and Predecessor Combined Carve-Out Statements of Operations

	2005		Year ended December 31,
	Successor October 18 to December 31	Predecessor January 1 to October 17	Predecessor 2004	Predecessor 2003
	(Dollars in thousands except share and per share amounts)
Shipping revenues	$20,173	$84,134	$136,205	$66,192

Ship Operating Expenses:
Voyage expenses	—	772	238	352
Vessel expenses	3,675	14,433	15,601	10,956
Depreciation and amortization	3,478	14,462	17,762	14,692
General and administrative (Prior to October 18, 2005: allocated from Overseas Shipholding Group, Inc.)	746	5,759	7,269	4,828

Total Ship Operating Expenses	7,899	35,426	40,870	30,828

Income from Vessel Operations	12,274	48,708	95,335	35,364
Other Income/(Expense)	—	(1,471)	—	—
Interest Expense to a Wholly-owned Subsidiary of OSG	—	(574)	(3,411)	(2,775)
Interest Income	67	—	—	—
Interest Expense and Amortization of Deferred Debt Issuance Costs	(2,872)	(3,022)	(5,234)	(3,158)

Income before Income Taxes	9,469	43,641	86,690	29,431
Provision for Income Taxes	—	—	—	—

Net Income	$9,469	$43,641	$86,690	$29,431

Basic Net Income per Share	$0.32	$62,344.28	$123,842.88	$42,044.38
Diluted Net Income per Share	$0.32	$62,344.28	$123,842.88	$42,044.38
Shares Used in Computing Basic Net Income per Share	30,006,250	700	700	700
Shares Used in Computing Diluted Net Income per Share	30,008,190	700	700	700

Double Hull Tankers, Inc.
Consolidated and Predecessor Combined Carve-Out Statements
of Changes in Stockholders' Equity

	Common Stock				Accumulated Other Comprehensive Income/(Loss)
			Paid-in Additional Capital	Retained Earnings
	Shares	Amount				Total
	(Dollars in thousands except shares)
Balance at December 31, 2002	700	$700	$—	$9,277	$(1,584)	$8,393
Net Income				29,431		29,431
Other Comprehensive Income/(Loss), effect of derivative instruments					(220)	(220)

Other Comprehensive Income						29,211

Balance at December 31, 2003	700	700	—	38,708	(1,804)	37,604
Net Income				86,690		86,690
Other Comprehensive Income/(Loss), effect of derivative instruments					504	504

Other Comprehensive Income						87,194

Balance at December 31, 2004	700	700	—	125,398	(1,300)	124,798
Net Income attributable to predecessor stockholders				43,641		43,641
Other Comprehensive Income
Termination of predecessor interest rate swap					1,300	1,300

Other Comprehensive Income						44,941

Capital Contribution by predecessor stockholders			114,320			114,320

Balance at October 17, 2005	700	$700	$114,320	$169,039	$—	$284,059

Balance at October 18, 2005	—	$—	$—	$—	$—	$—
Net Income attributable to period from Oct. 18 to Dec. 31				9,469		9,469
Other Comprehensive Income
Unrealized loss on interest rate swap					(807)	(807)

Other Comprehensive Income						8,662

Issuance of common stock	30,006,250	300	345,879			346,179
Deemed distribution to predecessor stockholders			(237,612)			(237,612)
Deferred compensation related to options granted			5			5

Balance at December 31, 2005	30,006,250	$300	$108,272	$9,469	$(807)	$117,234

Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out
Statements of Cash Flow

	2005		Year ended December 31,
	October 18 to December 31 Successor	January 1 to October 17 Predecessor	2004 Predecessor	2003 Predecessor
Cash Flows from Operating Activities:
Net income	$9,469	$43,641	$86,690	$29,431
Items included in net income not affecting cash flows:
Depreciation	3,478	14,462	16,785	13,859
Amortization, including deferred finance charges	36	438	1,023	879
Expenditures of drydocking	—	(171)	(3,740)	—
Changes in operating assets and liabilities:
Receivables	(5,506)	25,710	(16,361)	(3,573)
Prepaid expenses	(1,605)	897	(71)	(76)
Other assets	—	(17)	(2)	(3)
Accounts payable and accrued expenses	3,895	(1,921)	(76)	755
Deferred shipping revenues	6,126	—	—	—

Net cash provided by operating activities	15,893	83,039	84,248	41,272

Cash Flows from Investing Activities:
Expenditures for vessels	(412,580)	(830)	(9,696)	(14,496)

Net cash (used in) investing activities	(412,580)	(830)	(9,696)	(14,496)

Cash Flows from Financing Activities:
Issuance of common stock	178,180	—	—	—
Issuance of long-term debt, net of issuance costs	234,400	—	—	—
Repayment of loan from OSG	—	(55,931)	(69,352)	(21,576)
Transfer of balances	—	63,322	—	—
Repayment of long-term debt	—	(89,600)	(5,200)	(5,200)

Net cash provided by/(used in) financing activities	412,580	(82,209)	(74,552)	(26,776)

Net increase in cash and cash equivalents	15,893	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$15,893	$—	$—	$—

Interest Paid	$—	$3,022	$5,328	$2,578

NOTES TO DOUBLE HULL TANKERS, INC.
CONSOLIDATED AND PREDECESSOR
COMBINED CARVE-OUT FINANCIAL STATEMENTS

General

        Double Hull Tankers, Inc. ("DHT" or the "Company") was incorporated on April 14, 2005 under the laws of Marshall Islands as a wholly owned indirect subsidiary of Overseas Shipholding Group, Inc. ("OSG"). In October 2005, the Company completed its initial public offering ("IPO") by issuing and selling to the public 16,000,000 common shares, par value $0.01 per share, at a price to the public of $12.00 per share, raising gross proceeds of $192 million before deduction of underwriting discounts, commissions and expenses of approximately $13.8 million. On the date of the IPO the Company also raised $236 million of secured debt (before expenses of approximately $1.6 million). Simultaneously with the IPO, the Company acquired seven double hull tankers consisting of three very large crude carriers, or VLCCs, and four Aframax vessels (the "Vessels") from subsidiaries of OSG in exchange for cash and shares of its common stock. The Company chartered these vessels back to subsidiaries of OSG. The aggregate purchase price for the vessels was $580.6 million, of which $412.6 million was in the form of cash and $168 million in the form of common stock. The Company treated the excess of the purchase price over OSG's $343.0 million aggregate book value of the vessels, or $237.6 million, as a deemed dividend to OSG.

        Subsequent to the IPO, an aggregate of 648,500 of these shares were sold by a subsidiary of OSG, in connection with the underwriters' exercise of their over-allotment option. The Company did not receive any proceeds from the sale of the over-allotment shares. As of December 31, 2005, OSG beneficially owned approximately 44.5% of our outstanding common stock.

        The vessels are owned by seven Marshall Islands subsidiaries of the Company. The primary activity of each of the vessel subsidiaries is the ownership and operation of a vessel. The following table sets out the details of the vessel subsidiaries included in these consolidated financial statements:

Company	Vessel name	Dwt	Flag State	Year Built
Chris Tanker Corporation	Overseas Chris	309,285	Marshall Islands	2001
Ann Tanker Corporation	Overseas Ann	309,327	Marshall Islands	2001
Regal Unity Tanker Corporation	Regal Unity	309,966	Marshall Islands	1997
Cathy Tanker Corporation	Overseas Cathy	112,028	Marshall Islands	2004
Sophie Tanker Corporation	Overseas Sophie	112,045	Marshall Islands	2003
Ania Aframax Corporation	Ania	94,848	Marshall Islands	1994
Rebecca Tanker Corporation	Rebecca	94,873	Marshall Islands	1994

        Effective October 18, 2005, the Company chartered the vessels to subsidiaries of OSG for terms of five to six and one-half years at basic hire amounts which are essentially fixed. In addition, the time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool and we expect our potential to earn additional hire will benefit from the utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and fuel consumption, and actual on-hire performance.

        Each time charter may be renewed by OSG on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and OSG.

        Effective October 18, 2005, the Company also entered into ship management agreements with Tanker Management Ltd., a wholly owned subsidiary of OSG. The ship management agreements provide for the technical management of the Vessels. The basic hire rate for each of the Vessels and the technical management fee are payable monthly in advance. The basic hire will increase annually by an amount approximately equal to the annual increase in the fee payable under the applicable ship management agreement.

Note A—Summary of significant accounting policies:

Basis of presentation and accounting

        Prior to October 18, 2005, the accompanying predecessor combined carve-out financial statements include the accounts of seven wholly-owned subsidiaries of OSG. Such subsidiaries (collectively, "OSG Crude"), which are incorporated in the Marshall Islands, owned a fleet consisting of seven modern tankers prior to the IPO. The predecessor combined carve-out financial statements have been prepared to reflect the financial position, results of operations and cash flows of OSG Crude, which owned the vessels which were acquired by Double Hull Tankers, Inc. on October 18, 2005.

        The Double Hull Tankers, Inc. consolidated and predecessor combined carve-out financial statements are prepared in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the assets and liabilities of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation or combination. For the year ended December 31, 2005, the predecessor combined carve-out financial statements are for the period January 1, 2005 through October 17, 2005, and the consolidated financial statements of the Company and its wholly owned subsidiaries are for the 75 day period from October 18, 2005 (date operations commenced) through December 31, 2005 during which the Company operated as an independent company. For the period from January 1, 2005 through October 17, 2005 and for the years ended December 31, 2004 and 2003, the predecessor combined carve-out financial statements presented herein have been carved out of the financial statements of OSG. The assets, liabilities, results of operations, and cash flows of the predecessor were carved out of the consolidated financial statements of OSG using specific identification. In the preparation of these predecessor carve-out financial statements, general and administrative expenses were not identifiable as relating solely to the vessels. General and administrative expenses, consisting primarily of salaries and other employee related costs, office rent, legal and professional fees, and travel and entertainment were allocated based on OSG Crude's proportionate share of OSG's total ship-operating (calendar) days for each of the periods presented. Management believes these allocations to reasonably present the financial position, results of operations and cash flows of OSG Crude. However, the predecessor combined carve-out statements of financial position, operations and cash flow may not be indicative of those that would have been realized had OSG Crude operated as an independent stand-alone entity for the periods presented. Had OSG Crude operated as an independent stand-alone entity, its results could have differed significantly from those presented herein.

        The statements of operations and cash flows have been reclassified to conform to the current presentation.

Cash and cash equivalents

        Interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash and cash equivalents. Cash and cash equivalents of $15.9 million as of December 31, 2005 are pledged as described in Note C and are held at a single financial institution. The carrying value of cash and cash equivalents approximates its fair value.

Vessels

        At October 18, 2005, the Company recorded the Vessels at their historical cost to OSG Crude. The Vessels are being depreciated over periods ranging from 14 to 23 years, which represent the Vessels' remaining life at the date of acquisition from OSG Crude. For the periods through October 17, 2005, the Vessels are recorded at cost and are depreciated to their estimated salvage value on the straight-line basis, using a vessel life of 25 years. Each vessel's salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate per ton. Accumulated depreciation was $113,695,467 and $96,798,531 at December 31, 2005 and 2004, respectively. Interest costs are capitalized to vessels during the period that vessels are under construction. Interest capitalized aggregated $200,803 in 2004 and $3,621,377 in 2003.

Deferred drydock expenditures

        On October 18, 2005, the Company entered into a management agreement with Tanker Management Ltd., a subsidiary of OSG, for the technical management of its seven vessels in exchange for a fee that is fixed for the first two years of the agreement. As part of the management agreement, OSG is responsible for drydocking costs.

        Prior to October 18, 2005, expenditures incurred during a drydocking are deferred and amortized on the straight-line basis over the period until the next scheduled drydocking, generally two and a half to five years. Expenditures for maintenance and repairs are expensed when incurred. Amortization of capitalized drydock expenditures, which is included in depreciation and amortization in the combined statements of operations, amounted to $1,028,025 for the period from January 1, 2005 through October 17, 2005, $976,864 in 2004 and $833,220 in 2003. The unamortized portion of deferred drydocking expenditures, which is included in other assets in the combined balance sheet, was $4,110,010 at December 31, 2004.

Impairment of long-lived assets

        The carrying amounts of long-lived assets held and used are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the asset's carrying amount. This assessment is made at the individual vessel level since separately identifiable cash flow information for each vessel is available. The amount of an impairment charge, if any, would be determined using discounted cash flows.

Deferred finance charges

        Finance charges incurred in the arrangement of debt are deferred and amortized to interest expense on a straight-line basis over the life of the related debt. Deferred finance charges of $1,567,141 and $437,922 are included in other assets at December 31, 2005 and 2004, respectively. Amortization of deferred finance charges amounted to $35,859 for the period from October 18, 2005 to December 31, 2005, $437,922 for the period from January 1, 2005 through October 17, 2005, $46,052 in 2004 and $45,989 in 2003.

Revenue and expense recognition

        Revenues from time charters and bareboat charters are accounted for as operating leases and are thus recognized ratably over the rental periods of such charters.

        Voyage revenues are recognized ratably over the estimated length of each voyage and, therefore, are allocated between reporting periods based on the relative transit time in each period. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," our predecessor, OSG Crude, did not begin recognizing voyage revenue until a charter had been agreed to by one of the subsidiaries and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

        Under voyage charters, expenses such as fuel, port charges, canal tolls, cargo handling operations and brokerage commissions were paid by OSG Crude whereas, under time and bareboat charters, such voyage costs were paid by OSG Crude's customers. For voyage charters, time charter equivalent revenues represent shipping revenues less voyage expenses. For time and bareboat charters, time charter equivalent revenues represent shipping revenues less brokerage commissions, if applicable, which are included in voyage expenses.

        The vessels owned by Double Hull Tankers, Inc. and OSG Crude operated in either the Tankers International Pool (VLCCs) or the Aframax International Pool (Aframaxes) during the three years ended December 31, 2005. For vessels operating in such pools, revenues and voyage expenses are pooled and allocated to each pool's participants on a time charter equivalent basis in accordance with an agreed-upon formula.

        Ship operating expenses include voyage expenses. Vessel expenses include crew costs, vessel stores and supplies, lubricating oils, maintenance and repairs, insurance and communication costs.

        As part of the time charters Double Hull Tankers, Inc. has entered into with subsidiaries of OSG with respect to its seven vessels, DHT has the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Additional hire, if any, is calculated and paid quarterly in arrears and recognized as revenue in the quarter in which it was earned.

        On October 18, 2005, Double Hull Tankers, Inc. entered into a management agreement with Tanker Management Ltd., a subsidiary of OSG, for the technical management of its seven vessels in exchange for a fee that is fixed for the first two years. This management agreement covers, among others, costs related to crewing, maintenance, ordinary repairs, scheduled drydockings, insurance deductibles and other vessel operating expenses, but excluding insurance premiums.

Derivatives

        Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" ("FAS 133") requires DHT, Inc. and OSG Crude to recognize all derivatives on the balance sheet at fair value. If the derivative is an effective hedge, a change in the fair value is either offset against the change in fair value of the hedged item or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of effective hedges is immediately recognized in income. Derivatives that are not effective hedges are fully adjusted through income.

        Double Hull Tankers, Inc. and OSG Crude use interest rate swaps to convert interest-bearing debt from floating to fixed rate. The swaps are designated and qualify as a cash flow hedges. DHT and OSG Crude assumes no ineffectiveness since the interest rate swap meets the conditions required under FAS 133 to apply the critical terms method for prepayable debt.

Common Stock of OSG Crude

        Each of the seven subsidiaries included in the predecessor combined carve-out financials statements had authorized capital of 500 common registered shares with no par value. Upon incorporation, each subsidiary issued 100 shares to OSG International, Inc., a wholly-owned subsidiary of OSG, in exchange for investment of $100,000.

Foreign currency

        The functional currency of the Company and each of the vessel subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the year end exchange rates. Foreign currency revenues and expenses are translated at transaction date exchange rates. Exchange gains and losses are included in the determination of net income.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note B—Accounts payable and accrued expenses:

        Accounts payable and accrued expenses consist of the following:

	December 31,
	2005 Successor	2004 Predecessor
Interest	$2,814,905	$1,124,928
Insurance	491,000	229,303
Accounts payable	82,996	131,004
Other	505,546	558,021

	$3,894,447	$2,043,256

Note C—Debt:

        Debt consists of the following:

	December 31,
	2005	2004	2003
Secured term loan—DHT	$236,000,000	$—	$—
Secured term loan—OSG Crude	—	89,600,000	94,800,000
Less current portion	—	(5,200,000)	(5,200,000)

Long term portion	$236,000,000	$84,400,000	$89,600,000

        The effective interest rate for debt outstanding at December 31, 2005 and 2004 was 5.6% and 5.7%, respectively as a result of a related interest rate swaps (see Note E).

        On October 18, 2005, DHT entered into a $401,000,000 secured credit facility with The Royal Bank of Scotland for a term of ten years, with no principal amortization for the first five years. The credit facility consists of a $236,000,000 term loan, a $150,000,000 vessel acquisition facility and a $15,000,000 working capital facility. DHT is the borrower under the credit facility and each of its seven vessel owning subsidiaries have guaranteed its performance thereunder. The facility is secured by, among other things, first priority mortgage on DHT's seven vessels, assignment of earnings and insurances and the Company's rights under the time charters for the vessels and the ship management agreements, and a pledge of the balances in the Company's bank accounts. The credit facility provides that we may not pay dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant. Interest is payable quarterly in arrears.

        We borrowed the entire amount available under the $236,000,000 term loan upon the completion of the IPO to fund a portion of the purchase price for the seven vessels that we acquired from OSG.

        Borrowings under the term loan and the working capital facility bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we have entered into an interest rate swap pursuant to which we fixed the interest rate on the full amount of our $236,000,000 term loan at 5.595%. We are required to pay a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

        We will be required to repay the term loan commencing three months after the fifth anniversary of the facility closing date (October 18, 2005) in twenty quarterly installments of $6,062,500 and a final repayment of $114,750,000 occurring simultaneously with the last quarterly repayment. In addition, the vessel acquisition facility will reduce (with any excess borrowing becoming repayable at the time of reduction) quarterly commencing three months after the fifth anniversary of the facility closing date in increments of $7,500,000. The working capital facility will also reduce (with any excess borrowing becoming repayable at the time of reduction) commencing three months after the fifth anniversary of the facility closing date in twenty quarterly installments of $750,000.

        On July 10, 2002, OSG Crude borrowed $100,000,000 according to a secured term loan agreement bearing interest at the London interbank offered rate ("LIBOR") plus a margin of 1%. The loan was guaranteed by OSG and secured by liens on the Overseas Chris and Overseas Ann. The secured loan agreement also contained financial covenants applicable to the consolidated financial position of OSG. In July 2005, OSG Crude repaid the outstanding balance, $87,000,000 of the secured term loan, with funds contributed to capital by a wholly-owned subsidiary of OSG. In connection with this transaction, the related floating-to-fixed interest rate swap was terminated. Accordingly, OSG Crude recognized a loss of approximately $1,471,000 related to such swap termination.

        As of December 31, 2004, approximately 35.6% of the net book amount of the OSG Crude vessels, representing two tankers, was pledged as collateral under the debt agreement. As of December 31, 2005, all of the net book amount of DHT's seven vessels, is pledged as collateral under the debt agreement.

        The carrying amounts of the loans approximate their fair value.

Note D—Loans payable to wholly-owned subsidiary of OSG:

        The loans payable to a wholly-owned subsidiary of OSG consisted of amounts due under a floating rate revolving credit facility. Such facility, which had no stated maturity and accordingly, had been classified as a long-term liability, provided for borrowings of up to $450,000,000. Borrowings bore interest based on the short-term Applicable Federal Rate published quarterly by the Internal Revenue Service of the United States. Interest was compounded quarterly. The effective interest rate on borrowings outstanding at December 31, 2004 was 2.8%.

        During the second quarter of 2005, the wholly-owned subsidiary of OSG made a capital contribution of $114,320,169, which was deemed effective April 1, 2005, to OSG Crude, reducing loans payable to the wholly-owned subsidiary to zero.

Note E—Derivatives:

        As of December 31, 2005, DHT is party to a floating-to-fixed interest rate swap that is being accounted for as a cash flow hedge with a notional amount of $236,000,000 pursuant to which DHT pays a fixed rate of 5.6% and receives a floating rate based on LIBOR. The swap expires on October 18, 2010. As of December 31, 2005, DHT has recorded a liability of $806,777 in unrealized loss on interest rate swap related to the fair value of the swap. This unrealized loss has been charged to accumulated other comprehensive income/(loss). The fair value of interest rate swaps is the estimated amount that DHT would receive or pay to terminate the agreement at the reporting date.

        OSG Crude was a party to a floating-to-fixed interest rate swap that was being accounted for as a cash flow hedge with a notional amount of $87,000,000 pursuant to which it paid a fixed rate of 4.58% and received a floating rate based on LIBOR. At December 31, 2004, OSG Crude recorded a liability of $1,300,480 in deferred credits and other liabilities related to the fair value of the swap. The fair value of interest rate swaps is the estimated amount that OSG Crude would receive or pay to terminate the agreement at the reporting date.

Note F—Accumulated other comprehensive income/(loss):

        The components of the change in the accumulated unrealized loss on derivative instruments follow:

	2005		Year ended December 31,
	October 18 to December 31 Successor	January 1 to October 17 Predecessor	2004 Predecessor	2003 Predecessor
Reclassification adjustments for interest expense included in net income/(loss)	$—	$—	$2,895,492	$895,880
(Increase) / decrease in unrealized loss on derivative instruments:	(806,778)	1,300,480	(2,391,849)	(1,116,033)

	$(806,778)	$1,300,480	$503,643	$(220,153)

        The components of accumulated other comprehensive income (loss) in the consolidated balance sheet follow:

	December 31,
	2005 Successor	2004 Predecessor
Unrealized losses on derivative instruments	$(806,778)	$(1,300,480)

	$(806,778)	$(1,300,480)

Note G—Taxes:

        No income taxes have been provided herein because DHT and the predecessor company, OSG Crude, comprise foreign corporations that would not be subject to United States federal income taxes. Further, neither DHT nor OSG Crude is subject to income taxes imposed by the Marshall Islands, the country in which they are incorporated.

Note H—Stock Compensation:

        In connection with the IPO, the Company awarded a total of 6,250 shares of restricted common stock to its CEO and CFO. These shares are non-transferable until they vest, which occurs ratably over a four-year period. The aggregate fair market value of the shares on the grant date, $75,000, is being amortized to compensation expense over the vesting period of four years, using the straight-line method. In addition, also in connection with the IPO, the Company awarded its CEO and CFO stock options to purchase a total of 69,448 shares of common stock at an exercise price of $12.00 per share. These stock options vest ratably over a three-year period and expire ten years from the date of grant. The Company follows Financial Accounting Standards Board Statement No. 123 (R), "Share-Based Payment" and related Interpretations in accounting for its stock-based compensation. The fair value of the options granted were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4.69%, dividend yield of 10.42%, expected stock price volatility of 0.31 and expected life of 6 years. The aggregate fair market value of the stock options on the grant date, $75,000, is being amortized to compensation expense over the vesting period of three years, using the straight-line method. Total stock-based compensation expense was $8,989 for the period from October 18, 2005 to December 31, 2005.

Note I—Pooling arrangements:

Tankers International Pool

        In December 1999, the Tankers International Pool ("Tankers") was established to pool VLCC fleets. Tankers, which commenced operations in February 2000, commercially managed a fleet of 47 modern VLCCs as of December 31, 2005. Tankers was formed to meet the global transportation requirements of international oil companies and other major customers. All three of DHT's VLCCs participate in the Tankers pool.

Aframax International Pool

        Since 1996, OSG and PDV Marina S.A., the marine transportation subsidiary of the Venezuelan state-owned oil company, have pooled the commercial management of their Aframax fleets. The pool commercially managed a fleet of 36 modern Aframaxes as of December 31, 2005, which generally trade in the Atlantic Basin, North Sea and the Mediterranean. All four of DHT's Aframaxes trade in this pool.

Note J—Charters-out:

        The future minimum revenues expected to be received on the time charters for our seven vessels and the related revenue days (revenue days represent calendar days, less days that vessels are not available for employment due to repairs or drydock) are as follows:

	Amount	Revenue Days
2006	$71,211,200	2,524
2007	71,276,500	2,511
2008	73,090,200	2,562
2009	73,146,000	2,555
2010	70,830,200	2,407
Thereafter	48,044,100	1,455

Net minimum charter payments	$407,598,200	14,014

        Future minimum revenues do not include any additional hire from the profit sharing component of the charter agreements. Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

Note K—Subsequent event:

        In February 2006, DHT declared a dividend of $12,902,688 or $0.43 per share, and paid that dividend on March 24, 2006 to stockholders of record as of March 10, 2006.

Double Hull Tankers, Inc.
Consolidated Balance Sheets
as of September 30, 2006 and December 31, 2005

	September 30, 2006 (unaudited)	December 31, 2005
	(Dollars in thousands except per share amounts)
ASSETS
Current assets
Cash and cash equivalents	$16,840	$15,893
Voyage receivables from OSG	4,306	5,506
Unrealized gain on interest rate swap	1,596	—
Prepaid expenses	117	281
Prepaid technical management fee to OSG	1,324	1,324

Total current assets	24,183	23,004
Vessels, net of accumulated depreciation	326,840	339,491
Other assets, including deferred debt issuance cost	1,447	1,567

Total assets	$352,470	$364,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,522	$3,895
Unrealized loss on interest rate swap	—	807
Deferred shipping revenues	6,126	6,126

Total current liabilities	9,648	10,828
Long term debt	236,000	236,000
Stockholders' equity
Preferred stock ($0.01 par value, 1,000,000 shares authorized, none issued or outstanding)	—	—
Common stock ($0.01 par value, 100,000,000 authorized, 30,006,250 shares issued and outstanding)	300	300
Paid-in additional capital	108,347	108,272
Accumulated earnings/(deficit)	(3,421)	9,469
Accumulated other comprehensive income/(loss)	1,596	(807)

Total stockholders' equity	106,822	117,234

Total liabilities and stockholders' equity	$352,470	$364,062

See notes to consolidated financial statements.

Double Hull Tankers, Inc.
Consolidated and Predecessor Combined Carve-Out
Statements of Operations (Unaudited)

	Nine months ended September 30,
	Successor 2006	Predecessor 2005
	(Dollars in thousands except per share amounts)
Shipping Revenues	$64,860	$79,572

Ship Operating Expenses:
Voyage expenses	—	290
Vessel expenses	14,041	12,991
Depreciation and amortization	12,651	13,559
General and administrative (For 2005: allocated from Overseas Shipholding Group, Inc.)	1,668	5,125

Total Ship Operating Expenses	28,360	31,965

Income from Vessel Operations	36,500	47,607
Other Expense	—	(1,471)
Interest Expense to a Wholly-owned Subsidiary of OSG	—	(574)
Interest Income	681	—
Interest Expense and Amortization of Deferred Debt Issuance Costs	(10,463)	(3,022)

Income before Income Taxes	26,718	42,540
Provision for Income Taxes	—	—

Net Income	$26,718	$42,540

Basic Net Income per Share	$0.89	$60,770.36
Diluted Net Income per Share	$0.89	$60,770.36
Shares Used in Computing Basic Net Income per Share	30,006,250	700
Shares Used in Computing Diluted Net Income per Share	30,014,089	700

See notes to consolidated financial statements.

Double Hull Tankers, Inc.
Consolidated Statement of Changes in Stockholders' Equity (Unaudited)

	Common Stock
			Paid-in Additional Capital	Accumulated Earnings/ (Deficit)	Accumulated Other Comprehensive Income/(Loss)
	Shares	Amount				Total
	(Dollars in thousands)
Balance at January 1, 2006	30,006,250	$300	$108,272	$9,469	$(807)	$117,234
Net Income				26,718		26,718
Other Comprehensive Income, effect of derivative instruments					2,403	2,403

Other Comprehensive Income						29,121

Cash Dividends Declared				(39,608)		(39,608)
Deferred Compensation Related to Options and Restricted Stock Granted			75			75

Balance at September 30, 2006	30,006,250	$300	$108,347	$(3,421)	$1,596	$106,822

See notes to consolidated financial statements.

Double Hull Tankers, Inc.

Consolidated and Predecessor Combined Carve-Out Statements of Cash Flow

(Unaudited)

	Nine months ended September 30,
	2006 Successor	2005 Predecessor
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$26,718	$42,540
Items included in net income not affecting cash flows:
Depreciation	12,651	12,633
Amortization, including deferred finance charges	120	1,346
Deferred compensation related to options and restricted stock granted	75	—
Expenditures of drydocking	—	(171)
Changes in operating assets and liabilities:
Receivables	1,200	15,836
Prepaid expenses	164	197
Other assets	—	—
Accounts payable and accrued expenses	(373)	(1,104)

Net cash provided by operating activities	40,555	71,277

Cash Flows from Investing Activities:
Expenditures for vessels	—	(817)

Net cash (used in) investing activities	—	(817)

Cash Flows from Financing Activities:
Repayment of loan from OSG	—	(55,931)
Intercompany transfers	—	75,071
Cash dividends paid	(39,608)	—
Repayment of long-term debt	—	(89,600)

Net cash (used in) financing activities	(39,608)	(70,460)

Net increase in cash and cash equivalents	947	—
Cash and cash equivalents at beginning of period	15,893	—

Cash and cash equivalents at end of period	$16,840	$—

Interest Paid	$10,259	$4,147

See notes to consolidated financial statements.

NOTES TO DOUBLE HULL TANKERS, INC.
CONSOLIDATED AND PREDECESSOR
COMBINED CARVE-OUT FINANCIAL STATEMENTS

General

        Double Hull Tankers, Inc. ("DHT" or the "Company") was incorporated on April 14, 2005 under the laws of Marshall Islands as a wholly owned indirect subsidiary of Overseas Shipholding Group, Inc. ("OSG"). In October 2005, the Company completed its initial public offering ("IPO") by issuing and selling to the public 16,000,000 common shares, par value $0.01 per share, at a price to the public of $12.00 per share, raising gross proceeds of $192 million before deduction of underwriting discounts, commissions and expenses of approximately $13.8 million. On the date of the IPO the Company also raised $236 million of secured debt (before expenses of approximately $1.6 million). Simultaneously with the IPO, the Company acquired seven double hull tankers consisting of three very large crude carriers, or VLCCs, and four Aframax vessels (the "Vessels") from subsidiaries of OSG in exchange for cash and shares of its common stock. The Company chartered these vessels back to subsidiaries of OSG. The aggregate purchase price for the vessels was $580.6 million, of which $412.6 million was in the form of cash and $168 million in the form of common stock. The Company treated the excess of the purchase price over OSG's $343.0 million aggregate book value of the vessels, or $237.6 million, as a deemed dividend to OSG.

        Subsequent to the IPO, an aggregate of 648,500 of these shares were sold by a subsidiary of OSG, in connection with the underwriters' exercise of their over-allotment option. The Company did not receive any proceeds from the sale of the over-allotment shares. As of September 30, 2006 and December 31, 2005, OSG beneficially owned approximately 44.5% of our outstanding common stock.

        The vessels are owned by seven Marshall Islands subsidiaries of the Company. The primary activity of each of the vessel subsidiaries is the ownership and operation of a vessel. The following table sets out the details of the vessel subsidiaries included in these consolidated financial statements:

Company	Vessel name	Dwt	Flag State	Year Built
Chris Tanker Corporation	Overseas Chris	309,285	Marshall Islands	2001
Ann Tanker Corporation	Overseas Ann	309,327	Marshall Islands	2001
Regal Unity Tanker Corporation	Regal Unity	309,966	Marshall Islands	1997
Cathy Tanker Corporation	Overseas Cathy	112,028	Marshall Islands	2004
Sophie Tanker Corporation	Overseas Sophie	112,045	Marshall Islands	2003
Ania Aframax Corporation	Ania	94,848	Marshall Islands	1994
Rebecca Tanker Corporation	Rebecca	94,873	Marshall Islands	1994

        Effective October 18, 2005, the Company chartered the vessels to subsidiaries of OSG for terms of five to six and one-half years at basic hire amounts which are essentially fixed. In addition, the time charter arrangements include a profit sharing component that gives us the opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. Our vessels are operated in the Tankers International Pool and the Aframax International Pool and we expect our potential to earn additional hire will benefit from the utilization rates realized by these pools. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel's earnings capacity based on its cargo capacity, speed and fuel consumption, and actual on-hire performance.

        Each time charter may be renewed by OSG on one or more successive occasions for periods of one, two or three years, up to an aggregate of five, six or eight years, depending on the vessel. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel's class, as decided by a shipbrokers panel, or (ii) the basic hire rate set forth in the applicable charter. The shipbrokers panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and OSG.

        Effective October 18, 2005, the Company also entered into ship management agreements with Tanker Management Ltd., a wholly owned subsidiary of OSG. The ship management agreements provide for the technical management of the Vessels. The basic hire rate for each of the Vessels and the technical management fee are payable monthly in advance. The basic hire will increase annually by an amount approximately equal to the annual increase in the fee payable under the applicable ship management agreement.

Note A—Basis of presentation

        The accompanying unaudited Double Hull Tankers, Inc. consolidated and predecessor combined carve-out financial statements as of September 30, 2006 (successor) and for the nine months ended September 30, 2006 (successor) and September 30, 2005 (predecessor) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 6-K and Article 10 of Regulation S-X. They do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

        The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's consolidated financial statements for the year ended December 31, 2005 included elsewhere in this prospectus.

        The accompanying predecessor combined carve-out financial statements for the nine months ended September 30, 2005 include the accounts of seven wholly-owned subsidiaries of OSG. Such subsidiaries (collectively "OSG Crude"), which are incorporated in the Marshall Islands, owned a fleet consisting of seven modern tankers prior to the IPO. These predecessor combined carve-out financial statements have been prepared to reflect the financial position, results of operations and cash flows of OSG Crude, which owned the vessels which were acquired by DHT on October 18, 2005.

        The consolidated financial statements include the assets and liabilities of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation or combination. For the period from January 1, 2005 through September 30, 2005, the predecessor combined carve-out financial statements presented herein have been carved out of the financial statements of OSG. The results of operations, and cash flows of the predecessor were carved out of the consolidated financial statements of OSG using specific identification. In the preparation of these predecessor carve-out financial statements, general and administrative expenses were not identifiable as relating solely to the vessels. General and administrative expenses, consisting primarily of salaries and other employee related costs, office rent, legal and professional fees, and travel and entertainment were allocated based on OSG Crude's proportionate share of OSG's total ship-operating (calendar) days for each of the periods presented. Management believes these allocations to reasonably present the results of operations and cash flows of OSG Crude. However, the predecessor combined carve-out statements of operations and cash flow may not be indicative of those that would have been realized had OSG Crude operated as an independent stand-alone entity for the periods presented. Had OSG Crude operated as an independent stand-alone entity, its results could have differed significantly from those presented herein.

Note B—Accounts payable and accrued expenses:

        Accounts payable and accrued expenses consist of the following:

	September 30, 2006	December 31, 2005
Interest	$2,708,343	$2,814,905
Insurance	335,349	491,000
Accounts payable	169,427	82,996
Other	309,440	505,546

	$3,522,559	$3,894,447

Note C—Debt:

        On October 18, 2005, DHT entered into a $401,000,000 secured credit facility with The Royal Bank of Scotland for a term of ten years, with no principal amortization for the first five years. The credit facility consists of a $236,000,000 term loan, a $150,000,000 vessel acquisition facility and a $15,000,000 working capital facility. DHT is the borrower under the credit facility and each of its seven vessel owning subsidiaries have guaranteed its performance thereunder. The facility is secured by, among other things, first priority mortgage on DHT's seven vessels, assignment of earnings and insurances and the Company's rights under the time charters for the vessels and the ship management agreements, and a pledge of the balances in the Company's bank accounts. The credit facility provides that we may not pay dividends if the charter-free market value of our vessels that secure the credit facility is less than 135% of our borrowings under the facility plus the actual or notional cost of terminating any interest rate swaps that we enter, if there is a continuing default under the credit facility or if the payment of the dividend would result in a default or breach of a loan covenant. Interest is payable quarterly in arrears.

        We borrowed the entire amount available under the $236,000,000 term loan upon the completion of the IPO to fund a portion of the purchase price for the seven vessels that we acquired from OSG.

        The effective interest rate for debt outstanding at September 30, 2006 and December 31, 2005 was 5.6% as a result of the related five-year interest rate swap (see Note E below).

        Borrowings under the term loan and the working capital facility bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%. To reduce our exposure to fluctuations in interest rates, we have entered into an interest rate swap pursuant to which we fixed the interest rate on the full amount of our $236,000,000 term loan at 5.595%. We are required to pay a commitment fee of 0.3% per annum, which will be payable quarterly in arrears, on the undrawn portion of the facility.

        We will be required to repay the term loan commencing three months after the fifth anniversary of the facility closing date (October 18, 2005) in twenty quarterly installments of $6,062,500 and a final repayment of $114,750,000 occurring simultaneously with the last quarterly repayment. In addition, the vessel acquisition facility will reduce (with any excess borrowing becoming repayable at the time of reduction) quarterly commencing three months after the fifth anniversary of the facility closing date in increments of $7,500,000. The working capital facility will also reduce (with any excess borrowing becoming repayable at the time of reduction) commencing three months after the fifth anniversary of the facility closing date in twenty quarterly installments of $750,000.

        As of September 30, 2006, all of the net book amount of DHT's seven vessels, is pledged as collateral under the debt agreement.

        On July 10, 2002, OSG Crude borrowed $100,000,000 according to a secured term loan agreement bearing interest at the London interbank offered rate ("LIBOR") plus a margin of 1%. The loan was guaranteed by OSG and secured by liens on the Overseas Chris and Overseas Ann. The secured loan agreement also contained financial covenants applicable to the consolidated financial position of OSG.

        In July 2005, OSG Crude repaid the outstanding balance, $87,000,000 of the secured term loan, with funds advanced by a wholly-owned subsidiary of OSG. In connection with this transaction, the related floating-to-fixed interest rate swap was terminated. Accordingly, OSG Crude recognized a loss of approximately $1,471,000 related to such swap termination.

        The carrying amounts of the loans approximate their fair value.

Note D—Loans payable to wholly-owned subsidiary of OSG:

        The loans payable to a wholly-owned subsidiary of OSG consisted of amounts due under a floating rate revolving credit facility. Such facility, which had no stated maturity and accordingly, had been classified as a long-term liability, provided for borrowings of up to $450,000,000. Borrowings bore interest based on the short-term Applicable Federal Rate published quarterly by the Internal Revenue Service of the United States. Interest was compounded quarterly.

        During the second quarter of 2005, the wholly-owned subsidiary of OSG made a capital contribution of $114,320,169, which was deemed effective April 1, 2005, to OSG Crude, reducing loans payable to the wholly-owned subsidiary to zero.

Note E—Derivatives:

        As of September 30, 2006, DHT is party to a floating-to-fixed interest rate swap that is being accounted for as a cash flow hedge with a notional amount of $236,000,000 pursuant to which DHT pays a fixed rate of 5.6% and receives a floating rate based on LIBOR. The swap expires on October 18, 2010. As of September 30, 2006, DHT has recorded an asset of $1,595,952 related to the fair value of the swap. This unrealized gain has been credited to accumulated other comprehensive income/(loss). The fair value of interest rate swaps is the estimated amount that DHT would receive or pay to terminate the agreement at the reporting date.

        OSG Crude was a party to a floating-to-fixed interest rate swap that was being accounted for as a cash flow hedge with a notional amount of $87,000,000 pursuant to which it paid a fixed rate of 4.58% and received a floating rate based on LIBOR. See Note C.

Note F—Accumulated other comprehensive income/(loss):

        The components of the change in the accumulated unrealized gain/(loss) on derivative instruments follow:

	Nine months ended September 30,
	2006 Successor	2005 Predecessor
Movement in unrealized gain/(loss) on derivative instruments	$2,402,730	$(647,500)

        The components of accumulated other comprehensive income/(loss) in the consolidated balance sheets follow:

	September 30, 2006	December 31, 2005
Unrealized gains/(losses) on derivative instruments	$1,595,952	$(806,778)

Note G—Taxes:

        No income taxes have been provided herein because DHT and the predecessor company, OSG Crude, comprise foreign corporations that would not be subject to United States federal income taxes. Further, neither DHT nor OSG Crude is subject to income taxes imposed by the Marshall Islands, the country in which they are incorporated.

Note H—Stock Compensation:

        In connection with the IPO, the Company awarded a total of 6,250 shares of restricted common stock to its CEO and CFO. These shares are non-transferable until they vest, which occurs ratably over a four-year period. The aggregate fair market value of the shares on the grant date, $75,000 is being amortized to compensation expense over the vesting period of four years, using the straight-line method. In addition, also in connection with the IPO, the Company awarded its CEO and CFO stock options to purchase a total of 69,448 shares of common stock at an exercise price of $12.00 per share. These stock options vest ratably over a three-year period and expire ten years from the date of grant. The Company follows Financial Accounting Standards Board Statement No. 123 (R), "Share-Based Payment" and related Interpretations in accounting for its stock-based compensation. The fair value of the options granted were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4.69%, dividend yield of 10.42%, expected stock price volatility of 0.31 and expected life of 6 years. The aggregate fair market value of the stock options on the grant date, $75,000, is being amortized to compensation expense over the vesting period of three years, using the straight-line method.

        The Company awarded a total of 24,396 shares of restricted common stock to its CEO and CFO on November 8, 2006. These restricted shares vest, subject to certain restrictions, in three equal amounts in May 2007, May 2008 and May 2009. At the date of the award, the fair market value of the Company's common stock was $13.89 per share. The aggregate fair market value of the shares on the grant date will be amortized to expense from November 2006 to May 2009.

        The Company awarded 3,000 shares of restricted common stock to its directors on May 10, 2006. These restricted shares vested on October 18, 2006. At the date of the award, the fair market value of the Company's common stock was $12.79 per share. The aggregate fair market value of the shares on the grant date, $38,370, has been amortized to expense over five months, using the straight-line method.

        The Company awarded a total of 10,842 shares of restricted common stock to its directors on November 8, 2006. These restricted shares vest, subject to certain restrictions, in three equal amounts in May 2007, May 2008 and May 2009. At the date of the award, the fair market value of the Company's common stock was $13.89 per share. The aggregate fair market value of the shares on the grant date will be amortized to expense from November 2006 to May 2009.

Note I—Subsequent Event:

        In November 2006, the Company declared a dividend of $0.42 per share, or $12.6 million, and paid that dividend on December 6, 2006.

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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
PROSPECTUS
ABOUT THIS PROSPECTUS SUPPLEMENT
THE OFFERING
THE COMPANY
UNDERWRITING
LEGAL MATTERS
4,600,000 Shares Common Stock
TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY COMBINED FINANCIAL AND OTHER DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
UNAUDITED PRO FORMA FINANCIAL AND OTHER INFORMATION
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005
SELECTED COMBINED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE INTERNATIONAL TANKER INDUSTRY
OIL CONSUMPTION AND SEABORNE CRUDE TRADE
OIL CONSUMPTION
WORLD OIL SUPPLY
BUSINESS
OUR CREDIT FACILITY
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
RELATED PARTY AGREEMENTS
DESCRIPTION OF CAPITAL STOCK
COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW
TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
GLOSSARY OF SHIPPING TERMS
Index to Financial Statements
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Balance Sheets as of December 31, 2005 and 2004
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Statements of Operations
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Statements of Changes in Stockholders' Equity
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Statements of Cash Flow
NOTES TO DOUBLE HULL TANKERS, INC. CONSOLIDATED AND PREDECESSOR COMBINED CARVE-OUT FINANCIAL STATEMENTS
Double Hull Tankers, Inc. Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Statements of Operations (Unaudited)
Double Hull Tankers, Inc. Consolidated Statement of Changes in Stockholders' Equity (Unaudited)
Double Hull Tankers, Inc. Consolidated and Predecessor Combined Carve-Out Statements of Cash Flow (Unaudited)
NOTES TO DOUBLE HULL TANKERS, INC. CONSOLIDATED AND PREDECESSOR COMBINED CARVE-OUT FINANCIAL STATEMENTS